   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999



                                                      REGISTRATION NO. 333-83849

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO




                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            VITAMINSHOPPE.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             5961                            22-3659179
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)


                         444 MADISON AVENUE, SUITE 802


                               NEW YORK, NY 10022


                                 (212)308-6730



         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               KATHRYN H. CREECH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            VITAMINSHOPPE.COM, INC.

                         444 MADISON AVENUE, SUITE 802


                               NEW YORK, NY 10022


                                 (212) 308-6730

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           COPY OF COMMUNICATIONS TO:

               NANCY E. FUCHS, ESQ.                              PATRICK J. RONDEAU, ESQ.
              MARK S. SELINGER, ESQ.                               JAMES R. BURKE, ESQ.
    KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP                      HALE AND DORR LLP
                  425 PARK AVENUE                                     60 STATE STREET
                NEW YORK, NY 10022                                   BOSTON, MA 02109

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
------------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                                 PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE          PROPOSED MAXIMUM        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED(1)       OFFERING PRICE PER UNIT         PRICE(2)          REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Class A common stock, par       5,227,273 shares             $12.00                $62,727,276               $17,439
  value $0.01 per share...
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------



(1) Includes 681,818 shares that the underwriters have an option to purchase from the registrant to cover over-allotments, if any.


(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating the registration fee.


(3) $15,985 of this fee has been previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1999



 PROSPECTUS




                             [VITAMIN SHOPPE LOGO]


                                4,545,455 Shares


                              Class A Common Stock

--------------------------------------------------------------------------------


This is an initial public offering of the Class A common stock of VitaminShoppe.com, Inc. We expect that the initial public offering price for the Class A common stock will be between $10.00 and $12.00 per share.


We have applied to list the Class A common stock on the Nasdaq National Market under the symbol "VSHP."

--------------------------------------------------------------------------------

INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------

                                            Per Share       Total
Public offering price                        $             $
Underwriting discounts and commissions       $             $
Proceeds                                     $             $


The underwriters have an option to purchase a maximum of 681,818 additional shares of Class A common stock from us at the initial public offering price, less the underwriting discount, to cover over-allotments.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC
                      WILLIAM BLAIR & COMPANY
                                             PAINEWEBBER INCORPORATED

Prospectus dated                 , 1999

        [PHOTOGRAPHS OF OUR TARGET CUSTOMERS PURSUING ACTIVE LIFESTYLES]


  [PHOTOGRAPHS OF OUR OPERATIONS, INCLUDING THE VITAMIN SHOPPE'S DISTRIBUTION
                                    CENTERS]



    [SCREEN SHOTS OF THE WWW.VITAMINSHOPPE.COM HOMEPAGE AND PRODUCT SCREENS]


                     [STRATEGIC RELATIONSHIPS AND PRODUCTS]

Except as otherwise indicated, all information in this prospectus:


     - reflects a 1.539-to-1 split of our Class A common stock and Class B common stock to be effected immediately prior to the effective date of the registration statement of which this prospectus is a part;


     - reflects the automatic conversion of all outstanding shares of our preferred stock into shares of Class A common stock upon the closing of this offering; and

     - assumes that the underwriters will not exercise their over-allotment option.

The information on our website is not a part of this prospectus. The Vitamin Shoppe(R), Vitamin Shoppe.com(TM) and the Vitamin Shoppe Frequent Buyer ProgramSM are the trademarks and service mark of Vitamin Shoppe Industries Inc. This prospectus contains other product names, trade names, trademarks and service marks of these and other organizations, all of which are the property of their respective owners.

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Forward-Looking Statements..................................   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Financial Data.....................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   28
Management..................................................   43
Certain Transactions........................................   50
Principal Stockholders......................................   52
Description of Capital Stock................................   54
Shares Eligible for Future Sale.............................   59
Underwriting................................................   61
Legal Matters...............................................   63
Experts.....................................................   63
Where You Can Find More Information.........................   63
Index to Financial Statements...............................  F-1

                      This page intentionally left blank.

                               PROSPECTUS SUMMARY


     This summary may not contain all of the information that may be important to you. You should read the entire prospectus before making a decision to invest.


                               VITAMINSHOPPE.COM


     VitaminShoppe.com, Inc. is a leading online source for products and content related to vitamins, nutritional supplements and minerals. Our www.VitaminShoppe.com website, which was launched in April 1998, provides a convenient and informative shopping experience for consumers desiring to purchase products that promote healthy living. We offer an extensive selection of over 18,000 quality items representing over 400 brands, including The Vitamin Shoppe(R) premium brand, and a comprehensive line of herbal formulas, homeopathic products, personal care items, body building supplements, healthcare products and books on health and nutrition. We sell our entire line of products at year-round discounts generally ranging from 20% to 40% off suggested retail prices. Our website links consumers to our own health-related information website, www.vitaminbuzz.com, as well as features from credible third-party sources designed to assist consumers in making informed decisions. In addition, our shopping experience offers customers reliable product delivery and superior customer service.



     Until July 1999, we operated as a division of Vitamin Shoppe Industries Inc., a leading retail and catalog source that has done business as The Vitamin Shoppe since it was established in 1977. Based in North Bergen, New Jersey, The Vitamin Shoppe has over 60 retail stores within the Northeast and Mid-Atlantic regions and a monthly catalog with an annual circulation of 12 to 14 million copies. In 1998, The Vitamin Shoppe's total sales were $132 million. We have entered into intercompany agreements under which The Vitamin Shoppe has licensed its trademarks to us and provides product supply, fulfillment, promotional, administrative and other services to us. Our strategy is to become the leading online source for vitamins, nutritional supplements and minerals by combining the core competencies and infrastructure of The Vitamin Shoppe with the functionality, convenience and information resources of the Internet. We believe that The Vitamin Shoppe's expertise and experience provide us with important competitive advantages, including:



     - management, purchasing and merchandising expertise, including strong relationships with hundreds of vendors, which enhances our ability to provide a comprehensive selection of products at competitive prices;



     - full integration of order processing, product fulfillment and customer service through The Vitamin Shoppe's distribution centers, which gives us the fulfillment capability to support growth;


     - the exclusive right to use The Vitamin Shoppe(R) logo and name in online commerce, which provides the superior brand recognition that we believe is a strong motivating factor for new customers; and


     - direct marketing knowledge, including access to information regarding more than 700,000 historical catalog and retail customers of The Vitamin Shoppe, and the ability to conduct cross-marketing, co-promotions and customer acquisition programs with The Vitamin Shoppe.



     We believe that we deliver a compelling value proposition to customers. We offer an extensive selection, attractive pricing, superior customer service, convenience and expert information. Our website integrates advanced transactional capabilities with easy access to health and nutrition information from credible third-party sources. By offering quality products and content through an intuitive and easy-to-use interface and by focusing on customer service, we believe that we meet a broad spectrum of consumer needs and foster customer loyalty. We believe that the combination of a wide array of products, informative content and superior customer service positions VitaminShoppe.com as a comprehensive resource for the consumer.



     Our growth strategy focuses on maximizing the lifetime value of our customers by establishing ourselves as a "trusted provider" of vitamins, nutritional supplements and minerals and by creating long-term customer relationships. We believe that this strategy will build customer loyalty, encourage repeat purchases, increase average order size and produce recurring revenues. The key elements of our growth strategy are:



     - acquiring new customers through the acceleration of marketing initiatives, as well as through the development of existing and new strategic relationships; and



     - promoting customer retention and growth by using our customer database for target marketing and by enhancing the overall customer experience.



We believe that the combination of our business and growth strategies will position us as a comprehensive online source for our products and health-related information. The successful implementation of our business and growth strategies involves significant risks, including establishing our brand in online commerce and overcoming intense competition in the vitamin, nutritional supplement and mineral market. You should carefully review "Risk Factors" for a discussion of the risks relating to the implementation of our strategies.



     The vitamin, nutritional supplement and mineral market is attractive due to its growth and margin characteristics, which we believe are high relative to other consumer product categories. According to industry research, domestic sales of these products have grown at a 15% compounded annual rate between 1994 and 1998 to $8.9 billion. Through the efficiencies of online commerce and our relationship with The Vitamin Shoppe, we believe that we have the opportunity to capture market share and to improve the margins that we have experienced. Between the April 1998 launch of our website and June 1999, more than 48,000 customers placed over 95,000 orders online. During this period, our average order (excluding shipping charges) was approximately $74, which we believe surpassed the online average for vitamins, nutritional supplements and minerals. The average number of orders placed on our website each week grew from 381 in April 1998 to 2,870 in June 1999. The average number of orders placed on our website grew at a compounded monthly rate of 14% during the six months ended June 30, 1999. We generated revenues of $2.9 million in 1998 and $4.3 million during the six months ended June 30, 1999.



     Our main offices are located at 444 Madison Avenue, Suite 802, New York, New York 10022, and our telephone number is (212) 308-6730.


                                  THE OFFERING


Class A common stock offered.....    4,545,455 shares



Class A common stock to be
outstanding upon the closing of
this offering....................    7,277,574 shares



Class B common stock to be
outstanding upon the closing of
this offering....................    13,081,500 shares



Use of proceeds..................    For enhancements to our website, capital
                                     expenditures, advertising and marketing
                                     activities, working capital, other general corporate purposes and repayment of a note due to The Vitamin Shoppe. See "Use of
                                     Proceeds."


Proposed Nasdaq National Market
symbol...........................    "VSHP"


     The number of shares of Class A common stock to be outstanding upon the closing of this offering excludes 818,509 shares of Class A common stock issuable upon the exercise of stock options outstanding as of August 31, 1999 at a weighted average exercise price of $5.44 per share, 32,703 shares issuable upon the exercise of warrants at an as-converted exercise price of $9.15 per share, 401,514 shares issuable upon the exercise of options to be granted upon the closing of this offering at the initial public offering price, which is assumed to be $11.00 per share, and 1,550,177 shares of Class A common stock available for future grant under our stock option plans.

                         SUMMARY FINANCIAL INFORMATION


     You should read the following summary financial information in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements and notes to those statements included elsewhere in this prospectus. Although we were not operating as a separate company until July 1999, the historical financial information below presents the operations of The Vitamin Shoppe's online business as if we had been a separate entity since October 1, 1997 (date of inception). The historical financial information includes allocations for supply, fulfillment, promotional, administrative and other expenses incurred by The Vitamin Shoppe for services rendered to us. The pro forma statement of operations data give retroactive effect to adjustments resulting from the implementation of the trademark license agreement and the supply and fulfillment agreement. See "Business -- Intercompany Agreements" for a summary of the material terms of these agreements.



     The number of shares used to compute pro forma per share amounts includes
(1) 13,081,500 shares of Class B common stock and (2) 2,732,119 shares of Class A common stock issuable upon conversion of Series A convertible preferred stock upon the closing of this offering, in each case as if all shares were outstanding as of January 1, 1998. The pro forma balance sheet data reflect the sale of Series A convertible preferred stock in July 1999 for net proceeds of approximately $24 million and the conversion of these securities into 2,732,119 shares of Class A common stock upon the closing of this offering. Pro forma as adjusted data reflect the sale of 4,545,455 shares of Class A common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and after applying a portion of the proceeds of the offering to repay a note due to The Vitamin Shoppe.



                                                HISTORICAL                                PRO FORMA
                            --------------------------------------------------   ---------------------------
                              PERIOD FROM
                            OCTOBER 1, 1997
                               (DATE OF
                              INCEPTION)                        SIX MONTHS                       SIX MONTHS
                                THROUGH        YEAR ENDED     ENDED JUNE 30,      YEAR ENDED       ENDED
                             DECEMBER 31,     DECEMBER 31,   -----------------   DECEMBER 31,     JUNE 30,
                                 1997             1998        1998      1999         1998           1999
                            ---------------   ------------   -------   -------   ------------   ------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................      $    --         $ 2,861      $   480   $ 4,303   $     2,861    $     4,303
Gross profit..............           --           1,454          241     2,199         1,384          2,093
Loss from operations......         (349)         (3,320)        (661)   (4,204)       (4,210)        (4,914)
Net loss..................      $  (353)        $(3,440)     $  (688)  $(4,425)  $    (4,360)   $    (5,192)
Pro forma basic and
  diluted net loss per
  share...................                                                       $     (0.28)   $     (0.33)
Shares used to compute pro
  forma basic and diluted
  net loss per share......                                                        15,813,619     15,813,619



                                                                       AS OF JUNE 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              -----------   ---------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $    --      $24,086      $63,283
Working capital (deficiency)................................     (8,869)      15,217       60,217
Total assets................................................        817       24,903       64,100
Note due to The Vitamin Shoppe..............................      5,803        5,803           --
Stockholders' equity (deficit)..............................     (8,133)      15,953       60,953

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in the Class A common stock. The risks and uncertainties described below may not be the only risks that we face. The factors discussed below may harm our business, financial condition and results of operations and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY



     VitaminShoppe.com is a new company in a new and volatile industry. Our website was launched in April 1998, and our management team is new. We expect to encounter difficulties as an early stage company in the rapidly evolving online commerce industry. Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and expanding our online presence and capabilities. To implement our business plan, we must increase our marketing initiatives, identify and enter into additional strategic relationships and incorporate rapid technological advances.



WE HAVE NO HISTORY AS AN INDEPENDENT COMPANY



     VitaminShoppe.com has no operating history as an independent company. Until July 1999, The Vitamin Shoppe conducted our online business as one of its divisions. We have entered into intercompany agreements under which The Vitamin Shoppe has licensed its trademarks to us for use in online commerce and provides supply, fulfillment, promotional, administrative and other services to us. We expect to rely on The Vitamin Shoppe for supply, fulfillment and promotional services for the foreseeable future. In addition, we expect to rely on The Vitamin Shoppe through at least June 2000 for human resources, finance, accounting, management information and other administrative support. If The Vitamin Shoppe fails to provide adequate services and we do not develop systems of our own, we will be unable to operate our business. The Vitamin Shoppe also funded our operating losses until July 1999. Failure to obtain alternative sources to fund our expected operating losses will limit our ability to make the expenditures necessary to expand our business. See "Business -- Intercompany Agreements" for a summary of the material terms of these agreements.


WE EXPECT TO GENERATE OPERATING LOSSES AND TO EXPERIENCE NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE


     We have incurred a net loss in each quarter since inception and expect to incur net losses for the foreseeable future. Our success depends on increasing awareness of the VitaminShoppe.com(TM) brand, providing our customers with a quality online shopping experience and investing in systems and technology that will support increased traffic to our website. Accordingly, we intend to increase our marketing and promotional expenditures dramatically, to make additional payments in connection with strategic relationships and to make capital expenditures to develop and maintain the quality of our website and operating systems. Payments to The Vitamin Shoppe under the intercompany agreements for the use of its trademarks and for supply, fulfillment and promotional services will also require greater expenditures than when we operated as a division of The Vitamin Shoppe.


WE MAY NEED ADDITIONAL CAPITAL


     We require substantial capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We expect that the net proceeds of this offering, together with our available funds, will be sufficient to meet our expected needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds prior to the end of this period. We cannot be certain that additional financing will be available to us when required on favorable terms or at all. Our inability to obtain adequate capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business. If we raise additional funds in the future through the issuance of equity or debt securities, then these securities may have rights, preferences or privileges senior to the rights of the Class A common stock, and holders may experience additional dilution. See "Dilution."



WE MUST ESTABLISH OUR BRAND QUICKLY AND COST-EFFECTIVELY IN ONLINE COMMERCE TO REMAIN COMPETITIVE



     We must establish, maintain and enhance the VitaminShoppe.com(TM) brand to attract more customers to our website and to generate revenues from product sales. Brand recognition and customer loyalty will become increasingly important as more companies with established brands in online services or vitamins, nutritional supplements and minerals offer competing services on the Internet. Development of the VitaminShoppe.com(TM) brand will depend largely on our success in providing a quality online shopping experience supported by high levels of customer service. We expect to increase our expenditures on programs designed to create and maintain strong brand loyalty among customers, but we cannot be certain that our efforts will be successful.



CONSUMERS MAY NOT ACCEPT AN ONLINE SOURCE FOR OUR PRODUCTS



     Our success depends on attracting and retaining a high volume of online customers at a reasonable cost. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping. Factors that could prevent or delay the widespread consumer acceptance of purchasing vitamins, nutritional supplements and minerals online, and consequently our ability to increase our revenues, include:


     - shipping charges, which do not apply to shopping at traditional retail stores;

     - delivery time associated with online orders, as compared to the immediate receipt of products at a physical store;

     - pricing that does not meet consumer expectations of finding "the lowest price on the Internet";

     - lack of consumer awareness of our online presence;

     - customer concerns about the security of online transactions and the privacy of their personal health information;


     - product damage from shipping or shipments of wrong or expired products, which may result in a failure to establish customer trust in purchasing our products online;


     - delays in responses to customer inquiries or in deliveries to customers; and

     - difficulty in returning or exchanging orders.


WE MAY FAIL TO HIRE, RETAIN AND INTEGRATE KEY PERSONNEL TO REMAIN COMPETITIVE IN OUR INDUSTRY



     Our success depends on hiring, retaining and integrating senior management and skilled employees in order to expand our business. Our president and chief executive officer, Kathryn H. Creech, joined us in May 1999, and several senior management positions have not yet been filled. Loss of the services of Ms. Creech or other members of senior management could slow the growth of our business. Our senior management may not perform effectively as individuals or work together as a team. In addition, competition for employees in our industry is intense. We expect to experience difficulty in hiring and retaining skilled employees.


WE FACE INTENSE COMPETITION


     We compete with numerous resellers, manufacturers and wholesalers, including other online companies as well as retail and catalog sources. Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond.

     We expect that competition will continue to increase because of the relative ease with which new websites may be developed. The nature of the Internet as an electronic marketplace may facilitate competitive entry and comparison shopping and may also render online commerce inherently more competitive than traditional retailing formats. Increased competition may reduce our gross margins, cause us to lose market share and decrease the value of the VitaminShoppe.com(TM) brand. See "Business -- Competition."



WE ARE HEAVILY DEPENDENT UPON ADVERTISING AND STRATEGIC RELATIONSHIPS TO GENERATE SALES



     We rely on advertising and strategic relationships to attract customers to our website. We intend to increase our advertising and marketing expenditures dramatically to promote the VitaminShoppe.com(TM) brand through online advertising, through newspaper, television and radio advertising and through promotional references in The Vitamin Shoppe print catalogs. Our online advertising may include strategic relationships that require costly, long-term commitments. This advertising may not attract a significant number of customers to our website or generate a substantial amount of sales. In addition, software is now or will soon be available that permits an Internet user to block online banner advertising. If customers are able to block the viewing of banner advertising, then our advertising investment may not generate the expected level of sales.


EXTENSIVE GOVERNMENTAL REGULATION COULD LIMIT OUR SALES OR ADD SIGNIFICANT ADDITIONAL COSTS TO OUR BUSINESS


     Because the online market for vitamins, nutritional supplements and minerals is relatively new, there is little common law or regulatory guidance that clarifies the manner in which government regulation impacts online sales. Governmental regulation may limit our sales or add significant additional costs to our business. The two principal federal agencies that regulate dietary supplements, including vitamins, nutritional supplements and minerals, are the Food and Drug Administration and the Federal Trade Commission. Among other matters, FDA regulations govern claims that assert the health or nutritional value of a product. Many FDA and FTC remedies and processes, including imposing civil penalties in the millions of dollars and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate the law. Similar enforcement action may also result from noncompliance with other regulatory requirements, such as FDA labeling rules. The FDA also reviews some product claims that companies must submit for agency evaluation and may find them unacceptable. State, local and foreign authorities may also bring enforcement actions for violations of these laws. In addition, because we sell products outside the United States, our business is also subject to the risks associated with United States and foreign legislation and regulations relating to exports. See "Business -- Government Regulation" for additional discussion of the government regulations impacting our business.



THE SALE OF OUR PRODUCTS INVOLVES PRODUCT LIABILITY AND OTHER RISKS



     Like any other distributor or manufacturer of products that are ingested, we face an inherent risk of exposure to product liability claims if the use of our products results in illness or injury. If we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on our business. Manufacturers and distributors of vitamins, nutritional supplements and minerals, including The Vitamin Shoppe, have been named as defendants in product liability lawsuits from time to time. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding additional costs to our business and by diverting the attention of our senior management from the operation of our business.



     Some of our products contain innovative ingredients or combinations of ingredients, and there is little long-term experience with human consumption of these ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. Although the manufacturer may perform research and tests in connection with the formulation and production of the products that we sell, there are no conclusive clinical studies regarding many of our products.

     We depend upon customer perceptions about the safety and quality of our products and similar products distributed by our competitors. The mere publication of reports asserting that a particular product may be harmful may substantially reduce or eliminate sales of the product, regardless of whether the reports are scientifically supported and regardless of whether the harmful effects would be present at recommended dosages.



     Vitamins, nutritional supplements and minerals are subject to sharp increases in consumer interest, which in some cases stems from discussion of particular products in the popular press. A significant delay in or disruption of the supply of products to The Vitamin Shoppe from suppliers and distributors may increase our cost of goods and could result in a substantial reduction or termination of sales of some products.


WE MAY BE UNABLE TO INCREASE OUR CAPACITY TO SUPPORT INCREASED TRAFFIC TO OUR WEBSITE

     Our success depends on generating a high volume of traffic to our website. However, growth in the number of users accessing our website may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure. We believe that our present systems will not be adequate to accommodate rapid growth in user demand. Increased sales volume as a result of increased traffic may exceed our supply and fulfillment capabilities. Failure to accommodate increased traffic may decrease levels of customer service and satisfaction.


WE MAY EXPERIENCE A DROP IN SALES IF OUR WEBSITE AND SYSTEMS ARE NOT AS CONVENIENT TO USE AS THE SITES OF OUR COMPETITORS



     We must continually improve and enhance the functionality and performance of our website, order tracking and other technical systems to provide a convenient shopping experience. We must also introduce additional or enhanced features and services from time to time to attract and retain customers. Failure to improve these systems effectively or within a reasonable period of time may cause customers to visit our website less frequently or not at all. New services or features may contain errors, and we may need to modify the design of these services to correct errors. If customers encounter difficulty with or do not accept new services or features, they may buy from other online vendors and cause our sales to decline.


OUR COMPUTER AND COMMUNICATIONS SYSTEMS MAY FAIL OR EXPERIENCE DELAYS


     Our success, and in particular our ability to receive and fulfill orders and provide quality customer service, depends on the efficient and uninterrupted operation of our computer systems. Systems interruptions may result from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts and problems related to our equipment. Our website may also experience disruptions or interruptions in service due to failures by third-party communications providers. We depend on communications providers and our website host to provide our customers with access to our website. In addition, our customers depend on their own Internet service providers for access to our website. Periodic systems interruptions will occur. These occurrences may cause customers to perceive our website as not functioning properly and therefore cause them to stop using our services.



WE DEPEND ON THIRD-PARTY SHIPPERS TO DELIVER OUR PRODUCTS IN A TIMELY MANNER



     Our customers cannot visit physical stores to pick up our products. Our product distribution relies instead on third-party delivery services, including the United States Postal Service and United Parcel Service. Strikes and other interruptions may delay the timely delivery of customer orders, and customers may refuse to purchase our products because of this loss of convenience.


FAILURE OF OUR COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS AND TECHNICAL SYSTEMS


     Many existing computer programs and systems use only two digits to identify a year. These programs and systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, these computer applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors, some of which may fail due to the year 2000 problem. In reasonably likely worst case scenarios:



     - failures or miscalculations could cause a total systemwide failure of our website;



     - we could experience increased expenses associated with stabilization of operations after critical systems failure and execution of contingency plans; or



     - we could experience disruptions to our operations, including an inability of our customers to access our website to make purchases and our inability to process customers orders and deliver products.



These disruptions could also impact our ability to operate our website or engage in similar ordinary business activities.



     Our operations also depend on the performance of operating software and systems used by our vendors and service providers. We cannot assure you that our vendors and service providers have or will have operating software and systems that are year 2000 compliant. Year 2000-related failures in the software or systems of our vendors or third-party service providers could interrupt our operations or require us to incur significant unexpected expenses. In addition, disruptions caused by year 2000 problems could affect Internet usage generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for additional information related to our year 2000 compliance.


QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY


     As a result of our limited operating history, our future revenues and the factors, such as seasonality, which may affect the timing of our revenues are difficult to forecast. In addition, our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. Many of these factors are outside our control and include:


     - our ability to retain existing customers, to attract new customers at a steady rate and to maintain customer satisfaction;

     - our ability to maintain gross margins;

     - changes in the growth rate of Internet usage and online user traffic levels;

     - the timing and amount of costs relating to the expansion of our operations;

     - improvements to our computer systems from time to time; and

     - general economic and market conditions.


Most of our operating expenses are difficult to adjust in the short term. As a result, quarterly comparisons of our results of operations are not necessarily indicative of operating results for any future period.



           RISKS RELATED TO OUR RELATIONSHIP WITH THE VITAMIN SHOPPE



THE VITAMIN SHOPPE CONTROLS VITAMINSHOPPE.COM



     The Vitamin Shoppe owns all of the outstanding shares of our Class B common stock. The Class A common stock being offered entitles its holders to one vote per share, while the Class B common stock entitles The Vitamin Shoppe to six votes per share. Consequently, The Vitamin Shoppe and some of its stockholders will be able to elect all but one of the members of our board of directors and will have a controlling vote in all matters requiring the approval of our stockholders, including the approval of mergers and business combinations. The Vitamin Shoppe's control of VitaminShoppe.com may decrease the value of the Class A common stock and could delay or prevent a change in control of VitaminShoppe.com.

     The Vitamin Shoppe may elect to sell all or a substantial portion of our Class B common stock to one or more third parties. The Class B common stock will convert into Class A common stock upon any sale to a person or entity not affiliated with The Vitamin Shoppe. Although the third parties after such a sale would have only one vote per share instead of the six votes per share that The Vitamin Shoppe had, they may hold enough of the voting power of our capital stock to control VitaminShoppe.com through the election of directors and in matters requiring stockholder approval.



     Under the agreements that govern The Vitamin Shoppe's bank credit facility, all of our Class B common stock has been pledged by The Vitamin Shoppe as security for its obligations. If The Vitamin Shoppe defaults under its bank credit facility, its lender could take ownership of the Class B common stock, which would then convert into Class A common stock. In that case, the lender may be able to control VitaminShoppe.com through the election of directors and in matters requiring stockholder approval.


OVERLAPPING MANAGEMENT AND BOARDS OF DIRECTORS COULD CAUSE CONFLICTS OF INTEREST


     Jeffrey J. Horowitz is the chairman of the board of directors of VitaminShoppe.com and the president and chief executive officer of The Vitamin Shoppe. Larry M. Segall is the chief financial officer of both VitaminShoppe.com and The Vitamin Shoppe. Jeffrey J. Horowitz, Martin L. Edelman, M. Anthony Fisher, David S. Gellman and Stephen P. Murray are directors of both VitaminShoppe.com and The Vitamin Shoppe. Serving as a director or officer of VitaminShoppe.com and a director or officer of The Vitamin Shoppe could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for VitaminShoppe.com and The Vitamin Shoppe. These decisions may relate, for example, to the allocation of manpower resources, potential acquisitions of businesses, the intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors, the payment of dividends by VitaminShoppe.com and other matters. The inability to resolve these disputes would harm our business. VitaminShoppe.com and The Vitamin Shoppe have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise.



     Messrs. Horowitz and Segall will be officers of both VitaminShoppe.com and The Vitamin Shoppe and will expend a substantial amount of their professional time and effort on behalf of The Vitamin Shoppe. In many instances, their work for The Vitamin Shoppe will involve activities that are unrelated to, and in some circumstances may be different than or adverse to, the interests of VitaminShoppe.com. We have not established any minimum time that Messrs. Horowitz and Segall will be required to spend on VitaminShoppe.com matters.



     We expect that Mr. Horowitz will continue to be one of the principal stockholders of both The Vitamin Shoppe and VitaminShoppe.com after the closing of this offering. We expect that Mr. Segall will continue to hold the options to acquire The Vitamin Shoppe capital stock that he has been granted. The ownership interests in VitaminShoppe.com that Messrs. Horowitz and Segall hold might not be equivalent to the ownership interests that they hold in The Vitamin Shoppe. Differing ownership interests in VitaminShoppe.com and The Vitamin Shoppe may present Messrs. Horowitz and Segall with incentives potentially adverse to the interests of VitaminShoppe.com stockholders.



WE DEPEND ON THE VITAMIN SHOPPE'S TRADEMARKS AND ITS SUPPLY OF PRODUCTS AND SERVICES



     We have entered into intercompany agreements under which The Vitamin Shoppe has licensed its trademarks to us and provides supply, fulfillment, promotional, administrative and other services to us. These trademarks and services are critical to our success. The agreements call for significant payments to The Vitamin Shoppe for the foreseeable future. Termination of the intercompany agreements or the failure of The Vitamin Shoppe to perform its obligations under these agreements would materially harm our business. See
"Business -- Intercompany Agreements" for a summary of the material terms of these agreements.

     We depend on trademarks licensed from The Vitamin Shoppe. Under the trademark license agreement, The Vitamin Shoppe has licensed trademarks, including The Vitamin Shoppe(R) logo and name, to us on an exclusive basis in connection with our marketing and sale of products and services in online commerce. If the trademark license agreement terminates, we may be required to change the domain names of our websites and devote substantial resources to building a new brand name. The trademark license agreement also contains restrictions that may prevent us from marketing and selling products and services as we would if we owned the trademarks ourselves. The Vitamin Shoppe has the right to demand that we remove from our website any online content that bears any trademark of The Vitamin Shoppe if The Vitamin Shoppe determines that the content is detrimental to The Vitamin Shoppe's reputation.



     We depend on The Vitamin Shoppe as a supplier. Under the supply and fulfillment agreement, we will obtain substantially all of the products that we sell from The Vitamin Shoppe at a cost to us equal to 105% of The Vitamin Shoppe's product cost. If the supply and fulfillment agreement terminates, we may not be able to find an alternative supplier capable of providing our products on terms satisfactory or as favorable to us. As a result, our success depends on the ability of The Vitamin Shoppe to obtain products from third-party vendors at competitive prices, in sufficient quantities and of acceptable quality. During 1998, eight manufacturers supplied 89% of The Vitamin Shoppe's purchases of bulk vitamins, nutritional supplements and minerals for packaging into The Vitamin Shoppe(R) brand products. Ten suppliers and four distributors supplied 58% of the other branded products sold by The Vitamin Shoppe and us. No other manufacturers, suppliers or distributors accounted for a material amount of The Vitamin Shoppe's product requirements. The Vitamin Shoppe does not have long-term contracts with any of its suppliers or distributors, and some of its smaller sources have limited resources, production capacities and operating histories. If key vendors fail to meet our product needs, if The Vitamin Shoppe loses one or more key vendors or if The Vitamin Shoppe's vendor terms change, The Vitamin Shoppe's cost and therefore our cost will likely increase. Any increase in costs will be passed on to us, and we may not be able to pass the increased costs to our customers because of competitive pricing pressures. If The Vitamin Shoppe does not have sufficient capacity or is unable to satisfy our increasing requirements on a timely basis, we may be unable to obtain products to fill customer orders.



     We depend on The Vitamin Shoppe for fulfillment. Under the supply and fulfillment agreement, The Vitamin Shoppe will fulfill substantially all of our sales orders at a cost to us equal to 105% of The Vitamin Shoppe's actual average unit cost per package. The Vitamin Shoppe is obligated to use its best efforts to cause the quality of its fulfillment services to be at least as high as The Vitamin Shoppe provides when fulfilling orders for its catalog operations. Our success depends on The Vitamin Shoppe's ability to fulfill our orders in an accurate and timely manner.



     We depend on promotions in The Vitamin Shoppe print catalogs and retail stores. Under the co-marketing agreement, The Vitamin Shoppe will provide us with promotional references and advertisements in The Vitamin Shoppe print catalogs and retail stores. The Vitamin Shoppe makes no guarantee as to the demographic composition of the target audience of its catalogs. If the co-marketing agreement terminates, we believe that we would make fewer sales on our website.



     We depend on The Vitamin Shoppe for administrative services. Under the administrative services agreement, The Vitamin Shoppe will provide human resources, finance, accounting, management information and other administrative services. We currently have no administrative infrastructure and rely completely on The Vitamin Shoppe for these functions. If The Vitamin Shoppe fails to provide these services satisfactorily, we will be required to perform these services or to obtain these services from another source. We may incur additional expenses to obtain these services or be unable to obtain these services on commercially reasonable terms. If we were to perform these services with internal resources, we may not perform them adequately. As a result, we may fail to retain important personnel and customers.

WE MAY BE LIABLE FOR THE VITAMIN SHOPPE'S TAX OBLIGATIONS



     Under the tax allocation agreement between The Vitamin Shoppe and us, The Vitamin Shoppe may elect to include us in its "consolidated group" for federal income tax purposes with respect to taxable periods prior to the closing of this offering during which The Vitamin Shoppe owned enough of our capital stock to permit such an election. If such an election is made and thereafter The Vitamin Shoppe or other members of the group fail to make any federal income tax payments required by law for any period during which we were included in the group, then we would be contingently liable for the shortfall. Similar principles apply for state income tax purposes in many states. Under the tax allocation agreement, for any taxable period during which we are included in The Vitamin Shoppe's consolidated group, we will pay The Vitamin Shoppe a portion of the income tax liability of the group computed as if we were a separate taxpayer. Notwithstanding the tax allocation agreement, federal law provides that each member of a consolidated group is liable for the tax obligation of the entire group.



     Prior to the closing of this offering, The Vitamin Shoppe has controlled all tax decisions relating to us and has had sole authority to respond to and conduct all tax proceedings, including audits, to file income tax returns on our behalf and to determine the amount that The Vitamin Shoppe should pay under the tax allocation agreement.



     Under the intercompany indemnification agreement, The Vitamin Shoppe will indemnify us for tax liabilities resulting from The Vitamin Shoppe's relationship with us, including the costs of defending against any claims against us directly. The Vitamin Shoppe may not be able to fulfill its obligations under the intercompany indemnification agreement. Therefore, we may not obtain indemnification for tax payments on The Vitamin Shoppe's behalf.



               RISKS RELATED TO THE INTERNET AND ONLINE COMMERCE


WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET AND ONLINE COMMERCE


     Our success depends upon the ability of the Internet infrastructure to support increased use. The performance and reliability of the Internet may decline as the number of online users grows or bandwidth requirements increase. The Internet has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays frequently occur in the future, Internet usage and usage of our website could grow slowly or decline. Concerns about inadequate Internet infrastructure, security, reliability, accessibility, privacy and the availability of cost-effective, high-speed service also may inhibit growth in Internet usage. Even if the necessary infrastructure or technologies develop, we may incur significant costs to adapt our operating strategy. Our success also depends upon acceptance and use of online commerce as an effective medium of commerce. Widespread use of the Internet and online commerce is a recent phenomenon. A large base of consumers may not adopt and continue to use the Internet as a medium of commerce.


WE MAY BE UNABLE TO RESPOND TO RAPID CHANGE IN THE ONLINE COMMERCE INDUSTRY

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website. Online commerce has been characterized by rapid technological change, evolving industry standards, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our website, technology and systems obsolete. We must obtain licensed technologies useful in our business, enhance our existing services, develop new services and technologies that address sophisticated and varied consumer needs, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis and address evolving customer preferences. We may experience difficulties that delay or prevent our being able to respond to these changes.

WE MAY BE SUED OR OUR BUSINESS MAY BE DISRUPTED DUE TO PRIVACY OR SECURITY CONCERNS AND CREDIT CARD FRAUD

     Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information securely, we rely on encryption and authentication technology licensed to us by third parties. Events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. Any penetration of our network security or misappropriation of our customers' personal or credit card information could subject us to liability.

     We may also be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature.

     Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Our business may be harmed if our security measures do not prevent security breaches.


     Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. Websites typically place identifying data "cookies" on a user's computer hard drive without the user's express consent. Most currently available Internet browsers allow users to remove cookies at any time or to prevent cookies from being stored on their computer hard drives. Currently, our customers must set their computers to accept cookies in order to purchase our products. We may use cookies for a variety of reasons, including the collection of data derived from the user's online activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. In addition, some commentators, privacy advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. The Federal Trade Commission and several states have investigated the use of personal information by online companies. We may incur expense if regulations regarding the use of personal information are introduced or if our privacy practices were investigated.


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL BURDENS TO DOING BUSINESS ONLINE


     Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our website and could otherwise harm our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad. We also may be subject to regulation not specifically related to the Internet, such as laws affecting catalog sellers.



     Several telecommunications carriers have asked the Federal Communications Commission to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet and online service providers and to impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. In this event, our margins could be negatively impacted.

WE MAY BECOME LIABLE FOR SALES AND OTHER TAXES


     Sales tax. Although our online transmissions and order fulfillment takes place in New Jersey and New York, the governments of other states or foreign countries may attempt to regulate our transmissions or levy sales or other taxes relating to our activities. In accordance with current industry practice, we do not collect sales or other taxes in respect of shipments of goods into states other than New Jersey and New York. Neither New Jersey nor New York imposes sales tax on any of the products that we sell, other than cosmetics and books. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies like us that engage in online commerce. A successful assertion that we should collect sales or other taxes on the sale of merchandise would increase the cost of our products to customers. While we do not believe that our relationship with The Vitamin Shoppe would subject us to sales or use taxes in every jurisdiction in which The Vitamin Shoppe operates a retail store, a jurisdiction may seek to impose a sales or use tax based on this relationship or some other basis. If asserted, we may not be successful in any challenge to this assertion.


     Other taxes. Recent federal legislation limits the imposition of state and local taxes on the Internet. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on (1) Internet access, unless such tax was already imposed prior to October 1, 1998, and (2) discriminatory taxes on online commerce. Congress may not renew this legislation in 2001, in which case state and local governments would be free to impose Internet-specific taxes on electronically purchased goods, in addition to any other taxes that may otherwise be imposed on the transaction. Any such taxes would harm our business. Due to the high level of uncertainty regarding the imposition of new Internet-related taxes on online commerce, a number of states and a Congressional advisory commission are reviewing appropriate tax treatment for online commerce. We cannot predict the impact of additional laws or regulations on our business.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON AND COMMUNICATED THROUGH OUR
WEBSITE

     We may be subjected to claims based on defamation, negligence, copyright or trademark infringement or other theories relating to the information that we publish on our website. These claims have been brought against online companies as well as print publications in the past. Based on hyperlinks that we provide to other websites, we may also be subjected to claims based upon online content that we do not control but that is accessible from our website.

CHANGES IN REGISTRATION OF DOMAIN NAMES MAY RESULT IN THE LOSS OF OR CHANGE IN OUR DOMAIN NAME AND A REDUCTION IN BRAND AWARENESS AMONG OUR CUSTOMERS


     The Vitamin Shoppe has transferred the VitaminShoppe.com domain name to us. Domain names are typically registered by regulatory bodies. The regulation of domain names in the United States and abroad is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the VitaminShoppe.com domain name in every jurisdiction in which we conduct business. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we could be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.


                         RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION IN USE OF PROCEEDS OF THIS OFFERING

     Our management has broad discretion in the use of proceeds of this offering and may use the proceeds in ways with which our stockholders may not agree. We intend to use a substantial portion of the net proceeds from the offering for advertising and marketing activities, enhancements to our website, capital expenditures, working capital, other general corporate purposes and repayment of a note due to The Vitamin Shoppe. See "Use of Proceeds."


OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE A CHANGE IN CONTROL


     Some of the provisions of our certificate of incorporation and bylaws and Delaware law could have the effect of delaying or preventing a change in control of VitaminShoppe.com, even if a change in control would be beneficial to some of our stockholders. In addition, our certificate of incorporation permits us to issue preferred stock, which may also be used to delay or prevent a change in control. See "Description of Capital Stock -- Preferred Stock" and
"-- Anti-Takeover Provisions."


WE DO NOT INTEND TO PAY DIVIDENDS

     We do not currently intend to pay any dividends on the Class A common stock or the Class B common stock. Our ability to pay cash distributions may be restricted by covenants in any future bank credit facility. See "Dividend Policy."

WE MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO THE CLASS A COMMON STOCK


     Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock without stockholder approval. These shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the Class A common stock. We have no existing plans to issue shares of preferred stock. The rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion. See "Description of Capital Stock -- Preferred Stock."


INVESTORS IN THIS OFFERING WILL EXPERIENCE SUBSTANTIAL AND IMMEDIATE DILUTION


     The initial public offering price for the Class A common stock being offered will be substantially higher than the net tangible book value per share of the Class A common stock and the Class B common stock outstanding before this offering. Investors in this offering will experience immediate and substantial dilution. See "Dilution" for a discussion of the dilution that investors will experience.


FUTURE SALES OF COMMON STOCK MAY DEPRESS OUR STOCK PRICE


     Sales of the Class A common stock or the Class B common stock following this offering could adversely affect the market price of the Class A common stock. All of the shares of Class A common stock being offered will be freely tradable in the open market. In addition, approximately 130,815 additional shares of Class A common stock may be sold upon the exercise of stock options after the expiration of 180-day lock-up agreements.


THE MARKET PRICE OF THE CLASS A COMMON STOCK MAY BE EXTREMELY VOLATILE, AS HAS BEEN TYPICAL FOR INTERNET-RELATED COMPANIES

     Prior to this offering, there has been no public market for the Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not reflect prices that will prevail in the trading market. Some of the factors to be considered in these negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies.


     The initial public offering price of the Class A common stock may have no relation to the price at which the Class A common stock will trade after the closing of this offering. An active public market for the Class A common stock may not develop or be sustained after this offering. The market price of the Class A common stock may be extremely volatile for many reasons, including actual or anticipated variations in our revenues and operating results, announcements of the development of improved technology, the use of new sales formats by us or our competitors, changes in financial forecasts by securities analysts, new conditions or trends in the Internet and online commerce and general market conditions. In particular, the market price of the Class A common stock could be materially adversely affected by reports by official or unofficial health and medical authorities and the general media regarding the potential health benefits or detriments of products that we sell or of similar products distributed by other companies, regardless of whether such reports are scientifically supported and regardless of whether our operating results are likely to be affected by such reports, as well as by consumer perceptions regarding the safety and efficacy of nutritional supplements and consumer preferences generally.


     In addition, the stock market in general has experienced wide price and volume fluctuations in recent periods, and these fluctuations are often unrelated to the operating performance of the specific issuers whose stock is affected. The trading market price of the Class A common stock may decline below the initial public offering price. Recently, market prices for Internet-based companies have experienced extreme price and volume fluctuations, particularly after initial public offerings. These fluctuations are often unrelated or disproportionate to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes "forward-looking statements" identified by the use of words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.



     We base all forward-looking statements upon estimates and assumptions about future events that are derived from information available to us on the date of this prospectus. Given the risks and uncertainties of our business, actual results may differ materially from those expressed or implied by forward-looking statements. Risks, uncertainties and assumptions that may affect our business, financial condition and results of operations include our lack of operating history, the rapidly changing nature of the Internet and online commerce, changes in general economic conditions in the market for vitamins, nutritional supplements and minerals and the risks discussed in "Risk Factors."



     We cannot assure you that our future results, levels of activity and achievements will occur as we expect, and neither we nor any person assumes any responsibility for the accuracy and completeness of our forward-looking statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 4,545,455 shares of Class A common stock being offered will be approximately $45 million, at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $52 million.



     We intend to use approximately $7.3 million of the proceeds of this offering for enhancements to our website and other capital expenditures and approximately $5.8 million for the repayment of a note due to The Vitamin Shoppe. The note due to The Vitamin Shoppe is payable upon demand by The Vitamin Shoppe and bears interest at The Vitamin Shoppe's cost of funds from time to time under its bank credit facility, which was 8.75% on June 30, 1999.



     We intend to use the remainder of the net proceeds of this offering to increase significantly our advertising and marketing activities through the end of the year 2000 and for working capital and other general corporate purposes. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition. To the extent that we do not use the net proceeds of this offering immediately, we intend to invest the funds in short-term, investment-grade, interest-bearing obligations.


                                DIVIDEND POLICY

     We currently intend to retain any earnings to finance the operations and expansion of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future, the terms of which may prohibit or effectively restrict the payment of dividends.

                                 CAPITALIZATION


     The following table sets forth the cash and cash equivalents and capitalization of VitaminShoppe.com as of June 30, 1999:


     (1) on an actual basis;

     (2) on a pro forma basis giving effect to:


        (a) the issuance and sale of Series A convertible preferred stock in July 1999 for proceeds of approximately $24 million, net of offering costs and expenses; and



        (b) the automatic conversion of Series A convertible preferred stock into 2,732,119 shares of Class A common stock upon the closing of this offering, which reflects a 1.539-to-1 split of the Class A common stock; and



     (3) on a pro forma as adjusted basis giving effect to the sale of the 4,545,455 shares of Class A common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, applying a portion of the proceeds to repay a note due to The Vitamin Shoppe in the principal amount of approximately $5.8 million as of June 30, 1999 and taking into account a charge related to the accelerated vesting of options to purchase 130,815 shares of Class A common stock at an exercise price of $3.82 per share.



     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements included elsewhere in this prospectus. The number of shares of Class A common stock excludes 818,509 shares of Class A common stock issuable upon the exercise of stock options outstanding as of August 31, 1999 at a weighted average exercise price of $5.44 per share, 32,703 shares issuable upon the exercise of warrants at an as-converted exercise price of $9.15 per share, 401,514 shares issuable upon the exercise of options to be granted upon the closing of this offering at the initial public offering price, which is assumed to be $11.00 per share, and 1,550,177 shares of Class A common stock available for future grant under our stock option plans. See
"Management -- Non-Employee Director Stock Option Plan," "-- Executive Compensation," "-- Stock Option Plan," "Description of Capital Stock" and note 7 of notes to financial statements.



                                                                     AS OF JUNE 30, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
Cash and cash equivalents...................................  $    --    $24,086      $63,283
                                                              =======    =======      =======
Note due to The Vitamin Shoppe..............................  $ 5,803    $ 5,803      $    --
Stockholders' equity (deficit):
  Preferred Stock, par value $0.01 per share; no shares
     authorized, issued or outstanding (actual); 5,000,000
     shares authorized, no shares issued or outstanding (pro
     forma and pro forma as adjusted).......................       --         --           --
  Class A common stock, par value $0.01 per share; no shares authorized, issued or outstanding (actual); 30,000,000
     shares authorized (pro forma and pro forma as
     adjusted); 2,732,119 shares issued and outstanding (pro
     forma); 7,277,574 shares issued and outstanding (pro
     forma as adjusted).....................................       --         27           73
  Class B common stock, par value $0.01 per share; no shares authorized, issued or outstanding (actual); 15,000,000
     shares authorized, 13,081,500 shares issued and
     outstanding (pro forma and pro forma as adjusted)......      131        131          131
Additional paid-in capital..................................   (5,316)    18,743       63,697
Deferred stock-based compensation...........................   (2,948)    (2,948)      (2,251)
Accumulated deficit.........................................       --         --         (697)
                                                              -------    -------      -------
  Total stockholders' equity (deficit)......................   (8,133)    15,953       60,953
                                                              -------    -------      -------
     Total capitalization...................................  $(2,330)   $21,756      $60,953
                                                              =======    =======      =======

                                    DILUTION


     The pro forma net tangible book value of VitaminShoppe.com as of June 30, 1999 was approximately $16 million, or $1.01 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Class A common stock and Class B common stock outstanding as of June 30, 1999, after giving pro forma effect to our initial capitalization and subsequent recapitalization and the issuance of Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock in July 1999. After giving effect to the issuance and sale of 4,545,455 shares of Class A common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value of VitaminShoppe.com as of June 30, 1999 would have been $61 million, or $2.99 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.98 per share to existing stockholders and an immediate dilution of $8.01 per share to new investors. The following table illustrates this per-share dilution:



Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share at June 30,
     1999...................................................  $1.01
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   1.98
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................            2.99
                                                                      ------
Dilution per share to new investors.........................          $ 8.01
                                                                      ======



     This table summarizes, on a pro forma basis as of June 30, 1999 and after giving pro forma effect to our initial capitalization and subsequent recapitalization and the issuance of Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock in July 1999, the differences between the number of shares of common stock purchased from VitaminShoppe.com, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of Class A common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses.



                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                 ---------------------      ----------------------      AVERAGE PRICE
                                   NUMBER      PERCENT        AMOUNT       PERCENT        PER SHARE
                                 ----------    -------      -----------    -------      -------------
Existing stockholders..........  15,813,619      77.1%      $25,001,000      33.0%         $ 1.58
Options exercisable after
  offering.....................     130,815       0.6%          499,713       0.7%         $ 3.82
Warrants exercisable after
  offering.....................      32,703       0.2%          299,065       0.4%         $ 9.15
New investors..................   4,545,455      22.1%       50,000,005      65.9%         $11.00
                                 ----------     -----       -----------     -----
     Total.....................  20,522,592     100.0%      $75,799,783     100.0%         $ 3.69
                                 ==========     =====       ===========     =====



     The foregoing table and calculation assumes the exercise of outstanding stock options and warrants to purchase an aggregate of 163,518 shares of Class A common stock that will be exercisable upon the closing of this offering. As of August 31, 1999, there were stock options outstanding to purchase 818,509 shares of Class A common stock at a weighted average exercise price of $5.44 per share and warrants outstanding to purchase an equivalent of 32,703 shares of Class A common stock at an as-converted exercise price of $9.15 per share. Upon the closing of this offering, we will grant options to purchase 401,514 shares of Class A common stock at the initial public offering price, which is assumed to be $11.00 per share. To the extent that any of these stock options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Non-employee Director Stock Option Plan,"
"-- Executive Compensation," "-- Stock Option Plan," "Description of Capital Stock" and note 7 of notes to financial statements.

                            SELECTED FINANCIAL DATA


     You should read the following selected historical and pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements included elsewhere in this prospectus. Although we were not operating as a separate company until July 1999, the historical financial statements present the operations of The Vitamin Shoppe's online businesses as if we had been a separate entity since October 1, 1997 (date of inception). The historical statement of operations data presented below for the period from October 1, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, and the historical balance sheet data as of December 31, 1997 and 1998, are derived from financial statements of VitaminShoppe.com that have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. Interim financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited but, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of the data. Results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for 1999 as a whole.



     The historical financial information includes allocations for supply, fulfillment, promotional, administrative and other expenses incurred by The Vitamin Shoppe for services rendered to us. While we believe these allocations to be reasonable, they do not necessarily indicate, and it is not practical for us to estimate, the levels of expenses that would have resulted had we been operating as an independent company. We have entered into several intercompany agreements under which The Vitamin Shoppe has licensed its trademarks to us for use on the Internet and provides supply, fulfillment, promotional, administrative and other services to us. These agreements involve some charges that we did not incur in the past. While the intercompany agreements were not negotiated on an arms-length basis, we believe that their terms are no less favorable to us than could have been obtained from unaffiliated third parties. See "Business -- Intercompany Agreements" for a summary of the material terms of the agreements.



     The pro forma statement of operations data give retroactive effect to adjustments resulting from the implementation of the trademark license agreement and the supply and fulfillment agreement with The Vitamin Shoppe. The number of shares used to compute the pro forma per share amounts includes (1) 13,081,500 shares of Class B common stock and (2) 2,732,119 shares of Class A common stock issuable upon conversion of Series A convertible preferred stock upon the closing of this offering, in each case as if all shares were outstanding as of January 1, 1998. Historical and pro forma financial results are not necessarily indicative of the operating results for any future period.



     The pro forma balance sheet data reflect the sale of Series A convertible preferred stock in July 1999 for net proceeds of approximately $24 million and the conversion of these securities into 2,732,119 shares of Class A common stock upon the closing of this offering.



     Pro forma as adjusted balance sheet data reflect the sale of 4,545,455 shares of Class A common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and after applying a portion of the proceeds of the offering to repay a note due to The Vitamin Shoppe.

                                                 HISTORICAL                                 PRO FORMA
                            ----------------------------------------------------   ---------------------------
                                PERIOD FROM
                              OCTOBER 1, 1997
                            (DATE OF INCEPTION)                    SIX MONTHS                      SIX MONTHS
                                  THROUGH          YEAR ENDED    ENDED JUNE 30,     YEAR ENDED       ENDED
                               DECEMBER 31,       DECEMBER 31,   ---------------   DECEMBER 31,     JUNE 30,
                                   1997               1998       1998     1999         1998           1999
                            -------------------   ------------   -----   -------   ------------   ------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................         $  --            $ 2,861      $ 480   $ 4,303   $     2,861    $     4,303
Cost of goods sold........            --              1,407        239     2,104         1,477          2,210
                                   -----            -------      -----   -------   -----------    -----------
Gross profit..............            --              1,454        241     2,199         1,384          2,093
Operating expenses:
  Marketing and sales.....            --              3,215        392     4,367         4,032          4,922
  Product development.....           285                642        195       719           642            719
  General and
     administrative.......            64                917        315     1,317           920          1,366
                                   -----            -------      -----   -------   -----------    -----------
     Total operating
       expenses...........           349              4,774        902     6,403         5,594          7,007
                                   -----            -------      -----   -------   -----------    -----------
Loss from operations......          (349)            (3,320)      (661)   (4,204)       (4,210)        (4,914)
Interest expense..........             4                120         27       221           150            278
                                   -----            -------      -----   -------   -----------    -----------
Net loss..................         $(353)           $(3,440)     $(688)  $(4,425)  $    (4,360)   $    (5,192)
                                   =====            =======      =====   =======   ===========    ===========
Pro forma basic and
  diluted net loss per
  share...................                                                         $     (0.28)   $     (0.33)
                                                                                   ===========    ===========
Shares used to compute pro
  forma basic and diluted
  net loss per share......                                                          15,813,619     15,813,619
                                                                                   ===========    ===========



                                                                        AS OF JUNE 30, 1999
                                          AS OF DECEMBER 31,    -----------------------------------
                                          ------------------                             PRO FORMA
                                           1997       1998      ACTUAL     PRO FORMA    AS ADJUSTED
                                          ------    --------    -------    ---------    -----------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $  --     $    --     $    --     $24,086       $63,283
Working capital (deficiency)............   (353)     (4,278)     (8,869)     15,217        60,217
Total assets............................     --         614         817      24,903        64,100
Note due to The Vitamin Shoppe..........    353       3,583       5,803       5,803            --
Stockholders' equity (deficit)..........   (353)     (3,793)     (8,133)     15,953        60,953

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of many factors, including those discussed below and elsewhere in this prospectus.


OVERVIEW




     We began development of our online operations in October 1997 and launched our website on April 7, 1998. For the period from inception through the launch of our website, our primary activities consisted of:

     - developing our business model;

     - developing strategic relationships;

     - designing and developing our website;

     - recruiting and training employees;

     - negotiating advertising contracts with several major web portals; and

     - developing the VitaminShoppe.com(TM) brand.

     Since the launch of our website, we have continued these operating activities and have also focused on building sales momentum, promoting our brand, enhancing the search and transactional features of our website, expanding customer service operations and increasing the information content available to our customers.


     We have incurred net losses of $8.2 million from inception through June 30, 1999. We believe that we will continue to incur net losses for the foreseeable future as our advertising and marketing expenditures increase and that the rate at which we will incur such losses will increase significantly from current levels.


     We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. See "Risk Factors -- Quarterly operating results may fluctuate significantly."

     Net sales. Net sales consist of product sales net of allowances for product returns. We recognize revenues when the related product is shipped. In the future, the level of our sales will depend on many factors, including:

     - the number of customers that we are able to attract;

     - the frequency of our customers' purchases;

     - the quantity and mix of products that our customers purchase;

     - the price that we charge for our products; and

     - the level of customer returns that we experience.


     Cost of goods sold. Cost of goods sold consists primarily of the costs of products sold to customers. The Vitamin Shoppe will continue to supply our inventory on an exclusive basis. Under the supply and fulfillment agreement, we will pay The Vitamin Shoppe an amount equal to 105% of The Vitamin Shoppe's product cost. Historically, The Vitamin Shoppe provided our inventory at 100% of its product cost. As a result, we expect cost of goods sold as a percentage of sales to increase in the future. We expect cost of goods sold to increase in absolute dollars to the extent that our sales volume increases. We may in the future expand or increase the discounts we offer to our customers and may otherwise alter our pricing structures and policies. These changes would negatively affect gross margins. Our gross margin will fluctuate based on many factors, including:



     - the cost of our products, including the extent of purchase volume discounts that The Vitamin Shoppe is able to obtain from suppliers;


     - our pricing strategy relative to the cost of our products; and

     - the mix of products that our customers purchase.


     Marketing and sales expenses. Marketing and sales expenses consist primarily of advertising and promotional expenditures, merchandising, customer service, distribution expenses, including order processing and fulfillment charges, net shipping costs, equipment and supplies, and payroll and related expenses for personnel engaged in these activities. The Vitamin Shoppe will continue to provide warehousing and fulfillment services for our customer orders on an exclusive basis. Under the supply and fulfillment agreement, we will pay The Vitamin Shoppe an amount equal to 105% of The Vitamin Shoppe's actual average unit cost per package, multiplied by the number of packages shipped to our customers, plus actual shipping costs that we do not pay directly. Historically, The Vitamin Shoppe provided us with fulfillment services at 100% of its cost. Because our fulfillment costs have historically been less than 3% of sales, we do not believe that the supply and fulfillment agreement will have a material effect on our results of operations. Under the trademark license agreement, we have the exclusive right to use The Vitamin Shoppe's trademarks, including The Vitamin Shoppe(R) logo and name, in connection with our marketing and sale of products and services in online commerce. We will pay The Vitamin Shoppe an annual royalty fee equal to $1 million plus a percentage, which ranges from 5% to 1% depending upon volume, of our net sales of The Vitamin Shoppe(R) brand products and other products identified by or branded with The Vitamin Shoppe's trademarks. Historically, no royalty fee was charged by The Vitamin Shoppe. We intend to continue to pursue an aggressive branding and marketing campaign. As a result, we expect marketing and sales expenses to increase significantly in absolute dollars. Marketing and sales expenses may also vary considerably from quarter to quarter, depending on the timing of our advertising campaigns.


     Product development expenses. Product development expenses consist primarily of consulting fees and payroll and related expenses for application development and information technology personnel, licensing and service agreements, website hosting and communications charges and website content development and design expenses. We believe that continued investment in product development is critical to attaining our strategic objectives. As a result, we expect product development expenses to increase significantly in absolute dollars.

     General and administrative expenses. General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, corporate facility expenses, professional services expenses, travel and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the expected growth of our business.


     Interest expense. Interest expense for all periods was allocated from The Vitamin Shoppe at 8.75% per annum on The Vitamin Shoppe's advances to us. These advances represent The Vitamin Shoppe's cumulative funding of our cash requirements since inception.



     Amortization of stock-based compensation. In June 1999, we granted options to Kathryn H. Creech and Eliot D. Russman, two of our executive officers, to purchase 569,045 shares of Class A common stock at an exercise price of $3.82 per share. These options were granted at an exercise price that was less than the fair market value of the Class A common stock, based on the price at which we sold the Series A convertible preferred stock that is convertible into Class A common stock. Accordingly, VitaminShoppe.com has recorded deferred stock-based compensation of approximately $3 million during the six months ended

June 30, 1999. In addition, we will record deferred compensation expense of approximately $697,000 upon the closing of this offering due to the accelerated vesting of one of these options with respect to 130,815 shares of Class A common stock. The remaining deferred compensation expense of approximately $2.3 million will be amortized over the three-year vesting period.



     Income taxes. Our operating results have been included in the consolidated income tax returns of The Vitamin Shoppe. To date, The Vitamin Shoppe has not allocated to us our share of income tax liabilities or benefits attributable to our operating results. Our income tax provisions have been calculated on a separate return basis and present the effect on operating results as if we had not been included in the consolidated income tax return of The Vitamin Shoppe. Because of our operating losses since inception and the uncertainty of future recoverability, and because The Vitamin Shoppe has not allocated to us any tax benefits, we have not provided for income tax benefits in our financial statements.



     The Vitamin Shoppe may elect to include us in its "consolidated group" for federal income tax purposes with respect to taxable periods prior to the closing of this offering. If such an election is made, then we will pay our proportionate share of The Vitamin Shoppe's tax liability, computed as if we were filing a separate return, and the value of any tax loss benefits attributable to us will be refunded by The Vitamin Shoppe.



     After the closing of this offering, we will not be part of The Vitamin Shoppe's consolidated group and may not be able to realize the tax benefit of future losses. Losses generated after we cease to be part of The Vitamin Shoppe's consolidated group will be available to us to offset any future taxable income for 20 years. Deferred tax assets normally recorded to reflect the future benefit may or may not be recorded, depending on our ability to demonstrate the likelihood of future profitability.



     Intercompany agreements. We will incur costs associated with some of the intercompany agreements. The impact of the trademark license agreement and the supply and fulfillment agreement is discussed above. While the intercompany agreements were not negotiated on an arms-length basis, we believe that their terms are no less favorable to us than could have been obtained from unaffiliated third parties. See "Business -- Intercompany Agreements" for a summary of the material terms of these agreements.


QUARTERLY RESULTS OF OPERATIONS


     Because we were a development stage company from October 1997 through April 7, 1998 and have a short operating history, we believe that period-to-period comparisons prior to 1999 are less meaningful than an analysis of recent quarterly operating results. Accordingly, this discussion and analysis of our results of operations focuses on the five quarters ended June 30, 1999.



     The following table sets forth unaudited quarterly statement of operations data from inception through June 30, 1999. This unaudited quarterly information has been derived from our unaudited financial statements but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Results for any quarter are not necessarily indicative of the operating results for any future period.

                                                           THREE MONTHS ENDED
                        -----------------------------------------------------------------------------------------
                        DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                            1997         1998        1998         1998            1998         1999        1999
                        ------------   ---------   --------   -------------   ------------   ---------   --------
                                                             (IN THOUSANDS)
Net sales.............    $    --       $    --    $   480       $ 1,045        $ 1,336       $ 1,913    $ 2,390
Cost of goods sold....         --            --        239           528            640           936      1,168
                          -------       -------    -------       -------        -------       -------    -------
  Gross profit........         --            --        241           517            696           977      1,222
                          -------       -------    -------       -------        -------       -------    -------
Operating expenses:
  Marketing and
     sales............         --            --        392           905          1,918         1,832      2,535
  Product
     development......        285            84        111            78            369           517        344
  General and
     administrative...         64            67        248           291            311           416        759
                          -------       -------    -------       -------        -------       -------    -------
     Total operating
       expenses.......        349           151        751         1,274          2,598         2,765      3,638
                          -------       -------    -------       -------        -------       -------    -------
Loss from
  operations..........       (349)         (151)      (510)         (757)        (1,902)       (1,788)    (2,416)
Interest expense......          4             9         18            33             60            98        123
                          -------       -------    -------       -------        -------       -------    -------
Net loss..............    $  (353)      $  (160)   $  (528)      $  (790)       $(1,962)      $(1,886)   $(2,539)
                          =======       =======    =======       =======        =======       =======    =======



     Net sales. We launched our website on April 7, 1998. Prior to that date, there were no sales. The increases in net sales for the subsequent five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 were attributable to a significant increase in the number of orders. We believe that these increases were attributable to enhancements made to the website to improve navigation and the overall user experience and to increased advertising expenditures.



     Cost of goods sold. Cost of goods sold has increased in absolute dollars for the five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 due to the increased volume of goods sold. As a percentage of sales, cost of goods sold was 49.8%, 50.5%, 47.9%, 48.9% and 48.9% for the five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999. The fluctuations primarily resulted from changes in the monthly promotional discounts offered on sales of our products.



     Marketing and sales expenses. Marketing and sales expenses increased in each of the five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 primarily due to expenses associated with entering into strategic relationships with web portals and health-oriented channels, including Ask Dr. Weil (April 1998), Infoseek (August 1998), Excite (September 1998), Netscape (September 1998), Yahoo! (November 1998), drkoop.com (March 1999) and InteliHealth (April 1999).



     Product development expenses. Product development expenses increased in each of the five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 primarily due to increased expenses associated with the addition of product development personnel and additional use of third-party service providers, consultants and contract labor.



     General and administrative expenses. General and administrative expenses increased in each of the five quarters ended June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 primarily due to increased expenses associated with the addition of general and administrative personnel and additional professional fees.


LIQUIDITY AND CAPITAL RESOURCES


     Since inception, our operations have not generated sufficient cash flow to satisfy our current obligations. The Vitamin Shoppe has funded these obligations to date.



     As of June 30, 1999, we had accounts payable and accrued liabilities of $3.1 million and amounts payable to The Vitamin Shoppe of $5.8 million. Our principal commitments consisted of obligations outstanding under online marketing agreements with web portals and strategic partners aggregating

$6.2 million through December 31, 2000 and a sublease agreement for office space aggregating $1.8 million through November 2003.



     As of June 30, 1999, we issued to The Vitamin Shoppe a promissory note for approximately $5.8 million payable upon demand by The Vitamin Shoppe. This amount represented funds advanced to us by The Vitamin Shoppe for operating losses and working capital requirements.



     In July 1999, we issued, for net proceeds of approximately $24 million, shares of our Series A convertible preferred stock, par value $0.01 per share, that are convertible into an aggregate of 2,732,119 shares of Class A common stock. Approximately $10 million of this amount was paid by the conversion of promissory notes held by existing security holders of The Vitamin Shoppe and their affiliates.



     We expect a significant increase in expenditures for online, traditional media and direct advertising to promote the VitaminShoppe.com(TM) brand and to attract and retain customers. We expect a substantial increase in our capital expenditures and lease commitments consistent with our expected growth in operations, infrastructure and personnel. During the next six months, we intend to redesign our website to enhance its functionality. We expect to spend approximately $7.3 million for capital expenditures and expenses in connection with the redesign project. In addition, at some point we may need to establish our own fulfillment and distribution centers either to acquire greater control over the distribution process or to provide adequate supplies of products for our customers. This would require significant capital investments in facilities and equipment.


     We expect that the net proceeds of this offering, together with our available funds, will be sufficient to meet our expected needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds prior to the end of this period. If we raise additional funds in the future through the issuance of equity or debt securities, then these securities may have rights, preferences or privileges senior to the rights of the Class A common stock, and holders may experience additional dilution. We cannot be certain that additional financing will be available to us when required on favorable terms or at all.

YEAR 2000 COMPLIANCE


     Many existing computer programs and systems use only two digits to identify a year. These programs and systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, these computer applications could fail or create erroneous results by, at or beyond the year 2000. Directly or through The Vitamin Shoppe, we use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 problem. For example, we are dependent upon the financial institutions involved in processing our customers' credit card payments for online services and a third party that hosts our web servers. We are also dependent upon telecommunications vendors to maintain our network and the United States Postal Service and other third-party carriers to deliver products to our customers.



     We are in the process of reviewing the year 2000 compliance of software, computer technology and other services on which we rely. Since inception, we have utilized third-party vendors to develop substantially all of the systems for the operation of our website. These systems include the software used to provide our online search and navigation capabilities, order entry, transaction processing, fulfillment and customer service functions, as well as firewall, security, monitoring and backup capabilities. As part of the assessment of the year 2000 compliance of these systems, we have sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. Based upon our assessment to date, we believe that the software is year 2000 compliant. We are also assessing the year 2000 compliance of our internally developed and purchased software, which include software for use in order processing and fulfillment, including credit card processing and distribution functions, accounting and database systems. We have expensed approximately $300,000 incurred in connection with year 2000 assessment through June 30, 1999.



     We completed our assessment process during the summer of 1999. Based upon the results of this assessment, we have developed and implemented a corrective action plan with respect to internally developed software applications, third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant. We expect to complete any required actions during the fall of 1999. At this time, the expenses associated with this corrective action are expected to approximate an additional $200,000. The failure of our software and computer systems or those of our third-party suppliers to be year 2000 compliant could have a material adverse effect on us.


     The year 2000 compliance of the general infrastructure necessary to support our operations is difficult to assess. For example, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which individually has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe that most entities and individuals that rely significantly on the Internet are reviewing and attempting to address issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues. A significant disruption in the ability of consumers to access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and services.

     At this time, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be significant. Any failure of our material systems, our vendors' material systems, our customers' computers or the Internet to be year 2000 compliant could have negative consequences for us. These consequences could include difficulties in operating our website effectively, taking customer orders, making product deliveries or conducting other fundamental parts of our business.

RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income. The adoption of SFAS No. 130 as of January 1, 1998 did not have a material effect on our financial statements or disclosures as we have no reconciling items. Therefore, net loss and comprehensive loss are the same.


     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Adoption of this new standard did not have an effect on our disclosures for all periods because we currently operate as one segment.


     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 establishes accounting and reporting standards for start-up activities and requires the costs of start-up activities, including organization costs, to be expensed as incurred. We adopted SOP 98-5 effective January 1, 1999, and its adoption did not have a material effect on our financial statements.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires recognition of all derivatives on the balance sheet at fair value. We have determined that the adoption of this new standard will not have a material effect on our financial statements or disclosures for all periods presented.

                                    BUSINESS

VITAMINSHOPPE.COM


     VitaminShoppe.com is a leading online source for products and content related to vitamins, nutritional supplements and minerals. Our www.VitaminShoppe.com website, which was launched in April 1998, provides a convenient and informative shopping experience for consumers desiring to purchase products that promote healthy living. We offer an extensive selection of over 18,000 quality items representing over 400 brands, including The Vitamin Shoppe(R) premium brand, and a comprehensive line of herbal formulas, homeopathic products, personal care items, body building supplements, healthcare products and books on health and nutrition. We sell our entire line of products at year-round discounts generally ranging from 20% to 40% off suggested retail prices. Our website links consumers to our own health-related information website, www.vitaminbuzz.com, as well as features from credible third-party sources designed to assist consumers in making informed decisions. In addition, our shopping experience offers customers reliable product delivery and superior customer service.



     Until July 1999, we operated as a division of The Vitamin Shoppe, a leading retail and catalog source established in 1977. Based in North Bergen, New Jersey, The Vitamin Shoppe has over 60 retail stores within the Northeast and Mid-Atlantic regions and a monthly catalog with an annual circulation of 12 to 14 million copies. The Vitamin Shoppe's catalog operations, including purchasing, design, customer service, warehousing, packaging and shipping, are conducted from its New Jersey headquarters. In 1998, The Vitamin Shoppe's total sales were $132 million. We have entered into intercompany agreements under which The Vitamin Shoppe has licensed its trademarks to us and provides product supply, fulfillment, promotional, administrative and other services to us.



     Our strategy is to become the leading online source for vitamins, nutritional supplements and minerals by combining the core competencies and infrastructure of The Vitamin Shoppe with the functionality, convenience and information resources of the Internet. We believe that The Vitamin Shoppe's expertise and experience provide us with important competitive advantages, including:



     - management, purchasing and merchandising expertise, including strong relationships with hundreds of vendors, which enhances our ability to provide a comprehensive selection of products at competitive prices;



     - full integration of order processing, product fulfillment and customer service through The Vitamin Shoppe's distribution centers, which gives us the fulfillment capability to support growth;


     - the exclusive right to use The Vitamin Shoppe(R) logo and name in online commerce, which provides the superior brand recognition that we believe is a strong motivating factor for new customers; and


     - direct marketing knowledge, including access to information regarding more than 700,000 historical catalog and retail customers of The Vitamin Shoppe, and the ability to conduct cross-marketing, co-promotions and customer acquisition programs with The Vitamin Shoppe.



     We believe that we deliver a compelling value proposition to our customers. We offer an extensive selection, attractive pricing, superior customer service, convenience and expert information. Our website integrates advanced transactional capabilities with easy access to health and nutrition information from credible third-party sources. By offering quality products and content through an intuitive and easy-to-use interface and by focusing on customer service, we believe that we meet a broad spectrum of consumer needs and foster customer loyalty. We believe that the combination of a wide array of products, informative content and superior customer service positions VitaminShoppe.com as a comprehensive resource for vitamins, nutritional supplements and minerals.



     The vitamin, nutritional supplement and mineral market is attractive due to its growth and margin characteristics, which we believe are high relative to other consumer product categories. According to industry research, domestic sales of these products have grown at a 15% compounded annual rate between 1994 and 1998 to $8.9 billion. Through the efficiencies of online commerce and our relationship with The


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


Vitamin Shoppe, we believe that we have the opportunity to capture market share and to improve the margins that we have experienced. Between the April 1998 launch of our website and June 1999, more than 48,000 customers placed over 95,000 orders online. During this period, our average order (excluding shipping charges) was approximately $74, which we believe surpassed the online average for vitamins, nutritional supplements and minerals. The average number of orders placed on our website each week grew from 381 in April 1998 to 2,870 in June 1999. The average number of orders placed on our website grew at a compounded monthly rate of 14% during the six months ended June 30, 1999. We generated revenues of $2.9 million in 1998 and $4.3 million during the six months ended June 30, 1999.



     VitaminShoppe.com was incorporated in the State of Delaware in May 1999, and we began to operate as a separate company in July 1999. Our main offices are currently located at 444 Madison Avenue, Suite 802, New York, New York 10022, and our telephone number is (212) 308-6730. Our e-commerce website is located at www.VitaminShoppe.com.


INDUSTRY OVERVIEW


     Vitamins, nutritional supplements and minerals. According to Packaged Facts, an independent market research company, total domestic retail sales of vitamins, nutritional supplements and minerals and similar products during 1998 were approximately $8.9 billion. The vitamin, nutritional supplement and mineral market has grown at a 15% compounded annual rate for the last four years and is expected to grow at a 13% compounded annual rate from 1998 to 2003. According to Packaged Facts, this growth stems from the passage of the Dietary Supplement and Health Education Act, a growing body of scientific research showing the benefits of vitamins, the introduction of new types of nutritional supplements, increased consumer interest in nutritional and alternative medicine and changing attitudes within the medical community. Simmons Market Research Bureau estimates that, in 1998, 56% of adults in the United States used vitamins, nutritional supplements and minerals, an increase from 43% in 1993. For more information about the Dietary Supplement and Health Education Act, see "-- Government Regulation."



     Channels of distribution. The vitamin, nutritional supplement and mineral market is highly fragmented. Vitamin, nutritional supplement and mineral products are sold through a number of channels, including retail, catalog/mail order, direct selling and, more recently, online commerce. Each of these channels offers a varying degree of convenience, selection, quality, information, price and privacy. Retail is the largest of these channels, accounting for 88% of sales during 1998, according to Packaged Facts. The retail channel includes food stores, drugstores and mass merchandisers, which together accounted for 50% of sales during 1998, and health/natural food stores, which accounted for 39% of sales during 1998. Direct selling accounted for 10% of sales during 1998, and catalog and online distribution accounted for the remaining 2%.



     Emergence of the Internet. The Internet plays an increasingly significant role in communication, information and commerce. International Data Corporation, an independent research company, estimates that the 97 million Internet users worldwide at the end of 1998 will grow to 320 million users by the end of 2002. The functionality of the Internet makes it an attractive commercial medium by providing features and information that have been unavailable in the past. International Data Corporation estimates that worldwide consumer online commerce will grow from approximately $11 billion in 1998 to approximately $94 billion by 2002. In addition, International Data Corporation estimates that, as the number of total Internet users grows, the number of online purchasers will grow at a compounded annual rate of 46% from 28 million in 1998 to 128 million in 2002. Baby boomers, which represent 49% of all Internet users, are an attractive demographic group for online merchandisers.



     The online opportunity. We believe that the Internet is uniquely qualified to become the "channel of choice" for vitamins, nutritional supplements and minerals. Using the Internet, we offer a highly efficient solution that allows customers to research a large selection of products in the convenience and privacy of their own homes so that informed purchase decisions may be made. In addition, we believe that the privacy of the Internet enables consumers to feel more comfortable in purchasing personal products, since


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


the information conveyed is confidential. These benefits, together with the convenience of being able to shop 24 hours per day, seven days per week, the ability to reorder products easily and the availability of a large product selection make the Internet an excellent distribution channel for these products. In November 1998, Packaged Facts called the World Wide Web an "ideal place" to market vitamins, nutritional supplements and minerals, due in part to the low shipping cost relative to the value of the products, as well as the capability of providing detailed information about a large number of products.



     The number of online consumers is growing rapidly and includes baby boomers who are concerned about health and nutrition and whose discretionary income is relatively high. According to a Harris Poll featured in USA Today, nearly 70% of Internet users have researched a disease or medical condition online. Cyber Dialogue estimates that the number of adults in the United States searching online for health and medical information will grow from approximately 17 million during the year ended July 1998 to approximately 30 million during the year ending July 2000. In addition, 32% of Internet users shopped online for health-related products during the six months ended February 1999, according to Forrester Research. We believe that the demographics of those who use vitamins, nutritional supplements and minerals and those who use the Internet are highly correlated, with high income, a college degree and a professional occupation being common traits.


BUSINESS STRATEGY


     Our goal is to make VitaminShoppe.com a comprehensive online source for products and information about vitamins, nutritional supplements and minerals. We seek to become the leading online source for these products by delivering a new value proposition to our customers that combines The Vitamin Shoppe's existing infrastructure and 22 years of experience with the functionality, convenience and information resources of the Internet. To achieve this goal, we are focusing on the following objectives:



     Offer a large selection of products. Our product selection includes over 18,000 items, representing over 400 brands, including The Vitamin Shoppe(R) brand, which we believe offers an excellent value as a quality alternative to other branded products. The Vitamin Shoppe stocks most of its suppliers' entire product lines, and our product offerings are not constrained by the limitations of shelf space. We provide year-round discounts generally ranging from 20% to 40% off suggested retail prices. The Vitamin Shoppe's 22 years of experience provides us with exceptional knowledge about products and suppliers, as well as insights into customer purchasing patterns.



     Provide a convenient shopping experience. By offering an extensive selection of quality products, together with access to product and health-oriented information, we believe that we make our products accessible to a wide range of consumers whose level of interest and knowledge ranges from casual to sophisticated. The easy-to-use search capabilities of our website and its flexible database structure allow customers to tailor the breadth of product choice and depth of product information to their particular needs. We provide consumers with the ability to shop 24 hours per day, seven days per week, supported by online customer service and a toll-free number.



     Deliver superior customer service. We have the ability to draw upon The Vitamin Shoppe's 19 years of experience in catalog fulfillment and customer service. We believe that The Vitamin Shoppe's order processing, fulfillment operations and call center provide excellent efficiency, reliability and customer service. The Vitamin Shoppe's efficient operations and high levels of in-stock merchandise enable us to provide same-business-day shipping on approximately 85% of online orders received by 5:00 p.m. Eastern time.



     Leverage a proven platform and established infrastructure. We leverage the existing operations of The Vitamin Shoppe(R) brand and The Vitamin Shoppe's economies of scale in purchasing, supplier relationships, inventory management and direct mail fulfillment. We believe that our intercompany agreements with The Vitamin Shoppe provide key competitive advantages over some of our online competitors. We believe that these advantages will enable us to deliver value to our customers and provide the infrastructure to sustain rapid growth.

     Offer compelling content and information. We provide information about vitamins, nutritional supplements and minerals through our companion website, www.vitaminbuzz.com, and hyperlinks to credible third-party information sources about health and nutrition on well-known health-related websites, such as www.drkoop.com, www.drweil.com, www.InteliHealth.com and www.onhealth.com. Our e-commerce website, www.VitaminShoppe.com, supports our product listings with factual information, including an ingredient list for every product that we carry. Information that could be construed as advisory or prescriptive in nature is accessible from a variety of credible third-party information sources through our companion health-related website, www.vitaminbuzz.com, in recognition of FDA and FTC regulations concerning health claims and labeling. We believe that this separation of our websites provides a strong sense of objectivity and builds customer trust and loyalty.


GROWTH STRATEGY


     Our growth strategy focuses on maximizing the lifetime value of our customers by establishing ourselves as a "trusted provider" of vitamins, nutritional supplements and minerals and by creating long-term customer relationships. We believe that this strategy will build customer loyalty, encourage repeat purchases, increase average order size and produce recurring revenues. In order to maximize the lifetime value of our customers, we believe that we must:



     - generate high levels of interest and awareness of the VitaminShoppe.com(TM) brand to encourage consumers to try online purchasing;


     - build customer trust in the VitaminShoppe.com(TM) brand;

     - provide helpful product information to facilitate informed purchases; and

     - reward customer loyalty.

     We believe that the combination of our business and growth strategies will position VitaminShoppe.com as a "trusted provider." The key elements of our growth strategy include:


     Acquire new customers. Our objective is to attract new customers through aggressive marketing initiatives and strategic relationships that generate awareness of the VitaminShoppe.com(TM) brand as a comprehensive online source for both products and hyperlinks to credible third-party information sources. As of August 31, 1999, we had over 58,000 customers who had purchased products at least once on our website.



     - Accelerate marketing initiatives. We plan to utilize a broad range of advertising and marketing programs to build awareness of VitaminShoppe.com as a comprehensive online source for products and information. We will use these programs to communicate the value proposition of our website and to encourage new customers to experience online buying. Our marketing initiatives will include online and traditional media, cross-promotions with The Vitamin Shoppe and others and direct and database marketing.



     - Build strategic relationships. We will use existing and new strategic relationships to enhance the VitaminShoppe.com(TM) brand and expand our customer base. In addition to our relationship with The Vitamin Shoppe, we have entered into a number of relationships with credible health-related content websites, such as www.drkoop.com and www.drweil.com, and online portals, such as Yahoo! and Excite.



     Promote customer retention and growth. Our goal is to maximize customer retention and to increase order frequency and size across our customer base. Through a combination of superior products, price and service, coupled with the personalization capabilities of the Internet, we plan to build relationships with our customers that will meet their lifetime purchasing needs for vitamins, nutritional supplements and minerals. These lifetime relationships will be enhanced through the Vitamin Shoppe Frequent Buyer

Program(SM), which is The Vitamin Shoppe's successful loyalty program. We intend to promote customer retention and growth by utilizing the following strategies:



     - Utilize customer database for target marketing. We plan to target our growing customer database with e-mail marketing messages designed to stimulate repeat purchases and increased spending. Our database contains detailed customer information about the preferences and purchasing patterns of our online customers. We have also entered into a database agreement with The Vitamin Shoppe, under which we will conduct marketing analysis using the customer information in The Vitamin Shoppe's database of over 700,000 historical retail and catalog customers. The Vitamin Shoppe's database is unavailable to other online vitamin, nutritional supplement and mineral sources.


     - Enhance customer experience. To enhance the purchasing experience, we intend to invest in technology, such as customization features, and to increase our offerings. We will use customer feedback and transaction histories to expand our product offerings and to pursue additional revenue opportunities. In addition, we will utilize strategic relationships and licensing arrangements to expand our content offerings. Finally, we intend to address the individual interests of our customer base by targeting specific groups, lifestyles or interests, such as sports enthusiasts and expectant women.

THE VITAMINSHOPPE.COM ONLINE EXPERIENCE


     We provide consumers with a comprehensive online source for vitamins, nutritional supplements and minerals by integrating commerce, content and service. We believe that our website offers attractive benefits to consumers, including convenience, ease-of-use, privacy, broad product selection and relevant product information.



     Features and capabilities. We emphasize ease-of-use and efficiency. We intend to provide a wide range of consumers -- from the casual to the sophisticated consumer of vitamins, nutritional supplements and minerals -- with immediate access to the products and information that will promote an informed purchase. Our website features full keyword search functionality and other capabilities that enable customers to search for and select products quickly and reliably. Our database includes complete product listings, with detailed information about ingredients. A keyword search permits efficient comparisons within or across brands.



     - Online ordering. We provide customers with the ability to place their orders easily and to gather a variety of items in their online shopping carts for rapid checkout. Website functionality allows customers to compare the prices of various options and to select those that best meet their personal criteria for price, brand and size. Customers earn "points" in the Vitamin Shoppe Frequent Buyer Program(SM), which they may redeem online or in The Vitamin Shoppe's retail stores or catalog operations. We provide same-business-day shipping on approximately 85% of online orders received by 5:00 p.m. Eastern time.



     - Customer service. From the customer's initial experience with our website through the order process to delivery of the product, we focus on customer satisfaction. The Vitamin Shoppe's experienced customer service representatives provide timely responses to customer inquiries by e-mail or telephone. These inquiries typically involve questions about products or order status and requests for general support as to use of the website. We plan to add additional capabilities that will allow our customers to check the status of orders online and that will enable us to offer special product promotions that are correlated to previous purchases.



     Products. We offer consumers breadth and depth of quality products at competitive prices. We sell over 18,000 items representing over 400 brands at year-round discounts generally ranging from 20% to 40% off suggested retail prices. By carrying both national brands and The Vitamin Shoppe(R) brand, we believe that we meet the needs of casual, intermediate and sophisticated consumers of vitamins, nutritional supplements and minerals, as well as both brand-loyal and value-oriented customers. Our products come in

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various formulations and delivery forms, including tablets, capsules, soft gels, liquids and powders. We carry almost every national and popular brand of vitamin, nutritional supplement and mineral products, including TwinLabs(R), Nature's Way(R) and Schiff(R), as well as The Vitamin Shoppe(R) brand and lesser known specialty brands. The primary product categories include:



     - Vitamins, nutritional supplements and minerals. Vitamins, nutritional supplements and minerals are our largest category. Our extensive vitamin line includes vitamins A, B, C, D, E and K in a variety of forms and doses. We also feature all major and trace minerals, including calcium, boron, zinc, selenium, chromium, magnesium and potassium. We offer vitamins and minerals alone and in combinations to address the specific lifestyle, age and gender needs of our customers. Our nutritional supplement line includes glucosamine and chondroitin sulfate, coenzyme Q 10, essential fatty acids, carnitine, phosphatidylserine and numerous antioxidants.


     - Herbal products. Popular herbals include St. John's wort, ginkgo biloba, echinacea and kava kava. Herbals may be sold as a single herb, in combinations or as teas.

     - Homeopathic products. These products draw on natural ingredients to aid digestion, blood circulation and headaches, among other ailments.

     - Personal care products. We offer natural alternatives to traditional lines of soaps, shampoos, moisturizers, toners, massage oils and other products.

     - Books. Our well-balanced selection of books on health and nutrition permit customers to educate themselves about health-related topics.

     - Body building products. We offer a wide selection of products designed to assist beginner and advanced athletes in achieving higher muscular performance and endurance levels.

     - Healthcare products. We recently added over 150 healthcare products and accessories, such as massage products, posture and joint products and magnet therapy products, that complement our diverse product offerings.

     Content. We supplement the product information available on our website with easy access to information on topics related to health and nutrition from well-respected third-party sources. We have a companion informational website, www.vitaminbuzz.com, and maintain strategic relationships with credible health-related information sources.


     - www.vitaminbuzz.com. Our companion website is a valuable resource for online consumers of vitamins, nutritional supplements and minerals. It offers information on health concerns, nutritional supplements, herbal formulas, drug interactions, homeopathic medicine, diets and therapies. The website also highlights topics of current interest and contains a hyperlink to the FDA's Guide to Dietary Supplements website. www.vitaminbuzz.com is sponsored and maintained by VitaminShoppe.com, but all of its content is provided by independent third parties. Most of the content is currently provided under a license from Health Notes Online, a well-known online and CD-ROM encyclopedia of health and nutrition information. We intend to increase significantly the information content within www.vitaminbuzz.com and to add features that assist customers in finding relevant information and products. We expect that the expansion of content will be achieved primarily through licenses with third parties and through strategic relationships.



     - Third-party information sources. We have built relationships with well-known third-party information sources, including www.drkoop.com, www.drweil.com, www.InteliHealth.com and www.onhealth.com, that offer balanced content related to health and nutrition. These information sources provide additional research opportunities for customers to stimulate informed purchase decisions.



     We have entered into several online arrangements with Internet content providers that establish us as the exclusive or preferred vendor of nutritional products on the Internet websites of these providers. Under these agreements, we pay advertising fees to the content providers in order to have access to their audience


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of potential customers who are interested in health and wellness topics. Some of these agreements also allow us to link our website to the websites of the content providers. The agreements provide for fixed monthly or quarterly payments by us and in some cases require us to share revenues upon the attainment of stipulated revenue volumes. In addition, some of these agreements require the Internet service provider to guarantee a minimum level of impressions and to make up shortfalls in the level of impressions delivered. We do not have the right to control the content offered on these websites. The information contained on these websites is developed exclusively by third-party sources and controlled by the Internet content providers.


MERCHANDISING STRATEGY


     We carry every significant domestic brand of vitamins, nutritional supplements and minerals, as well as many smaller and lesser known specialty brands. Consistent with The Vitamin Shoppe's successful strategy, we sell most of the suppliers' full product line. We also offer The Vitamin Shoppe(R) brand products, a premium brand manufactured for The Vitamin Shoppe. The Vitamin Shoppe(R) brand, which provides higher gross margins to us than other brands, constituted 47% of our sales during 1998. We sell over 18,000 different items. No single item has accounted for more than 2% of our sales. During 1998, our online sales mix by product category was vitamins, nutritional supplements and minerals (71.0%), herbals (16.1%), body building (7.8%), personal care (3.8%), homeopathic (0.4%), books (0.3%) and all other (0.6%).



     Our relationship with The Vitamin Shoppe enables us to offer the large selection of merchandise carried by The Vitamin Shoppe without the investment in inventory and the ongoing expense related to the management of inventory. In addition, we generally do not take legal ownership of the inventory until the customer order is taken, which reduces the risk of inventory obsolescence and mark-downs. We enjoy the economic benefit of The Vitamin Shoppe's relationships with a diverse group of hundreds of vendors, as well as the purchasing economies enjoyed by The Vitamin Shoppe as a result of its size and The Vitamin Shoppe(R) brand products. As a result, we believe that we are well positioned to continue to enjoy favorable gross profit margins while providing our customers with a broad selection of products.


ADVERTISING AND MARKETING


     We intend to use a significant portion of the net proceeds from this offering to pursue comprehensive advertising and marketing campaigns. We have begun to implement an aggressive advertising and marketing campaign to increase awareness of the VitaminShoppe.com(TM) brand and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expansion and strengthening of our strategic relationships. We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and promotes customer acquisition. In addition to the specific strategies discussed below, we will seek to maximize the lifetime value of our customers by focusing on purchase frequency and customer retention. We expect to benefit from the direct marketing knowledge and expertise of our management team and, under the administrative services agreement, personnel of The Vitamin Shoppe.



     Traditional and online advertising. We intend to pursue a traditional media-based advertising campaign that may include television, radio, print, outdoor and event-based advertising. We may purchase advertising in the health and nutrition magazines in which The Vitamin Shoppe has successfully advertised. We intend to expand our activities to include targeted online advertising to promote both the VitaminShoppe.com(TM) brand name and specific merchandising opportunities. We also intend to purchase additional banner and other forms of online advertising to create online awareness, reach new consumers and convert current vitamin, nutritional supplement and mineral shoppers into our customers. Our online advertising will include targeted websites oriented to appropriate health and lifestyle groups, as well as broader campaigns on portals and mass audience websites.



     Cross promotion. Through the co-marketing agreement with The Vitamin Shoppe, we expect to create significant brand awareness through cross-promotion in The Vitamin Shoppe retail and catalog


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


channels. The Vitamin Shoppe has over 60 retail stores, and in 1998 approximately 14 million copies of its monthly and bi-monthly catalogs were distributed. See "-- Intercompany Agreements" for a description of the material terms of the co-marketing agreement.


     Direct marketing. We will apply direct marketing techniques aimed at attracting and retaining customers and increasing order size. Direct mail programs will include e-mail offers to targeted audience segments, including special offers or promotions to current and prospective customers reached through the rental of mailing lists.


     Loyalty programs. Our intercompany agreements with The Vitamin Shoppe will allow our customers to participate in the established Vitamin Shoppe Frequent Buyer Program(SM), which we believe encourages repeat purchases. We will also target special offers and promotions to purchasing habits reflected in information that we obtain from The Vitamin Shoppe's and our own transactional histories, and we will offer bonus incentives for the introduction of new customers and the placement of repeat orders.



RELATIONSHIP WITH THE VITAMIN SHOPPE



     Our business was conducted by The Vitamin Shoppe from our inception in October 1997 until July 1999, when we began to operate as a separate company. VitaminShoppe.com was incorporated in May 1999 to operate the business as a separate company. The Vitamin Shoppe owns all of the outstanding Class B common stock and is currently the principal stockholder of VitaminShoppe.com. We believe that our relationship with The Vitamin Shoppe provides several important benefits:



     - management, purchasing and merchandising expertise, including strong relationships with hundreds of vendors, which enhances our ability to provide a comprehensive selection of products at competitive prices;



     - full integration of order processing, product fulfillment and customer service through The Vitamin Shoppe's distribution centers, which gives us the fulfillment capability to support growth;


     - the exclusive right to use The Vitamin Shoppe(R) logo and name in online commerce, which provides the superior brand recognition that we believe is a strong motivating factor for new customers; and


     - direct marketing knowledge, including access to information regarding more than 700,000 historical catalog and retail customers of The Vitamin Shoppe, and the ability to conduct cross-marketing, co-promotions and customer acquisition programs with The Vitamin Shoppe.


MANAGEMENT INFORMATION SYSTEMS

     Our systems are designed to provide availability 24 hours per day, seven days per week. Physical hosting and communications services are provided by a nationally recognized firm, which provides redundant communications lines and emergency power backup. Our systems have been designed based on industry standard technologies and have been engineered to minimize system interruptions in the event of outages or catastrophic occurrences. We have implemented load balancing systems and redundant servers to provide for fault tolerance.

     In response to growing capacity concerns and website development needs, we have more than quadrupled the number of web servers that run our website since we launched the website. We intend to invest in additional technologies that will handle growth in online commerce traffic and website infrastructure to enhance the functionality of our website.


     In the first quarter of 2000, we intend to launch version 2.0 of our website, which will offer improved ease-of-use to broaden our appeal as a shopping destination. We also plan to enhance the functionality of the website by adding advanced capabilities that support the personalization and customization of product offerings and promotions. These features will enhance our ability to market on a one-to-one basis to our customers. For example, we may offer special promotions based on previous purchases or offer automatic replenishment of products. We intend to engage a nationally recognized firm for this work.


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

ORDER PROCESSING AND FULFILLMENT


     Processing of our orders is handled by The Vitamin Shoppe's fully integrated systems, which include product sourcing, warehouse management, inventory management, order processing and order fulfillment. Our website is fully integrated with The Vitamin Shoppe's warehouse fulfillment system, which monitors the in-stock status of each item ordered, processes the order and generates warehouse selection tickets and packing slips for order fulfillment. The Vitamin Shoppe processes and fulfills our customer orders through its facilities totalling 72,000 square feet in North Bergen, New Jersey.



     Access to The Vitamin Shoppe's order processing and fulfillment systems enables us to retain greater control over the quality, timeliness and cost of fulfilling our product orders than competitors that outsource these services. In addition, the scale of The Vitamin Shoppe's operations enables it to keep a large number of items in stock. During 1998, The Vitamin Shoppe shipped an average of 22,000 packages weekly from its warehouse and distribution center. The Vitamin Shoppe's efficient operations and high levels of in-stock merchandise enable us to provide same-business-day shipping on approximately 85% of online orders received by 5:00 p.m. Eastern time. Customers generally receive orders within two to five business days after shipping.


COMPETITION


     The vitamin, nutritional supplement and mineral market is highly fragmented and competitive. In addition, the online commerce market in which we operate is new, rapidly evolving and highly competitive. We expect competition to intensify in the future because current and new competitors can launch websites at a relatively low cost.



     We compete with a variety of companies, including health/natural specialty retailers, drugstores, supermarkets and grocery stores and mass merchant retailers. Our competitors operate in one or more distribution channels, including online commerce, retail stores, catalog operations or direct selling.



     - Health/natural specialty retailers. This category is highly fragmented and includes local, regional and national chains, as well as catalog marketers and online retailers. The largest participant in this sector is General Nutritional Centers, which has a nationwide presence and recently launched a website. Another large competitor is NBTY, which sells exclusively private-label products through its Puritan's Pride and Nutrition Headquarters mail order catalogs and its Vitamin World retail stores. NBTY also sells through separate Vitamin World and Puritan's Pride websites. In addition, Rexall Sundown, a large manufacturer of vitamins, nutritional supplements and minerals, sells directly to consumers through both catalog and direct mail operations. Competitors focusing exclusively on online operations include www.MotherNature.com and www.GreenTree.com.



     - Drugstores. This category is dominated by national chains, such as Walgreen's, CVS and RiteAid. Most national chains have a limited online presence, if any. Others have recently acquired an online presence, as CVS did when it acquired www.soma.com and RiteAid did when it invested in www.drugstore.com. Recent online entrants include www.drugstore.com and www.planetRx.com. This category currently offers a moderate selection of vitamins, nutritional supplements and minerals, focusing instead on prescriptions and over-the-counter products.



     - Supermarkets and grocery stores. This category includes traditional supermarkets, such as Safeway and Kroger, and natural food markets, such as Whole Foods and Wild Oats. Some of these companies have entered the online market with a limited offering of vitamins, nutritional supplements and minerals. Online grocery stores, such as www.Peapod.com and www.netgrocer.com, also compete against us. This category generally offers a limited selection of vitamins, nutritional supplements and minerals and infrequent discounts.



     - Mass merchant retailers. This category is dominated by companies such as Wal-Mart, Kmart and Target, which have extensive retail locations but limited online presence. These chains offer attractive pricing on vitamins, nutritional supplements and minerals but have limited selection at retail stores and offer little product information.

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


     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may develop products or services that are equal or superior to our solutions and may achieve greater market acceptance than we do. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors or suppliers as the use of the Internet increases.


GOVERNMENT REGULATION


     The formulation, manufacturing, processing, packaging, labeling, advertising, distribution and sale of dietary supplements are subject to regulation by federal agencies. The principal governmental agencies that regulate dietary supplements include the FDA and the FTC. Dietary supplements are also regulated by governmental agencies for the states and localities in which we sell our products. Among other matters, the FDA and FTC prohibit claims with respect to a product that refer to the value of the product in treating or preventing disease or other adverse health conditions. Because the Internet is relatively new, there is little common law or regulatory guidance that clarifies the manner in which government regulation impacts online sales of vitamins, nutritional supplements and minerals. This lack of clarity lends uncertainty to the laws regulating online promotional claims and website structure.



     Governmental agencies, such as the FDA and FTC, have a variety of remedies and processes available to them. They may initiate investigations, issue warning letters and cease and desist orders, require corrective labels or advertising, require that a company offer to repurchase products, seek injunctive relief or product seizure, impose civil penalties or commence criminal prosecution. Some state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdictions. In the past, these agencies have used their remedies to regulate industry participants, and federal agencies have imposed civil penalties in the millions of dollars. Increased sales and publicity of dietary supplements may result in increased regulatory scrutiny of the industry.



     The Dietary Supplement Health and Education Act of 1994 was enacted in October 1994 as an amendment to the Federal Food, Drug and Cosmetic Act. We believe that this statute is generally favorable to the industry. The statute established a new statutory definition of "dietary supplements," which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. With respect to all dietary ingredients already on the domestic market as of October 15, 1994, the manufacturer or distributor is not required to submit evidence of a history of use or other evidence of safety establishing that a supplement containing only these dietary ingredients will reasonably be expected to be safe. In contrast, a supplement that contains a new dietary ingredient not on the domestic market on October 15, 1994 does require a submission to the FDA of evidence of a history of use or other evidence of safety. Among other things, the statute prevented the further regulation of dietary ingredients as "food additives" and allowed the use of "statements of nutritional support" on product labels.



     In September 1997, the FDA issued final regulations to implement the Dietary Supplement Health and Education Act. Among other things, these regulations established a procedure for manufacturers and distributors of dietary supplements to notify the FDA about the intended marketing of a new dietary ingredient or about the use in labeling and advertising of statements of nutritional support. The regulations also established a new format for nutritional labeling on dietary supplements, which became effective on March 23, 1999 for products with labels attached after that date.



     The Nutrition Labeling and Education Act of 1990, which amended the Federal Food, Drug and Cosmetic Act, prohibits the use of any health claim, which generally means any statement relating a substance to reducing the risk of disease, for any foods, including dietary supplements, unless the health claim is supported by "significant scientific agreement" and is preapproved by the FDA. The FDA Modernization Act of 1997, which also amended the Federal Food, Drug and Cosmetic Act, relaxed this prohibition somewhat by permitting health claims based upon authoritative statements of specific scientific


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

bodies without FDA preapproval, but only following notification of the FDA. To date, the FDA has approved or accepted notification for only a limited number of health claims for dietary supplements.


     Dietary supplement manufacturers, marketers and distributors are allowed to make statements of nutritional support. Under the Dietary Supplement Health and Education Act, manufacturers and marketers must notify the FDA of any statements of nutritional support no later than 30 days after the first marketing of a supplement with the statement. Four types of statements of nutritional support are permissible:


     - a benefit related to a classical nutrient deficiency disease;

     - the role of a nutrient or dietary ingredient that is intended to affect the structure or function of the body;

     - the documented mechanism by which a nutrient or dietary ingredient acts to maintain a bodily structure or function; and

     - general well-being from consuming a nutrient or dietary ingredient.


A statement of nutritional support developed by a manufacturer or distributor of vitamins, nutritional supplements and minerals generally must carry a disclaimer in the labeling, stating that the claim "has not been evaluated by the FDA" and that the product "is not intended to diagnose, treat, cure or prevent any disease."



     In 1998, the FDA released proposed rules regarding the regulation of claims with respect to dietary supplements that expressly or implicitly claim to diagnose, treat, prevent or cure a disease. The dietary supplement that is the basis of the claim would continue to be regarded as drugs and must meet the safety and effectiveness standards of the Federal Food, Drug and Cosmetic Act.



     Under the Dietary Supplement Health and Education Act, retailers are allowed to use "third-party literature" to educate customers in connection with product sales. The literature must be balanced, objective, scientific information about the use of the product. The literature must not be misleading, must be displayed or presented with other literature to present a balanced view, must not promote a particular brand and, if in a store, must be physically separate from the associated product. We believe that the relationship between health and product information and the product listings on our website is consistent with the provisions of this statute governing the use of third-party literature.



     The FDA currently proposes to regulate the sale of nonprescription products containing ephedra, a natural product that contains a small percentage of the ephedrine alkaloids that are used in some prescription and over-the-counter stimulants and antihistamines. Less than 1% of The Vitamin Shoppe's 1998 revenues were derived from products that contain ephedra. We do not believe that a complete loss of sales of these products or further restrictions in jurisdictions in which these products may be sold would materially impact our business.



     Vitamins, nutritional supplements and minerals must also comply with adulteration and misbranding provisions of laws administered by the FDA. In addition, all ingredients must be safe and suitable for use. All mandatory label information must be presented in accordance with governing regulations, and no information may be false or misleading.



     The FTC enforces against unfair acts or practices in commerce, including false or deceptive advertising of dietary supplements. Under the Federal Trade Commission Act and the policies published by the FTC to implement it, product claims must be properly substantiated and stated in a nondeceptive manner.


INTELLECTUAL PROPERTY


     Under the trademark license agreement, The Vitamin Shoppe has granted us an exclusive license to use The Vitamin Shoppe's trademarks and service marks, including The Vitamin Shoppe(R) logo and name, in connection with our marketing and sale of products and services in online commerce. We believe that

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The Vitamin Shoppe(R) logo and name are currently the only trademarks that are material to the conduct of our business, but we regard all of the licensed trademarks and other proprietary rights as valuable assets. The Vitamin Shoppe(R) logo is a federally registered trademark. Under the trademark license agreement, The Vitamin Shoppe is required to register VitaminShoppe.com(TM) as a trademark and to protect its legal rights concerning The Vitamin Shoppe(R) trademark by appropriate legal action. The Vitamin Shoppe relies on common law trademark rights to protect its unregistered trademarks and servicemarks, such as the Vitamin Shoppe Frequent Buyer Program(SM). Common law trademark rights do not provide the same level of protection as afforded by a United States federal registration of a trademark. Common law trademark rights are limited to the geographic area in which the trademark is actually used. With limited exceptions, a United States federal registration enables the registrant to stop unauthorized use by any third party anywhere in the United States, even if the registrant has never used the trademark in the geographic area in which the unauthorized use is being made. While we believe that The Vitamin Shoppe's approach to protecting its trademarks is reasonable and customary, it may not be adequate to protect our interest in The Vitamin Shoppe trademarks and service marks.


INTERCOMPANY AGREEMENTS


     In order to obtain the benefits of The Vitamin Shoppe's expertise and infrastructure, we have entered into several intercompany agreements with The Vitamin Shoppe, the material terms of which are summarized here. Complete copies of these agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. These agreements were not negotiated on an arms-length basis. However, we believe that the terms of these agreements are no less favorable to us than could have been obtained from unaffiliated third parties. In general, the intercompany agreements do not have fixed terms.



     As long as The Vitamin Shoppe owns at least 30% of the voting power of our capital stock, the material terms of the intercompany agreements may not be amended or waived without the approval of a majority of our directors who are not directors, officers or more than 5% stockholders of The Vitamin Shoppe, or the designee of a more than 5% stockholder. In addition, our bylaws prohibit us from entering into other material agreements with The Vitamin Shoppe, as long as The Vitamin Shoppe owns at least 30% of the voting power of our capital stock, unless the agreements are approved by a majority of these directors. This provision may be amended or rescinded only by a majority of these directors.



     Trademark License Agreement. We have licensed The Vitamin Shoppe(R) logo and name on an exclusive basis for use in connection with our marketing and sale of products and services in online commerce. We will pay The Vitamin Shoppe an annual royalty fee equal to $1 million plus a percentage of our net sales of The Vitamin Shoppe(R) brand products and other products identified by or branded with The Vitamin Shoppe's trademarks. This percentage declines from 5% of net sales up to $25 million to 1% of net sales above $100 million. The trademark license agreement contains restrictions with respect to our marketing of products and services. For example, The Vitamin Shoppe has the right to demand that we remove from our websites any online content that bears any The Vitamin Shoppe trademark if The Vitamin Shoppe determines that the content is detrimental to its reputation. In addition, unless we obtain the written permission of The Vitamin Shoppe, we must provide it with prior written notice if we intend to market and sell The Vitamin Shoppe(R) brand products at less than The Vitamin Shoppe's monthly promotional prices in effect from time to time. We may not use the trademark license to market and sell under The Vitamin Shoppe's trademarks any products not supplied to us by The Vitamin Shoppe. We have the right to terminate the trademark license agreement at any time upon 180 days prior written notice to The Vitamin Shoppe. Either party has the right to terminate the trademark license agreement immediately if the other is in material breach that is not cured within 20 days after written notice of such breach, the other party is in bankruptcy, the business of the other party is liquidated or terminated or the other party becomes insolvent. Termination of the trademark license agreement causes the immediate termination of the supply and fulfillment agreement.



     The trademark license agreement also contains covenants not to compete. The Vitamin Shoppe will not enter into the online vitamin, nutritional supplement and mineral business. In addition, if The Vitamin

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


Shoppe acquires a business that includes an online vitamin, nutritional supplement and mineral business, it must offer to sell or license that portion of the business to us. If we elect not to purchase that portion of the business and The Vitamin Shoppe does not sell or license that portion of the business to a third party within 90 days, The Vitamin Shoppe must cease to operate the online portion of the business. We will not manufacture vitamin, nutritional supplement and mineral products or market or distribute these products through retail stores or print catalogs. In addition, if we acquire a business that includes a retail store or print catalog business related to vitamins, nutritional supplements and minerals, we must offer to sell or license that portion of the business to The Vitamin Shoppe. If The Vitamin Shoppe elects not to purchase that portion of the business and we do not sell or license that portion of the business to a third party within 90 days, we must cease to operate the retail or print catalog portion of the business. In addition, we will not install an Internet kiosk within a one-half mile radius of any The Vitamin Shoppe urban retail store or a five-mile radius of any The Vitamin Shoppe suburban retail store. These covenants not to compete terminate two years after the trademark license agreement terminates.



     Supply and Fulfillment Agreement. The Vitamin Shoppe will supply substantially all of the products that we sell, for which we will pay The Vitamin Shoppe an amount equal to 105% of its product cost. As a result, our success depends on the ability of The Vitamin Shoppe to obtain products from third-party vendors at competitive prices, in sufficient quantities and of acceptable quality. In addition, we will pay The Vitamin Shoppe $50,000 per month, subject to annual adjustments on mutually agreeable terms, for purchasing, merchandising, executive management and product development related to the products that The Vitamin Shoppe supplies. We may sell products supplied by The Vitamin Shoppe only in online commerce. The Vitamin Shoppe will have the right to prohibit us from selling products not carried by The Vitamin Shoppe that in The Vitamin Shoppe's reasonable judgment are not of comparable quality to The Vitamin Shoppe(R) brand products or do not comply with applicable governmental regulations. We must provide The Vitamin Shoppe with either 10 or 60 days prior written notice of our promotions, depending on their breadth and duration, in order to allow The Vitamin Shoppe to adjust the amount of promoted products that it carries in inventory. We assume inventory risk only for those products that we have requested The Vitamin Shoppe to carry. In general, we may terminate the supply services under the supply and fulfillment agreement upon 180 days prior written notice to The Vitamin Shoppe.



     The Vitamin Shoppe will also provide warehousing and fulfillment services, including receiving, quality control, storage, picking, packing and shipping of customer orders and processing of customer returns, under the supply and fulfillment agreement. We will pay The Vitamin Shoppe an amount equal to 105% of its actual average unit cost per package, multiplied by the number of packages shipped to our customers, plus actual shipping costs that we do not pay directly. The Vitamin Shoppe's actual average unit cost will take into account all warehousing and fulfillment costs, including overhead items such as rent, depreciation and operating expenses. The Vitamin Shoppe is obligated to use its best efforts to cause the quality of fulfillment services provided to us under the agreement to be at least as high as The Vitamin Shoppe provides when fulfilling orders for its catalog operations. If at any time we determine that the quality of fulfillment services provided by The Vitamin Shoppe fails to meet the standards required to remain competitive, we may solicit a proposal from a third-party provider of fulfillment services. If The Vitamin Shoppe elects not to provide fulfillment services on terms comparable to those specified in the third-party proposal, we may engage the third-party provider to provide our fulfillment services. If we engage a third-party provider for fulfillment, we are required to provide The Vitamin Shoppe with 180 days prior written notice of our termination of its fulfillment services. This notice period may be reduced to 90 days provided that we purchase from The Vitamin Shoppe the amount of product, on a one-for-one basis, that we had purchased over the prior 60 days. After The Vitamin Shoppe ceases to handle our fulfillment, it will continue to supply The Vitamin Shoppe(R) brand products under the agreement, but it will not be required to supply other products, to fulfill orders for other products or The Vitamin Shoppe(R) brand products or to process customer returns.



     Either party has the right to terminate the supply and fulfillment agreement immediately if the other is in material breach that is not cured within 20 days after written notice of such breach, the other party is in bankruptcy, the business of the other party is liquidated or terminated or the other party becomes


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


insolvent. The supply and fulfillment agreement will terminate immediately if the trademark license agreement terminates.



     Co-Marketing Agreement. Unless we otherwise notify The Vitamin Shoppe, The Vitamin Shoppe will provide us with a full-page advertisement and with promotional references in its print catalogs, for which we will pay $40 per 1,000 catalogs distributed. The Vitamin Shoppe will also provide us with promotional references in its retail stores and on shopping bags, product labels and store receipts, for which we will pay The Vitamin Shoppe $833 per urban retail store and $417 per suburban retail store each month. The Vitamin Shoppe will pay us $20,000 each year to list The Vitamin Shoppe's retail locations on our website and to allow a website user to order The Vitamin Shoppe's catalog. All payments under the co-marketing agreement are subject to annual consumer price index adjustments. Customers of VitaminShoppe.com and The Vitamin Shoppe may use "points" earned through the Vitamin Shoppe Frequent Buyer ProgramSM to purchase merchandise from either VitaminShoppe.com or The Vitamin Shoppe. The Vitamin Shoppe may not include other online advertisers of vitamins, nutritional supplements and minerals in its catalogs. Either party has the right to terminate the co-marketing agreement immediately if the other is in material breach that is not cured within 20 days after written notice of such breach, the other party is in bankruptcy, the business of the other party is liquidated or terminated or the other party becomes insolvent. We have the right to terminate the co-marketing agreement at any time after June 30, 2001 upon 90 days prior written notice to The Vitamin Shoppe.



     Administrative Services Agreement. The Vitamin Shoppe will provide general and administrative services to us. The Vitamin Shoppe will bill us directly for 100% of the cost of employee benefits, such as medical and dental insurance, until we establish or are directly billed for these benefits. Through June 30, 2000, we will pay The Vitamin Shoppe $55,000 per month for human resources, management information, cash management, finance and accounting services. After June 30, 2000, we may contract with The Vitamin Shoppe to receive these services for mutually acceptable compensation.



     At our request, The Vitamin Shoppe will handle routine customer service issues, such as order tracking, and provide dedicated customer service for our toll-free telephone number, for which we will pay 105% of The Vitamin Shoppe's cost. We will provide online order tracking for The Vitamin Shoppe's print catalogs. The Vitamin Shoppe is also obligated to assist us in building and maintaining appropriate links between the computer systems utilized by The Vitamin Shoppe and us. Either party has the right to terminate the administrative services agreement immediately if the other is in material breach that is not cured within 20 days after written notice of such breach, the other party is in bankruptcy, the business of the other party is liquidated or terminated or the other party becomes insolvent. We have the right to terminate the services described in this paragraph on 90 days prior written notice, and The Vitamin Shoppe may terminate the services at any time after June 30, 2000 upon 90 days prior written notice.



     Database Agreement. On a nonexclusive, royalty-free basis, we and The Vitamin Shoppe will share with each other available product and customer information, including transaction histories, for analytical purposes. None of the customer information exchanged may be used by The Vitamin Shoppe to solicit customers who have only ordered online or by us to solicit The Vitamin Shoppe customers who have not purchased from us online. Neither The Vitamin Shoppe nor we may sell, lease or rent the other's customer information to a third party. Either party has the right to terminate the database agreement immediately if the other is in material breach that is not cured within 20 days after written notice of such breach, the other party is in bankruptcy, the business of the other party is liquidated or terminated or the other party becomes insolvent. We have the right to terminate the database agreement at any time upon 180 days prior written notice. The Vitamin Shoppe is entitled to terminate the database agreement immediately upon the acquisition of the ownership of 30% or more of the voting power of the capital stock of VitaminShoppe.com by any person or entity that engages in the direct or indirect marketing or distribution through retail or direct marketing channels of vitamins, minerals, nutritional supplements or any other nutritional or nonprescription health-related product anywhere in the world or of any other product produced, marketed or distributed by The Vitamin Shoppe during the term of the database agreement.

     Intercompany Indemnification Agreement. We will indemnify The Vitamin Shoppe for liabilities in respect of our business after the transfer of its online business to us. The Vitamin Shoppe will indemnify us for liabilities in respect of its businesses and any tax liabilities resulting from any election by The Vitamin Shoppe to include us in its "consolidated group" for federal income tax purposes.


EMPLOYEES


     As of September 8, 1999, we had 17 employees who devoted all or substantially all of their time to our business. From time to time, we employ independent contractors to supplement our staff. In addition, many of The Vitamin Shoppe's employees provide services to us. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements. Under the administrative services agreement, The Vitamin Shoppe provides our employees with a benefit package that includes medical insurance, dental insurance, life insurance and a contributory 401(k) plan.


FACILITIES


     Our headquarters will consist of approximately 10,000 square feet of space at 444 Madison Avenue, Suite 802, New York, New York 10022. The sublease for this space expires in November 2003 and provides for an initial monthly rental of $34,913. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.


LEGAL PROCEEDINGS

     We are not a party to any legal proceeding that management believes would have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

     This table sets forth information with respect to our directors and executive officers on the date of this prospectus.


NAME                                        AGE                     POSITION
----                                        ---                     --------
Jeffrey J. Horowitz.......................  52     Chairman of the Board of Directors and a
                                                     Class III Director
Kathryn H. Creech.........................  47     President, Chief Executive Officer and a
                                                   Class I Director
Larry M. Segall...........................  44     Chief Financial Officer, Secretary and
                                                   Treasurer
Eliot D. Russman..........................  43     Chief Marketing Officer
Joel Gurzinsky............................  43     Vice President -- Operations
Lisa H. Kern..............................  33     Vice President -- Business Development and
                                                     Sales
Michael C. Brooks.........................  54     Class II Director
Martin L. Edelman.........................  57     Class II Director
M. Anthony Fisher.........................  48     Class III Director
David S. Gellman..........................  41     Class I Director
Woodson C. Merrell, M.D. .................  51     Class III Director
Stephen P. Murray.........................  36     Class II Director



     Jeffrey J. Horowitz has been the chairman of our board of directors and a director of VitaminShoppe.com since June 1999. Mr. Horowitz is the founder, president and chief executive officer of The Vitamin Shoppe. Mr. Horowitz opened the first Vitamin Shoppe(R) retail store in 1977 and launched the catalog operations in 1981. Mr. Horowitz also serves as a director of The Vitamin Shoppe.


     Kathryn H. Creech has been president and chief executive officer and a director of VitaminShoppe.com since June 1999. From 1994 to 1999, Ms. Creech was general manager of The HomeArts.com Network, a division of the Hearst Corporation, where she was responsible for building HomeArts into a leading website for women. Previously, Ms. Creech was vice president of global marketing services for The Dun & Bradstreet Corporation and held senior positions in the cable television industry.


     Larry M. Segall has been chief financial officer, secretary and treasurer of VitaminShoppe.com since June 1999. Mr. Segall has been chief financial officer of The Vitamin Shoppe since 1997. From 1985 to 1996, Mr. Segall held a number of financial management positions and was vice president, treasurer and controller of Tiffany & Co. In 1997, he was senior vice president -- merchandising planning for Tiffany & Co. and was responsible for worldwide strategic sales, merchandising, logistics and distribution resource planning.



     Eliot D. Russman has been chief marketing officer of VitaminShoppe.com since June 1999. From 1998 to 1999, Mr. Russman served as vice president of marketing for The HomeArts.com Network, a division of the Hearst Corporation and, from 1997 to 1998, as executive vice president of business development and client services for Freeride Media LLC, an online promotions company. From 1995 to 1997, he was director of client services for S.R.D.S., Inc., an advertising agency. Prior to 1995, he was a partner at Ross Culbert Lavery & Russman, a marketing communications design firm.



     Joel Gurzinsky has been vice president -- operations of VitaminShoppe.com since July 1999. Mr. Gurzinsky joined The Vitamin Shoppe in 1979 and has served in a variety of positions, including retail store management, purchasing, direct marketing management and distribution management. Before transferring to VitaminShoppe.com, he was vice president of The Vitamin Shoppe's online operations.


     Lisa H. Kern has been vice president -- business development and sales of VitaminShoppe.com since July 1999. From 1998 to 1999, Ms. Kern was most recently director of sales for Warner Brothers Online. From 1997 to 1998, she was director of business development for media.com, an interactive advertising agency. From 1996 to 1997, she was supervisor of retail operations for Sony Online Ventures Inc., an online entertainment company. She was executive assistant to the corporate secretary and director of investor relations for The Seagram Company Ltd. from 1995 to 1996 and manager of councils and segment services for The Direct Marketing Association from 1993 to 1994.


     Michael C. Brooks has been a director of VitaminShoppe.com since July 1999. Since January 1985, he has been a general partner of J. H. Whitney & Co. and a managing member of the general partner of Whitney Equity Partners, L.P., two venture capital investment partnerships. Mr. Brooks serves as a director of Media Metrix, Inc., Pegasus Communications Corporation, SunGard Data Systems Inc., USinternetworking, Inc. and several private companies.



     Martin L. Edelman has been a director of VitaminShoppe.com since its incorporation. Mr. Edelman was a partner in Battle Fowler LLP, a law firm, from 1972 to 1993 and has been of counsel to the firm since 1994. Mr. Edelman serves as a director for Acadia Trust, Avis Rent A Car, Inc., Capital Trust and Cendant Corp., as well as several privately held companies, including The Vitamin Shoppe. As a member of the board of directors of Cendant Corp., Mr. Edelman has been named as a defendant in one class action filed against the company and several officers and directors of the company that asserts various claims under the federal securities laws, state statutes and common law.



     M. Anthony Fisher has been a director of VitaminShoppe.com since its incorporation. Mr. Fisher has been a partner of Fisher Brothers, a real estate development firm, since 1981 and a general partner of FdG Associates, a private equity firm, since 1995. Mr. Fisher also serves as a director of Sunpark, Inc. and The Vitamin Shoppe.



     David S. Gellman has been a director of VitaminShoppe.com since its incorporation. Mr. Gellman has been a managing director of FdG Associates, a private equity firm, since 1995. From 1988 to 1995, he was an investment professional with AEA Investors Inc., a private equity firm, with responsibility for identifying, executing and/or managing private equity investments. Mr. Gellman also serves as a director of Golf Galaxy, Inc., North American Training Services, Inc. and The Vitamin Shoppe.



     Woodson C. Merrell, M.D. has been a director of VitaminShoppe.com since August 1999. Since 1993, Dr. Merrell has been the executive director of Beth Israel Center for Health and Healing, a division of Continuum Health Partners, a consortium of four hospitals. Dr. Merrell also maintains an active private practice and is a frequent lecturer on health and wellness topics.



     Stephen P. Murray has been a director of VitaminShoppe.com since June 1999. Mr. Murray has been an investment professional at Chase Venture Capital Associates, L.P., a private equity firm, since 1990. Mr. Murray also serves as a director of Advantage Schools, American Floral Services, Cornerstone Brands, Futurecall Telemarketing, Home Products International, La Petite Academy, LPA Holdings Inc., Premier Systems Integrators, Regent Lighting Corporation and The Vitamin Shoppe.



TERMS OF OFFICE; OFFICERS



     Our certificate of incorporation provides that the board of directors will be divided into three classes, with each class serving a staggered three-year term. The Class I directors will stand for re-election at the 2000 annual meeting of stockholders, the Class II directors will stand for re-election at the 2001 annual meeting of stockholders, and the Class III directors will stand for re-election at the 2002 annual meeting of stockholders.


     All officers are appointed each year by the board of directors at its annual meeting, which will be held immediately following our annual meeting of stockholders. The chairman of our board is an executive officer and with the board of directors oversees our president and chief executive officer.


STOCKHOLDER AGREEMENT; J. H. WHITNEY REPRESENTATIVE ON BOARD OF DIRECTORS



     In July 1999, we entered into a stockholders agreement with all of our existing stockholders, including The Vitamin Shoppe, J. H. Whitney III, L.P. and Whitney Strategic Partners III, L.P., in connection with the sale of Series A convertible preferred stock. The agreement provides that the parties will undertake to cause to be nominated and elected as a member of our board of directors one individual designated by both of the Whitney affiliates. The ability to designate ends when the Whitney affiliates no longer collectively own at least 50% of the shares of Class A common stock issued to them upon the conversion of their Series A convertible preferred stock. The Whitney affiliates may designate for removal their representative on the board of directors and may designate for election an individual to fill the new vacancy. The parties to the agreement will undertake to remove the old director and elect the new director as requested by the Whitney affiliates.


BOARD COMMITTEES


     Our board of directors has established an audit committee and a compensation committee. Messrs. Brooks, Gellman and Murray comprise our audit committee, which is responsible for reviewing our audited financial statements and accounting practices and for considering and recommending the employment of, and approving the fee arrangements with, independent accountants for both audit functions and advisory and other consulting services. Messrs. Brooks, Fisher, Gellman and Murray comprise our compensation committee, which reviews and approves the compensation and benefits for our key executive officers, administer our stock option plan and make recommendations to the board of directors regarding such matters. See "-- Stock Option Plan."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to this offering, our board of directors has not had a compensation committee, and all compensation decisions relating to our executive officers have been made by the full board of directors. Upon the closing of this offering, the compensation committee will make all compensation decisions regarding our executive officers. In 1998, Messrs. Horowitz, Edelman, Fisher, Gellman and Murray were members of The Vitamin Shoppe's board of directors. No interlocking relationship exists between the compensation committee and the board of directors or compensation committee of any other company, nor have any such interlocking relationships existed in the past.



NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



     This description is a summary of the material terms of our Stock Option Plan for Non-Employee Directors dated as of August 1, 1999. This plan has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. Under the plan, we may grant options to purchase an aggregate of 461,700 shares of Class A common stock. The plan is administered by our board of directors, which may establish from time to time regulations, provisions and procedures that are advisable in its opinion for the administration of the plan.



     Each of our directors who is not employed by us in any other capacity and who was elected or appointed to our board of directors prior to August 1, 1999 will be granted an option to purchase 38,475 shares of Class A common stock upon the closing of this offering. Each non-employee director who is elected or appointed to our board of directors after August 1, 1999 will be granted an option to purchase 38,475 shares of Class A common stock on the date of initial election or appointment. Each of our non-employee directors will be granted an additional option to purchase 7,695 shares of Class A common stock on the third anniversary of any previous grant under the director plan. An option was granted to Dr. Merrell under the plan in August 1999 to purchase 38,475 shares of Class A common stock at an exercise price of $9.15 per share.



     The exercise price of each option granted under the plan is the fair market value of Class A common stock on the date of grant. Each option will become exercisable in three equal yearly installments commencing on the first anniversary of the date of its grant and will expire ten years after the date of its grant. Each option granted under the director plan will be evidenced by a written option agreement between us and the non-employee director.

     If the board of directors determines that the non-employee director has committed a felony or an act of embezzlement, fraud, dishonesty, moral turpitude, fails to pay an obligation owed to us, breaches fiduciary duties owed to us, makes an unauthorized disclosure of our trade secrets or confidential information or engages in any conduct constituting unfair competition, all unexercised options will terminate. If the non-employee director's service with us terminates for any other reason, all exercisable but unexercised options will remain exercisable until the termination of the exercise period. Upon our dissolution or liquidation or a "change in control" as defined in the director plan, all options will become exercisable, without regard to vesting schedules, immediately prior to but not after the effective date of the dissolution, liquidation or change in control. Options granted under the plan are not assignable or transferable by the non-employee director, except by will or the laws of descent and distribution.


EXECUTIVE COMPENSATION

     Because VitaminShoppe.com was not incorporated until May 1999, none of its officers or employees received total compensation, whether paid, deferred or accrued, in excess of $100,000 during the year ended December 31, 1998 for services rendered to VitaminShoppe.com. VitaminShoppe.com granted no options to purchase shares of its capital stock during 1998.

STOCK OPTION PLAN


     The following description of our stock option plan is a summary of the material terms of the VitaminShoppe.com, Inc. Stock Option Plan dated as of July 1, 1999. The stock option plan has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. Under the plan, we may grant options to purchase an aggregate of 2,308,500 shares of Class A common stock. The plan is administered by the compensation committee of our board of directors, which may establish from time to time regulations, provisions, procedures and conditions of awards that are advisable in its opinion for the administration of the plan. The committee will select which of our employees are eligible to participate in the plan.



     The exercise price at which Class A common stock may be purchased under options is the fair market value of Class A common stock on the date of grant. After the closing of this offering, in general fair market value will mean the average over ten business days of the last reported sale price for the Class A common stock. Each option will expire ten years after the date of its grant. Among other things, the date or dates upon which an option will become exercisable will be specified in a written option agreement between us and the employee.



     If the employment of an employee terminates for "good cause," all unexercised options will terminate. If employment terminates voluntarily or other than for good cause, then all exercisable but unexercised options will remain exercisable until the termination of the exercise period. In general, "good cause" with respect to an employee includes willful or gross negligence, intentional or habitual neglect of duties, theft or misappropriation from The Vitamin Shoppe or us, felony conviction, drunkenness, drug addition or any other definition of the term contained in an employment agreement between us and the employee. Upon our dissolution or liquidation or a "change in control" as defined in the plan, all options become exercisable, without regard to vesting schedules, immediately prior to but not after the effective date of the dissolution, liquidation or change in control. Options granted under the plan are not assignable or transferable by the employee except by will or the laws of descent and distribution.



     As of August 31, 1999, we had granted options under the plan to purchase an aggregate of 780,034 shares of Class A common stock at a weighted average exercise price of $5.26 per share. These options generally vest in yearly increments over a three-year period from the date of grant, although vesting of the options will be accelerated with respect to 130,815 shares upon the closing of this offering. Under the plan, 1,528,466 shares of Class A common stock are currently available for future issuance.

EMPLOYMENT AND SEVERANCE AGREEMENTS


     As of June 14, 1999, we entered into an employment and noncompetition agreement, pursuant to which Kathryn H. Creech will serve as a member of our board of directors and as our president and chief executive officer, reporting in this capacity to the chairman of our board of directors. We will initially pay Ms. Creech $100,000 per year as base salary, a $200,000 annual bonus and, if her performance so merits in the discretion of the board of directors, an annual discretionary bonus. Ms. Creech is entitled to participate in employee benefit plans available to The Vitamin Shoppe's or our senior executives.


     This employment and noncompetition agreement terminates on June 14, 2001, but it will be extended in one-year increments after that date unless either party gives the other 180 days' written notice to the contrary. Severance payments are provided if Ms. Creech's employment is terminated:

     - by us other than for cause, in which case she will be entitled to receive her base salary and annual bonus through the term of the agreement, including any extensions of the term;

     - by us upon her disability or death, for a period of 90 days after the date of termination or death;

     - by Ms. Creech if


          - there is a material adverse change in her function, duties or responsibilities without her written consent;



          - she is required to change her principal place of business by more than 40 miles outside Manhattan;



          - we breach the agreement; or



          - she is not elected or appointed as a member of our board of directors or as our president and chief executive officer, in which case she will be entitled to receive her base salary and annual bonus through the term of the agreement, including any extensions of the term; or



     - if, following a change in control:



          - there is a material adverse change in Ms. Creech's function, duties or responsibilities and she elects to terminate her employment as a result of the change; or



          - the agreement is terminated or permitted to expire within 12 months after the change in control, in which case Ms. Creech will receive her base salary and annual bonus through the term of the agreement, including any extensions of the term, plus an amount equal to one year of base salary and annual bonus and continued participation for 12 months in our medical plan.



     Ms. Creech has agreed, for two years after she receives her last payment under the agreement:



     - not to engage in any business activity that may reasonably be construed to be competitive with The Vitamin Shoppe's or our principal business anywhere in the world as conducted on the date of termination of her employment; and



     - not to solicit any of The Vitamin Shoppe's or our customers, business, officers or employees.



     In June 1999, we granted Ms. Creech an option to purchase 392,445 shares of Class A common stock at an exercise price of $3.82 per share. The option generally vests in equal yearly increments over three years from the date of grant, although vesting of the option with respect to 130,815 shares will be accelerated upon the closing of this offering. Upon the closing of the sale of the Series A convertible preferred stock, Ms. Creech was granted an option to purchase an additional 82,944 shares of Class A common stock at an exercise price of $9.15 per share, which option vests in equal yearly increments over three years from the date of grant. Upon the closing of this offering, we have agreed to grant Ms. Creech an option to purchase 209,139 shares of Class A common stock at the initial public offering price. This option will vest in equal yearly increments over three years from the date of grant. In the future, we may grant Ms. Creech additional options under the agreement or our stock option plan. See "-- Stock Option Plan."

     As of June 4, 1999, we hired Eliot D. Russman as our chief marketing officer at an annual salary of $215,000. Our offer of employment includes a promise to continue to pay Mr. Russman's base salary in the event he is terminated other than for cause, until the later to occur of June 3, 2000 and six months after the date of termination. We also granted Mr. Russman an option to purchase 176,600 shares of Class A common stock at an exercise price of $3.82 per share, which option vests in equal yearly increments over three years from the date of grant.



     As of July 26, 1999, we hired Lisa H. Kern as our vice president -- business development and sales at an annual salary of $175,000. Our offer of employment includes a promise to continue to pay Ms. Kern's base salary in the event she is terminated other than for cause, until the later to occur of July 25, 2000 and six months after the date of termination. We also granted Ms. Kern an option to purchase 91,571 shares of Class A common stock at an exercise price of $9.15 per share, which option vests in equal yearly increments over three years from the date of grant.


INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY


     Our bylaws provide that we may indemnify our directors and officers, to the fullest extent permitted by law, against all costs and expenses, including attorney fees, judgments, fines, amounts paid or to be paid in settlement and other disbursements, that are actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding if the director or officer is or may be made a party to the action, suit or proceeding because at our request he is or was at any time our director, officer, employee or other agent or served in a similar capacity for any other entity, including any employee benefit plan. In accordance with the General Corporation Law of the State of Delaware, our bylaws permit us to indemnify a director or officer before the final disposition of an action, suit or proceeding as long as the director or officer agrees to repay all advanced amounts if it is later determined that such director or officer is not entitled to be indemnified.



     The General Corporation Law requires that any indemnification of our directors and officers be authorized:



     - by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;



     - by a committee of such directors designated by majority vote of such directors, even though less than a quorum;



     - if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or



     - by the stockholders.



     Both our bylaws and the General Corporation Law allow us to purchase and maintain insurance on behalf of any person who is or was at any time our director, officer, employee or other agent, or who serves or has served in a similar capacity for another entity, including any employee benefit plan, at our request, against any liability asserted against or incurred by the person, whether or not we would have the power to indemnify him against such liability under the General Corporation Law. Prior to the closing of this offering, we intend to obtain director and officer insurance providing indemnification for our directors, officers and some employees. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.


     The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages due to breaches of directors' fiduciary duty of care. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages as a result of breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to VitaminShoppe.com or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the General Corporation Law regarding unlawful dividends and stock purchases; and

     - for any transaction from which the director derived an improper personal benefit.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS


     Since the inception of VitaminShoppe.com, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Class A common stock or the Class B common stock or immediate family member of any of these persons had or will have a direct or indirect interest other than the transactions described in this section. We believe that the terms of these transactions are no less favorable to us than could have been obtained from unaffiliated third parties.


ISSUANCE OF COMMON STOCK


     On June 11, 1999, we issued 1,000 shares of our common stock, par value $0.01 per share, to The Vitamin Shoppe for a purchase price of $1,000 in connection with our initial capitalization. These shares were reclassified into 8,500,000 shares of Class B common stock on July 9, 1999 and will be split into 13,081,500 shares immediately prior to the effective date of the registration statement of which this prospectus is a part.


ISSUANCE OF INTERCOMPANY NOTES


     As of June 30, 1999, we issued to The Vitamin Shoppe a promissory note due upon demand by The Vitamin Shoppe in the original principal amount of $5.8 million, which was equal to our payable to The Vitamin Shoppe on that date. This amount represents funds advanced to us by The Vitamin Shoppe for operating losses and working capital requirements. The promissory note bears interest at The Vitamin Shoppe's cost of funds from time to time under its bank credit facility, which was 8.75% on June 30, 1999. We intend to use a portion of the net proceeds of this offering to repay this note, plus accrued interest, in full.


SALE OF SERIES A CONVERTIBLE PREFERRED STOCK


     In July 1999, we issued 1,775,260 shares of Series A convertible preferred stock, par value $0.01 per share, which will automatically convert into 2,732,119 shares of Class A common stock upon the closing of this offering. The gross proceeds of this private placement were $25 million. Of this amount, $10 million was paid through the conversion of promissory notes issued on July 9, 1999 and held by existing security holders of The Vitamin Shoppe and their affiliates. J. H. Whitney III, L.P. and Whitney Strategic Partners III, L.P., which together hold 1.3% of the voting power of our capital stock prior to the closing of this offering, acquired their interest in this private placement. See "Principal Stockholders."



     In connection with the offering and sale of the Series A convertible preferred stock, we entered into a registration rights agreement with The Vitamin Shoppe, J. H. Whitney III, L.P., Whitney Strategic Partners III, L.P., FdG Capital Partners LLC, FdG-Chase Capital Partners LLC, CB Capital Investors L.P., Jeffrey and Helen Horowitz, Thomas Weisel Partners LLC and several unaffiliated investors with respect to the Class A common stock. See "Description of Capital Stock -- Registration Rights Agreement" for a summary of the material terms of this agreement.



INCOME TAXES



     The Vitamin Shoppe may elect, for federal income tax purposes, to include us among an affiliated group of companies of which The Vitamin Shoppe is a "common parent" within the meaning of section 1504(a) of the Internal Revenue Code of 1986. This election is generally permitted for periods during which The Vitamin Shoppe owned at least 80% of the voting power and value of our capital stock. The effect of the election is to permit The Vitamin Shoppe to offset any taxable income of the group against taxable losses that we expect to generate. Immediately after the closing of this offering, The Vitamin Shoppe will no longer continue to own the requisite amount of our capital stock. Under the tax allocation agreement between The Vitamin Shoppe and us, for any period during which we were included in the consolidated taxpayer group of The Vitamin Shoppe, we will pay our proportionate share of The

Vitamin Shoppe's tax liability, computed as if we were filing a separate return, and the value of any tax loss benefits attributable to us will be refunded to us by The Vitamin Shoppe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Income taxes."


HISTORICAL RELATIONSHIPS


     As a division and then a subsidiary of The Vitamin Shoppe, we have received and continue to receive various services from The Vitamin Shoppe, including supply, fulfillment, promotional and administrative services. Our historical financial information has reflected expense allocations for these services rendered by The Vitamin Shoppe. We believe that these allocations have been made on a reasonable and consistent basis. However, the allocations are not necessarily indicative of, nor is it practicable for us to estimate, the level of expenses that would have resulted had we been operating as an independent company. In addition, we have relied on The Vitamin Shoppe to provide financing for our cash flow. Our cash flows to date are therefore not necessarily indicative of the cash flows that would have resulted had we been operating as an independent company.


INTERCOMPANY AGREEMENTS


     We have entered into several intercompany agreements with The Vitamin Shoppe that were not negotiated on an arms-length basis. However, we believe that the terms of these agreements are no less favorable to us than those that could have been obtained from unaffiliated third parties. In general, the intercompany agreements do not have fixed terms. As long as The Vitamin Shoppe owns at least 30% of the voting power of our capital stock, the material terms of the intercompany agreements may not be amended or waived without the approval of a majority of our directors who are not directors, officers or more than 5% stockholders of The Vitamin Shoppe, or the designee of a more than 5% stockholder. In addition, our bylaws prohibit us from entering into other material agreements with The Vitamin Shoppe or any of its subsidiaries, as long as The Vitamin Shoppe owns at least 30% of the voting power of our capital stock, unless those agreements are approved by a majority of these directors. This provision may be amended or rescinded only by a majority of these directors. See "Business -- Intercompany Agreements" for a summary of the material terms of these agreements.



RELATIONSHIP WITH ONE OF THE VITAMIN SHOPPE'S SUPPLIERS



     Jeffrey J. Horowitz, the chairman of our board of directors and the president and chief executive officer of The Vitamin Shoppe, owned a 30% interest in one of The Vitamin Shoppe's suppliers. During 1998, this supplier provided approximately $4.9 million (7.4%) of the vitamins, nutritional supplements and minerals sold to The Vitamin Shoppe. The contract between The Vitamin Shoppe and this supplier was not negotiated on an arms-length basis. However, we believe that the terms of this agreement were no less favorable to The Vitamin Shoppe than could have been obtained from unaffiliated third parties. The Vitamin Shoppe has informed us that it no longer purchases from this supplier, although The Vitamin Shoppe continues to be obligated to accept inventory covered by open purchase orders and back-orders. Mr. Horowitz has sold his interest in the supplier.

                             PRINCIPAL STOCKHOLDERS


     The Vitamin Shoppe beneficially owns all shares of the Class B common stock of VitaminShoppe.com outstanding as of the date of this prospectus. Upon the closing of this offering, The Vitamin Shoppe will continue to own all of the Class B common stock and, accordingly, will hold approximately 64% of the outstanding common stock of VitaminShoppe.com in VitaminShoppe.com. Ownership of all of the Class B common stock also gives The Vitamin Shoppe approximately 92% of the voting power of our capital stock immediately after the closing of this offering. If the underwriters were to exercise in full their option to purchase up to 681,818 additional shares of Class A common stock, The Vitamin Shoppe would hold approximately 62% of the outstanding common stock of VitaminShoppe.com and 91% of the voting power of our capital stock immediately after the closing of this offering. The Class B common stock owned by The Vitamin Shoppe has been pledged as security under The Vitamin Shoppe's bank credit facility. Each share of Class B common stock is entitled to six votes, while Class A common stock is entitled to one vote per share. See "Description of Capital Stock -- Common Stock."



     This table sets forth information known to us with respect to the beneficial ownership of Class A common stock as of the date of this prospectus and after the offering by (1) each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our Class A common stock, (2) each of our directors and executive officers and (3) all executive officers and directors as a group. In this table, the Class A common stock beneficially owned by The Vitamin Shoppe is the Class A common stock that would be issued if The Vitamin Shoppe converted the shares of Class B common stock into Class A common stock. See "Description of Capital Stock -- Common Stock."



                                                               CLASS A SHARES BENEFICIALLY OWNED
                                                     ------------------------------------------------------
                                                                   PERCENTAGE OWNED        VOTING POWER
                                                                  -------------------   -------------------
                                                                   BEFORE     AFTER      BEFORE     AFTER
             NAME OF BENEFICIAL OWNER                  NUMBER     OFFERING   OFFERING   OFFERING   OFFERING
             ------------------------                ----------   --------   --------   --------   --------
Vitamin Shoppe Industries Inc.(1)..................  13,081,500     82.7%      64.3%      96.6%      91.5%
J. H. Whitney III, L.P. and Whitney Strategic
  Partners III, L.P.(2)............................   1,092,849     40.0%      15.0%       1.3%       1.3%
FdG Capital Partners LLC and FdG-Chase Capital
  Partners LLC(3)..................................  13,655,249     86.4%      67.1%      97.3%      92.2%
CB Capital Investors, L.P.(4)......................     651,606     23.8%       9.0%         *          *
Jeffrey J. Horowitz and Helen Horowitz(5)(6).......  13,409,354     84.8%      65.9%      97.0%      91.9%
Kathryn H. Creech(7)...............................     130,815      4.6%       1.8%         *          *
Larry M. Segall....................................          --       --         --         --         --
Eliot D. Russman...................................          --       --         --         --         --
Joel Gurzinsky.....................................          --       --         --         --         --
Lisa H. Kern.......................................          --       --         --         --         --
Michael C. Brooks(8)...............................   1,092,849     40.0%      15.0%       1.3%       1.3%
Martin L. Edelman(5)...............................  13,081,500     82.7%      64.3%      96.6%      91.5%
M. Anthony Fisher(5)(9)............................  13,655,249     86.4%      67.1%      97.3%      92.2%
David S. Gellman(5)(10)............................  13,081,500     82.7%      64.3%      96.6%      91.5%
Woodson C. Merrell, M.D. ..........................          --       --         --         --         --
Stephen P. Murray(5)(11)...........................  13,733,106     86.8%      67.5%      97.4%      92.3%
All directors and officers as a group (12
  persons).........................................  15,858,373     99.5%      77.4%      99.9%      94.6%


---------------
 *  Less than 1%.


 (1) Its address is 4700 West Side Avenue, North Bergen, New Jersey 07047. The Vitamin Shoppe currently holds no shares of Class A common stock. However, if the Class B common stock held by The Vitamin Shoppe were converted into Class A common stock, The Vitamin Shoppe would hold 82.7% of the then outstanding shares of Class A common stock immediately prior to the closing of this offering. VS Investors LLC owns 70% of the capital stock of The Vitamin Shoppe, and Jeffrey J. Horowitz and his wife, Helen Horowitz, directly or through trusts own or control the remaining 30%. The managing member of VS Investors LLC is FdG Associates Acquisition L.P., which is ultimately controlled in the aggregate by Charles de Gunzburg and M. Anthony

     Fisher. Mr. de Gunzburg is a director of The Vitamin Shoppe, and Mr. Fisher is a director of VitaminShoppe.com and The Vitamin Shoppe. FdG Capital Partners LLC and FdG-Chase Capital Partners LLC, which are affiliates of VS Investors LLC and Mr. Fisher, own 573,749 shares of Class A common stock in the aggregate. See footnote 3. The Vitamin Shoppe expressly disclaims beneficial ownership of the shares of Class A common stock held by FdG Capital Partners LLC and FdG-Chase Capital Partners LLC.


 (2) Their address is 177 Broad Street, Stamford, Connecticut 06901. The general partner of both stockholders is J. H. Whitney Equity Partners III, LLC.


 (3) Their address is 299 Park Avenue, New York, New York 10171. The managing member of both limited liability companies is FdG Capital Associates LLC, which is ultimately controlled by M. Anthony Fisher. FdG Capital Associates LLC is an affiliate of VS Investors LLC. See footnote 1. As such, it and these limited liability companies may be deemed to share voting power with respect to the Class B common stock held by The Vitamin Shoppe and the Class A common stock into which the Class B common stock may be converted. Each of these entities expressly disclaims beneficial ownership of the shares of Class B common stock owned by The Vitamin Shoppe. FdG Capital Partners LLC and FdG-Chase Capital Partners LLC own 573,749 shares of Class A common stock in the aggregate.



 (4) Its address is 380 Madison Avenue, 12th Floor, New York, New York 10017.



 (5) These individuals are directors of The Vitamin Shoppe. As such, they may be deemed to share voting power with respect to the Class B common stock held by The Vitamin Shoppe and the Class A common stock into which the Class B common stock may be converted. Each of these individuals expressly disclaims beneficial ownership of the shares of Class B common stock owned or controlled by The Vitamin Shoppe.



 (6) Mr. and Mrs. Horowitz's address is 4700 West Side Avenue, North Bergen, New Jersey 07047. Mr. Horowitz is the president and chief executive officer of The Vitamin Shoppe. Mr. and Mrs. Horowitz are also directors of The Vitamin Shoppe. See footnote 1. Because of these relationships, Mr. and Mrs. Horowitz may be deemed to share voting power with respect to the Class B common stock held by The Vitamin Shoppe and the Class A common stock into which the Class B common stock may be converted. Mr. and Mrs. Horowitz expressly disclaim beneficial ownership of the shares of Class B common stock owned by The Vitamin Shoppe. Directly or through trusts, Mr. and Mrs. Horowitz own 30% of the capital stock of The Vitamin Shoppe. See footnote
     1. Mr. and Mrs. Horowitz own 327,854 shares of Class A common stock directly.



 (7) Represents shares issuable upon the exercise of stock options.



 (8) Mr. Brooks is affiliated with J. H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. As such, he may be deemed to share voting power with respect to the Class A common stock owned by these limited partnerships. Mr. Brooks expressly disclaims beneficial ownership of shares of the Class A common stock owned by J. H. Whitney III, L.P. and Whitney Strategic Partners III, L.P.



 (9) See footnotes 1 and 3.



(10) Mr. Gellman is a managing director of FdG Associates, an affiliate of VS Investors LLC, FdG Capital Partners LLC and FdG-Chase Capital Partners LLC. See footnotes 1 and 3.



(11) Mr. Murray is a general partner of Chase Venture Capital Associates, L.P., an affiliate of CB Capital Investors, L.P. See footnote 4. Mr. Murray expressly disclaims beneficial ownership of the shares of Class A common stock owned by CB Capital Investors, L.P.



     The number of shares of Class A common stock outstanding before this offering consists of 2,732,119 shares. Shares of Class A common stock that an individual or group has the right to acquire within 60 days after the date of this prospectus pursuant to the exercise of options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group but are not deemed outstanding for the purpose of computing the percentage ownership of any other person listed in this table. Except as indicated in the footnotes to this table, we believe that the named stockholders have sole voting and investment power with respect to all of the shares shown to be beneficially owned by them, based on information provided to us by the stockholders.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock is 30,000,000 shares of Class A common stock, par value $0.01 per share, 15,000,000 shares of Class B common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Immediately prior to the closing of this offering, we will have 11 stockholders, and we will have issued and outstanding 2,732,119 shares of Class A common stock, assuming conversion of the Series A convertible preferred stock, and 13,081,500 shares of Class B common stock.


     The following descriptions of our capital stock and selected provisions of our certificate of incorporation and bylaws are summaries. Complete copies of our certificate of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Voting rights. The holders of Class A common stock and Class B common stock generally have identical voting rights. However, holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to six votes per share on matters to be voted on by stockholders. In general, except as otherwise required by law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of the Class A common stock and the Class B common stock present in person or represented by proxy, voting together as a single class. When electing directors, those candidates receiving the most votes, even if not a majority of the votes cast, will be elected. Holders of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors.

     Except as otherwise provided by law, and after honoring any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by a majority of the voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. Any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class must be approved by the affirmative vote of the holders of a majority of the voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. Amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of either the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by the holders of a majority of the shares of the class affected by the amendment, voting as a separate class. For purposes of these provisions, any provision for the voluntary, mandatory or other conversion or exchange of the Class B common stock for or into Class A common stock on a one-for-one basis will not be considered as adversely affecting the rights of holders of the Class A common stock.

     Dividends. Holders of Class A common stock and Class B common stock will share equally on a per-share basis in any dividend on common stock declared by the board of directors, after honoring any preferential rights of outstanding preferred stock. Dividends consisting of shares of Class A common stock or Class B common stock may be paid only as follows:

     - dividend shares of Class A common stock may be issued only to holders of Class A common stock, and dividend shares of Class B common stock may be issued only to holders of Class B common stock; and

     - dividend shares will be issued proportionally with respect to each outstanding share of Class A common stock and Class B common stock.

     We may not subdivide or combine shares of either Class A common stock or Class B common stock without at the same time proportionally subdividing or combining shares of the other class.

     Conversion. At the option of the holder, each share of Class B common stock is convertible into one share of Class A common stock at any time. Each share of Class B common stock automatically converts into one share of Class A common stock upon any sale to a person or entity not affiliated with The Vitamin Shoppe.



     Other Rights. In the event of any merger or consolidation of VitaminShoppe.com with or into another company in which shares of our common stock are converted into or exchangeable for shares of stock, other securities, cash or property of the other company, each share of Class A common stock and Class B common stock will entitle its holder to receive the same kind and amount of interest in the other company. Upon the liquidation, dissolution or winding-up of VitaminShoppe.com, all holders of Class A common stock and Class B common stock are entitled to share ratably in any assets available for distribution, after payment in full of the amounts required to be paid to holders of any preferred stock. No shares of Class A common stock or Class B common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon the closing of this offering, all the outstanding shares of Class A common stock and Class B common stock will be validly issued, fully paid and non-assessable.


PREFERRED STOCK


     Our board of directors is authorized, subject to limitations prescribed by Delaware law but without any further vote or action by the stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of our ownership. The issuance of preferred stock may also adversely affect the market price of the Class A common stock and the voting and other rights of the holders of Class A common stock. We have no existing plans to issue any preferred stock.


REGISTRATION RIGHTS AGREEMENT

     We have entered into a registration rights agreement that covers (1) the shares of Class A common stock issuable upon the automatic conversion of the Series A convertible preferred stock at the closing of this offering or upon the exercise of warrants to purchase Series A convertible preferred stock that become exercisable for Class A common stock after the closing of this offering and (2) the shares of Class A common stock into which the shares of Class B common stock are convertible. The material terms of this agreement are summarized here. A complete copy of this agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. We will bear all registration expenses incurred in connection with these registration rights. The stockholders who sell in offerings commenced under the registration rights agreement will pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Class A common stock owned by them. Rights under the registration rights agreement will terminate when no shares of Class A common stock registrable under the agreement remain outstanding.


     The Vitamin Shoppe demand registration rights. Under the registration rights agreement, at any time after 180 days after the closing of this offering, The Vitamin Shoppe may demand that we file a registration statement under the Securities Act of 1933 covering all or a portion of the Class A common stock issuable to The Vitamin Shoppe and its permitted transferees upon conversion of Class B common stock. If The Vitamin Shoppe demands that we file such a registration statement, other holders who were stockholders prior to the closing of this offering and their permitted transferees may require us to include all or a portion of the Class A common stock that they own in this registration. The Vitamin Shoppe may exercise no more than one demand during any 12-month period. These registration rights will be limited by our right to delay the filing of a registration statement in some circumstances. We may cause a delay no more than once in any 12-month period and for no more than 90 days.

     Other demand registration rights. At any time after 180 days after the closing of this offering but prior to the date on which we become eligible to register the registrable securities on Form S-3 or any successor form, holders other than The Vitamin Shoppe of 50% of the then outstanding registrable shares held by such holders may demand that we file a registration statement under the Securities Act of 1933 covering all or a portion of their registrable shares, as long as the shares to be registered have a fair market value on the date of demand of at least $15 million. These holders may demand one registration under this right. In addition, at any time after the closing of this offering but prior to the third anniversary of the closing of this offering, if we are eligible to utilize a registration statement on Form S-3 to register a resale of our securities, then holders other than The Vitamin Shoppe of 25% of the then outstanding registrable shares held by such holders other than The Vitamin Shoppe may request that we file a registration statement covering all or a portion of their registrable shares, as long as the shares to be registered have a fair market value on the date of demand of at least $5 million. These holders may exercise one demand during any 12-month period. These registration rights will be limited by our right to delay the filing of a registration statement in some circumstances. We may cause a delay no more than once in any 12-month period and for no more than 90 days. However, the managing underwriter, if any, of any offering will have limited rights to restrict the number of registrable shares included in the registration statement.



     Piggyback registration rights. In addition to the rights described above, holders of registrable shares will have registration rights that apply if we propose to file a registration statement for Class A common stock for our own account, other than in connection with a dividend reinvestment program or in connection with a merger, acquisition or similar corporate transaction or for the account of any other holder of Class A common stock, including The Vitamin Shoppe, or for the account of any holder of securities of the same type as the registrable shares. In that case, the holders of registrable shares may require us to include all or a portion of the Class A common stock that they own in this registration statement. However, the managing underwriter, if any, of any offering will have limited rights to restrict the number of registrable shares included in the registration statement.


ANTI-TAKEOVER PROVISIONS

     Upon the closing of this offering, we will be subject to the provisions of section 203 of the General Corporation Law of the State of Delaware. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;


     - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by affiliated persons; or


     - on or subsequent to that date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."


For these purposes, "business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Generally, an "interested stockholder" is a person who, together with his affiliates and associates, owns or within the prior three years did own 15% or more of the corporation's voting stock. The restrictions in this statute would not apply to a "business combination" with The Vitamin Shoppe or any of its subsidiaries, but they could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and therefore discourage attempts to acquire us.

     In addition, some of the provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in his best interest, including those attempts that might result in a premium over the market price for the Class A common stock.


     Classified board of directors. Our certificate of incorporation provides that the board of directors will be divided into three classes, with each class serving a staggered three-year term. The Class I directors will stand for re-election at the 2000 annual meeting of stockholders, the Class II directors will stand for re-election at the 2001 annual meeting of stockholders and the Class III directors will stand for re-election at the 2002 annual meeting of stockholders. As a result, approximately one-third of the members of our board of directors will be elected each year. When coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships and to increase the size of the board of directors, these provisions may prevent stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by the removals with their own nominees. In addition, under Delaware law, directors of a corporation with a classified board may only be removed for cause. For a description of the identity of the directors in each of the classes, see "Management."


     Special meetings of stockholders. Our certificate of incorporation provides that special meetings of our stockholders can be called only by the chairman of the board of directors, a vice chairman, the president or a majority of the members of the board of directors.


     Written consent. Under our certificate of incorporation and bylaws, our stockholders will no longer be allowed to take action in writing without a meeting of the stockholders on or after the date on which The Vitamin Shoppe no longer beneficially owns at least 30% of the voting power of our capital stock.


     Advance notice requirements for stockholder proposals and director nominations. Our bylaws require that timely notice in writing be provided by stockholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 days earlier than or 60 days after this anniversary, notice will be timely if received before the earlier of (1) 60 days prior to the annual meeting of stockholders or (2) the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from timely bringing matters before, or from making nominations for directors at, an annual meeting of stockholders.

     Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and stock option plans. The existence of these shares could discourage or make more difficult an attempt to obtain control of VitaminShoppe.com by means of a proxy contest, tender offer, merger or otherwise.


     Limitation of liability and indemnification provisions. Our certificate of incorporation and bylaws limit the monetary liability of our directors to the corporation and our stockholders and provide for indemnification of our directors and officers under specified circumstances. These provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. Such provisions may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers in connection with these indemnification provisions. For additional discussion about these indemnification provisions, see "Management -- Indemnification of Directors and Officers; Limitation of Liability."


AMENDMENT OF CHARTER DOCUMENTS


     The Delaware General Corporation Law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation or bylaws of the corporation require a greater percentage. Following this offering, The Vitamin Shoppe, as the owner of all of our outstanding Class B common stock, which will represent approximately 92% of the voting power of our capital stock immediately after the closing of this offering, will be able to cause us to amend our certificate of incorporation and bylaws, subject to any limitations prescribed by law or our bylaws.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A common stock is ChaseMellon Shareholder Services LLC, located at 85 Challenger Road, Ridgefield Park, New Jersey 07660.

LISTING

     We have applied to list the Class A common stock on the Nasdaq National Market under the symbol "VSHP."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Class A common stock. We cannot assure you that a significant public market for the Class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of Class A common stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon the closing of this offering, we will have outstanding an aggregate of 7,277,574 shares of Class A common stock, assuming no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless these shares are purchased by one of our "affiliates," as that term is defined in rule 144 under the Securities Act.



     The remaining 2,732,119 shares of Class A common stock held by existing stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under rule 144, rule 144(k) or rule 701 under the Securities Act of 1933. All of these shares are subject to the lock-up agreements described below. These restricted shares will be available for resale in the public market in reliance on rule 144 only after expiration of the holding period and other requirements of such sale.



     In general, under rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned "restricted shares" of Class A common stock for at least one year, including the holding period of any prior owner except an affiliate, may sell within any three-month period a number of shares of Class A common stock that does not exceed the greater of (1) 1% of the number of shares of Class A common stock then outstanding, which will equal 72,776 shares immediately after this offering, and (2) the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of a form 144 with respect to the sale. Sales under rule 144 are also subject to requirements regarding the manner of sale, notice requirements and the availability of current public information about us. Under rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares of Class A common stock proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, may sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of rule 144.


     Rule 701 under the Securities Act of 1933 permits resales of a limited number of shares of Class A common stock that were acquired by our employees, officers, directors or consultants under a written compensatory benefit plan or contract prior to the consummation of this offering or that were acquired upon the exercise of stock options granted prior to the closing of this offering. Rule 701 provides that non-affiliates may sell rule 701 shares in reliance on rule 144 without compliance with the holding period, public information, volume limitation or notice provisions of rule 144. Affiliates may sell rule 701 shares without complying with the one-year holding period requirement. No rule 701 shares may be sold until 90 days after the date of this prospectus. However, all shares of Class A common stock eligible for sale pursuant to rule 701 are subject to 180-day lockup agreements.


     We have entered into an agreement with our existing stockholders, including The Vitamin Shoppe, and Thomas Weisel Partners LLC that grants specified registration rights applicable to the shares of common stock held by them. See "Description of Capital Stock -- Registration Rights Agreement."



     Prior to the expiration of the 180-day lock-up agreements, we intend to file a registration statement under the Securities Act of 1933 covering 2,770,200 shares of Class A common stock reserved for issuance under our stock option plans. Upon the expiration of the lock-up agreements described above, 130,815 shares of Class A common stock will be subject to vested options. These shares will be available for sale in the public market subject to rule 144 restrictions.

LOCK-UP ARRANGEMENTS


     Except for sales of Class A common stock to the underwriters pursuant to the underwriting agreement, for a period of 180 days after the date of this prospectus, our executive officers, directors, existing stockholders and existing option holders have agreed that, without the prior written consent of Thomas Weisel Partners LLC, they will not offer, sell, agree to sell directly or indirectly or otherwise dispose of any shares of Class A common stock or Class B common stock. In addition, we have agreed that, without the prior written consent of Thomas Weisel Partners LLC, we will not, during the period ending 180 days after the date of this prospectus, (1) offer, issue, pledge, sell, contract to issue or sell, issue or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise issue, transfer or dispose of, directly or indirectly, any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or Class B common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock, Class B common stock or other securities, in cash or otherwise. Thomas Weisel Partners LLC, in its sole discretion at any time or from time to time and without notice, may release for sale in the public market all or any portion of the Class A common stock or Class B common stock subject to the lock-up arrangements. See "Underwriting."

                                  UNDERWRITING

GENERAL


     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, William Blair & Company, L.L.C. and PaineWebber Incorporated, have each agreed to purchase from us the aggregate number of shares of Class A common stock set forth opposite its name below:



                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Thomas Weisel Partners LLC..................................
William Blair & Company, L.L.C. ............................
PaineWebber Incorporated....................................
                                                                 ---------
          Total.............................................     4,545,455
                                                                 =========



     The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, such as approval of legal matters by counsel. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of Class A common stock listed above if any are purchased.


     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933 or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION


     We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 681,818 additional shares of Class A common stock at the public offering price, less underwriting discounts and commissions as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of Class A common stock in proportion to their respective purchase commitments set forth in the above table.


COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at such price less a concession not in excess of $     per share
of Class A common stock to other dealers specified in a master agreement among underwriters that are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions not
in excess of $     per share of Class A common stock to these other dealers.
After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The Class A common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.


     This table summarizes the compensation to be paid to the underwriters by us and the expenses of approximately $1.5 million payable by us:


                                                               WITHOUT             WITH
                                               PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                               ---------    --------------    --------------
Underwriting discounts and commissions.......  $               $                 $
Expenses.....................................

     The underwriters do not expect to confirm sales of Class A common stock to any accounts over which they exercise discretionary authority.

RESERVED SHARES


     The underwriters, at our request, have reserved for sale at the initial public offering price up to 4% of the Class A common stock to be sold in this offering for sale to persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in the offering.


NO SALES OF SIMILAR SECURITIES


     All of our directors, officers, existing stockholders and existing option holders have agreed that they will not offer, sell, agree to sell directly or indirectly or otherwise dispose of any shares of Class A common stock or Class B common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.


     In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of our capital stock, except for the shares of Class A common stock being offered and the shares of Class A common stock issuable upon the exercise of options and warrants outstanding on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC


     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead manager or co-manager on 63 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.



     Thomas Weisel Partners LLC acted as our exclusive placement agent in connection with our private placement of Series A convertible preferred stock in July 1999. Thomas Weisel Partners LLC received customary placement fees in connection with its services. In connection with the private placement, Thomas Weisel Partners LLC received a warrant to purchase Series A convertible preferred stock convertible into 32,703 shares of Class A common stock at an exercise price of $9.15 per share of Class A common stock. The warrant may be exercised at any time prior to July 2004. After the closing of this offering, the warrant may be exercised only for Class A common stock.


NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market for the Class A common stock. The initial offering price will be determined by negotiations between us and the representatives of the underwriters. Some of the factors to be considered in these negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for listing of the Class A common stock on the Nasdaq National Market under the symbol "VSHP." We cannot assure you, however, that an active or orderly trading market will develop for the Class A common stock or that the Class A common stock will trade in the public market subsequent to this offering at or above the initial offering price.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the Class A common stock for their own account by selling more shares of Class A common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of Class A common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the Class A common stock by bidding for or purchasing shares of Class A common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of Class A common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                                 LEGAL MATTERS

     Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York will pass upon the validity of the issuance of the Class A common stock being offered. Hale and Dorr LLP, Boston, Massachusetts will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS


     The financial statements as of December 31, 1997 and 1998 and for the period from October 1, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in its report appearing elsewhere in this prospectus and have been so included in reliance upon the report of that firm given upon its authority as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Class A common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the Class A common stock, you should refer to the registration statement and its exhibits and schedules.


     You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the Registration Statement from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission.

                            VITAMINSHOPPE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30,
  1999 (unaudited)..........................................  F-3
Statements of Operations for the period from October 1, 1997
  (inception) to December 31, 1997, for the year ended
  December 31, 1998 and for the six months ended June 30,
  1998 (unaudited) and 1999 (unaudited).....................  F-4
Statements of Stockholder's Equity (Deficit) for the period
  from October 1, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and for the six months
  ended June 30, 1999 (unaudited)...........................  F-5
Statements of Cash Flows for the period from October 1, 1997
  (inception) to December 31, 1997, for the year ended
  December 31, 1998 and for the six months ended June 30,
  1998 (unaudited) and 1999 (unaudited).....................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VitaminShoppe.com, Inc.

New York, New York



     We have audited the accompanying balance sheets of VitaminShoppe.com, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity (deficit) and cash flows for the period from October 1, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of VitaminShoppe.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from October 1, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.



New York, New York


June 16, 1999 [except as to Notes 6, 7 and 8 as to which the date is           ,
1999]



The accompanying financial statements include the effects of the stock split of the Company's common stock, approved by the Company's Board of Directors in September 1999, to be effective immediately prior to the effective date of the Registration Statement. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the stock split, which is described in Note 8 of the notes to financial statements, and assuming that, from September 13, 1999 to the date of such stock split, no other events will have occurred that would affect the accompanying financial statements and notes thereto.



Deloitte & Touche LLP


New York, New York


September 13, 1999

                            VITAMINSHOPPE.COM, INC.

                                 BALANCE SHEETS


                                                    DECEMBER 31,        JUNE 30,           JUNE 30, 1999
                                                  -----------------    -----------    ------------------------
                                                                                                    PRO FORMA
                                                   1997      1998         1999        PRO FORMA    AS ADJUSTED
                                                  ------    -------    -----------    ---------    -----------
                                                                       (UNAUDITED)          (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS
Current assets:
     Cash and cash equivalents..................  $ --      $ --         $--           $24,086       $24,086
     Accounts receivable........................    --           35           50            50            50
     Prepaid expenses...........................    --           94           31            31            31
                                                  ------    -------      -------       -------       -------
          Total current assets..................    --          129           81        24,167        24,167
Property and equipment, net.....................    --          485          736           736           736
                                                  ------    -------      -------       -------       -------
     Total assets...............................  $ --      $   614      $   817       $24,903       $24,903
                                                  ======    =======      =======       =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued liabilities...  $ --      $   824      $ 3,147       $ 3,147       $ 3,147
     Due to The Vitamin Shoppe..................     353      3,583        5,803         5,803         5,803
                                                  ------    -------      -------       -------       -------
          Total current liabilities.............     353      4,407        8,950         8,950         8,950
Stockholder's Equity (Deficit)
     Series A Convertible Preferred Stock, $.01
       par value, no shares authorized, issued
       and outstanding at June 30, 1999;
       1,775,260 shares outstanding on a pro
       forma basis..............................    --        --          --            24,000        --
     Class A common stock, $.01 par value; no
       shares authorized, issued and outstanding
       at June 30, 1999; 30,000,000 shares
       authorized, 2,732,119 shares outstanding
       on a pro forma as adjusted basis.........    --        --          --             --               27
     Class B common stock, $.01 par value;
       15,000,000 shares authorized, 13,081,500
       shares issued and outstanding at June 30,
       1999.....................................    --        --             131           131           131
     Additional paid in capital.................    --        --          (5,316)       (5,230)       18,743
     Deferred stock-based compensation..........    --        --          (2,948)       (2,948)       (2,948)
     Accumulated deficit........................    (353)    (3,793)      --             --           --
                                                  ------    -------      -------       -------       -------
          Total stockholder's equity
            (deficit)...........................    (353)    (3,793)      (8,133)       15,953        15,953
                                                  ------    -------      -------       -------       -------
          Total liabilities and stockholder's
            equity (deficit)....................  $ --      $   614      $   817       $24,903       $24,903
                                                  ======    =======      =======       =======       =======


                       See notes to financial statements.

                            VITAMINSHOPPE.COM, INC.

                            STATEMENTS OF OPERATIONS


                                          OCTOBER 1,
                                             1997                              SIX MONTHS ENDED
                                        (INCEPTION) TO     YEAR ENDED              JUNE 30,
                                         DECEMBER 31,     DECEMBER 31,    --------------------------
                                             1997             1998           1998           1999
                                        --------------    ------------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales.............................    $        --     $     2,861     $       480    $     4,303
Cost of goods sold....................             --           1,407             239          2,104
                                          -----------     -----------     -----------    -----------
Gross profit..........................             --           1,454             241          2,199
Operating expenses:
  Marketing and sales expenses........             --           3,215             392          4,367
  Product development expenses........            285             642             195            719
  General and administrative
     expenses.........................             64             917             315          1,317
                                          -----------     -----------     -----------    -----------
     Total operating expenses.........            349           4,774             902          6,403
                                          -----------     -----------     -----------    -----------
Loss from operations..................           (349)         (3,320)           (661)        (4,204)
Interest expense......................              4             120              27            221
                                          -----------     -----------     -----------    -----------
Net loss..............................           $(353)        $(3,440)         $(688)       $(4,425)
                                          ===========     ===========     ===========    ===========
Pro forma net loss....................                        $(4,360)                       $(5,192)
                                                          ===========                    ===========
Pro forma basic and diluted net loss
  per share...........................                          $(.28)                         $(.33)
                                                          ===========                    ===========
Weighted average shares outstanding
  used to compute pro forma basic and
  diluted net loss per share..........                     15,813,619                     15,813,619
                                                          ===========                    ===========


                       See notes to financial statements.

                            VITAMINSHOPPE.COM, INC.



                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)



                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                      CLASS A                CLASS B
                                    COMMON STOCK          COMMON STOCK       ADDITIONAL     DEFERRED
                                --------------------   -------------------    PAID IN      STOCK-BASED    ACCUMULATED
                                 SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION      DEFICIT
                                ---------   --------   ----------   ------   ----------   -------------   -----------
Balance, October 1, 1997
  (inception).................         --   $     --           --    $ --     $    --        $    --        $    --     $  --
  Net loss....................         --         --           --      --          --             --           (353)       --
                                ---------   --------   ----------    ----     -------        -------        -------     -----
Balance, December 31, 1997....         --         --           --      --          --             --           (353)       --
  Net loss....................         --         --           --      --          --             --         (3,440)       --
                                ---------   --------   ----------    ----     -------        -------        -------     -----
Balance, December 31, 1998....         --         --           --      --          --             --         (3,793)       --
  Net loss (unaudited)........         --         --           --      --          --             --         (4,425)       --
  Capitalization of the
    Company by The Vitamin
    Shoppe (unaudited)........         --         --   13,081,500     131      (8,348)            --          8,218        --
  Deferred stock-based
    compensation
    (unaudited)...............         --         --           --      --       3,032         (3,032)            --        --
  Amortization of deferred
    stock-based compensation
    (unaudited)...............         --         --           --      --          --             84             --        --
                                ---------   --------   ----------    ----     -------        -------        -------     -----
Balance, June 30, 1999
  (unaudited).................         --   $     --   13,081,500    $131     $(5,316)       $(2,948)       $    --
                                =========   ========   ==========    ====     =======        =======        =======     =====


                                 TOTAL
                                -------
Balance, October 1, 1997
  (inception).................  $    --
  Net loss....................     (353)
                                -------
Balance, December 31, 1997....     (353)
  Net loss....................   (3,440)
                                -------
Balance, December 31, 1998....   (3,793)
  Net loss (unaudited)........   (4,425)
  Capitalization of the
    Company by The Vitamin
    Shoppe (unaudited)........        1
  Deferred stock-based
    compensation
    (unaudited)...............       --
  Amortization of deferred
    stock-based compensation
    (unaudited)...............       84
                                -------
Balance, June 30, 1999
  (unaudited).................  $(8,133)
                                =======



                       See notes to financial statements.

                            VITAMINSHOPPE.COM, INC.

                            STATEMENTS OF CASH FLOWS


                                              OCTOBER 1,
                                                 1997                              SIX MONTHS ENDED
                                            (INCEPTION) TO     YEAR ENDED              JUNE 30,
                                             DECEMBER 31,     DECEMBER 31,    --------------------------
                                                 1997             1998           1998           1999
                                            --------------    ------------    -----------    -----------
                                                                              (UNAUDITED)    (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net loss................................      $(353)          $(3,440)         $(688)        $(4,425)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization........         --                21              5              62
     Amortization of stock-based
       compensation.......................         --                --             --              84
Changes in operating assets and
  liabilities:
  Accounts receivable.....................         --               (35)            --             (15)
  Prepaid expenses........................         --               (94)            --              63
  Accounts payable and accrued
     liabilities..........................         --               824             --           2,323
                                                -----           -------          -----         -------
     Net cash used in operating
       activities.........................       (353)           (2,724)          (683)         (1,908)
                                                -----           -------          -----         -------
Cash flows from investing activities:
  Capital expenditures....................         --              (506)           (88)           (313)
                                                -----           -------          -----         -------
     Net cash used in investing
       activities.........................         --              (506)           (88)           (313)
                                                -----           -------          -----         -------
Cash flows from financing activities:
  Due to The Vitamin Shoppe...............        353             3,230            771           2,220
  Issuance of common stock................         --                --             --               1
                                                -----           -------          -----         -------
  Net cash provided by financing
     activities...........................        353             3,230            771           2,221
                                                -----           -------          -----         -------
Net increase in cash and cash
  equivalents.............................         --                --             --              --
Cash and cash equivalents -- beginning of
  period..................................         --                --             --              --
                                                -----           -------          -----         -------
Cash and cash equivalents -- end of
  period..................................      $  --           $    --          $  --         $    --
                                                -----           -------          -----         -------
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
     Interest.............................      $  --           $    --          $  --         $    --
                                                =====           =======          =====         =======
     Income taxes.........................      $  --           $    --          $  --         $    --
                                                =====           =======          =====         =======


                       See notes to financial statements.

                            VITAMINSHOPPE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
 OCTOBER 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, YEAR ENDED DECEMBER 31, 1998

            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1998 AND 1999


1. DESCRIPTION OF BUSINESS


     VitaminShoppe.com, Inc. (the "Company") is a leading online source for products and content related to vitamins, nutritional supplements and minerals. Until July 1999, the Company was wholly owned by Vitamin Shoppe Industries Inc. ("The Vitamin Shoppe"). The Company commenced operations effective October 1, 1997 as a division of The Vitamin Shoppe and operated in the development stage until April 1998, when it began sales through its website. The Company was incorporated in Delaware in May 1999 and capitalized by The Vitamin Shoppe in June 1999 (Note 7).


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation


     Since the Company's inception, The Vitamin Shoppe has provided the Company with funding for working capital. The Company participates in The Vitamin Shoppe's cash management system. As a part of The Vitamin Shoppe's central cash management system, all cash generated from and cash required to support the Company's operations are deposited and received through The Vitamin Shoppe's corporate operating cash accounts. As a result, there are no separate bank accounts or records for these transactions. Accordingly, the amounts represented by the caption "Due to The Vitamin Shoppe" in the Company's balance sheets and statements of cash flows represent the net effect of all cash transactions between the Company and The Vitamin Shoppe. Effective with the financing transactions described in Note 7, the Company opened its own bank accounts and no longer participates in The Vitamin Shoppe's cash management system.



     For all periods presented, certain expenses reflected in the financial statements include allocations of expenses incurred by The Vitamin Shoppe. These allocations take into consideration personnel, business volume and other appropriate factors and generally include costs related to fulfillment, marketing, administrative, general management and other services provided to the Company by The Vitamin Shoppe. Interest expense shown in the financial statements reflects interest at a rate of 8.75% per annum on the average amounts due to The Vitamin Shoppe. Allocations of expenses are estimates based on management's best assessment of actual expenses incurred on behalf of the Company. It is management's opinion that the expenses charged to the Company are reasonable.


     The financial statements have been prepared as if the Company operated as a stand-alone entity since inception. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the balance sheets, results of operations or cash flows of the Company would have been if it had been a separate, stand-alone entity.

  Online Marketing Arrangements


     The Vitamin Shoppe, on behalf of the Company, has entered into several online marketing arrangements with Internet content providers whereby the Company is established as the exclusive or preferred vendor of nutritional products on the Internet websites of these providers. The agreements are for terms of 12 to 24 months, provide for fixed monthly or quarterly payments by the Company and in some cases contain revenue-sharing provisions upon the attainment of stipulated revenue amounts. Certain agreements provide for guaranteed minimum levels of impressions delivered by the Internet service providers and certain make-good provisions in the event of a shortfall. At December 31, 1998, the Company's remaining base payments under such arrangements were $6,381,000 and $2,905,000 for the years ending December 31, 1999 and 2000, respectively. At June 30, 1999, the Company's remaining base payments under such arrangements were $3,245,000 and $2,905,000 for the years ending December 31,

                            VITAMINSHOPPE.COM, INC.

1999 and 2000, respectively. The Company's fixed payments under such arrangements are recognized as expenses either on a straight-line basis over the term of the agreement, or on an impression delivered basis, depending upon the terms of the agreement. Expense accruals relating to revenue sharing provisions are made when projections indicate that revenue thresholds will be attained.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment is carried at cost less accumulated depreciation and amortization. Software acquired, computers and equipment are depreciated using the straight-line method over their estimated useful lives of three to ten years. Effective January 1, 1999, the Company adopted the AICPA's Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, direct internal and external costs associated with the development of the features, content and functionality of the Company's online store, transaction-processing systems, telecommunications infrastructure and network operations, incurred during the application development stage, are capitalized and are amortized over the estimated lives of three years.

  Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recognized.

  Revenue Recognition


     Sales of products purchased from The Vitamin Shoppe are recognized, net of discounts and estimated returns, at the time the products are shipped to customers.


  Advertising Costs


     The costs of advertising for online marketing arrangements, magazines, television, radio and other media are expensed the first time advertising takes place. Advertising expense for the period from October 1, 1997 (inception) to December 31, 1997 and the for year ended December 31, 1998 was $0 and $2,959,000, respectively, and $375,000 and $3,898,000 for the six months ended June 30, 1998 and 1999, respectively.


  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, the Company uses the asset and liability method to provide for all book/tax differences that are expected to reverse in the future. This method requires that the effect of tax rate changes as well as other changes in income tax laws be recognized in earnings for the period in which such changes are enacted and that valuation allowances be established to reduce deferred tax assets to amounts expected to be realized.

                            VITAMINSHOPPE.COM, INC.

     VitaminShoppe.com, operating as a division of The Vitamin Shoppe, has been included in The Vitamin Shoppe's income tax returns. As such, any benefit for income taxes due to losses generated by VitaminShoppe.com were realized and recognized by The Vitamin Shoppe. To date, The Vitamin Shoppe has not allocated to VitaminShoppe.com its share of income tax benefits attributable to its operating results.



     Had the Company's income tax provisions been calculated on a separate return or stand-alone basis, as required for the unaudited pro forma results presented on the statements of operations, the Company would have established a valuation allowance for its deferred tax assets (consisting of net operating loss carryforwards) since it believes it is more likely than not that they would not have been realized in the future. Therefore, given the uncertainty of the future recoverability of operating losses incurred and the fact that The Vitamin Shoppe has not allocated any tax benefits to the Company, the Company has not provided for income tax benefits in its historical financial statements or its unaudited pro forma results.



  Start-Up Costs



     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. This SOP establishes accounting and reporting standards for start-up activities and states that costs of start-up activities, including organization costs, should be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. The Company adopted this statement effective January 1, 1999 and the adoption did not have a material effect on the financial statements.


  Concentrations


     The Company's customers are consumers who utilize the Company's website and purchase products. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable from credit card processors. As of December 31, 1997 and 1998, there were no significant concentrations of accounts receivable or related credit risks.


  Fair Value of Financial Instruments

     Financial instruments, including accounts receivable, accounts payable and accrued liabilities, are reflected in the financial statements at carrying or contract value. Those values were not materially different from their fair values.

  Interim Financial Information


     The financial statements and footnotes as of June 30, 1999 for the six months ended June 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be achieved for the full fiscal year.



  Stock-Based Compensation



     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25

                            VITAMINSHOPPE.COM, INC.

to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 7).



  Net Loss Per Share



     Net loss per share for periods prior to the capitalization of the Company are not presented as the entity operated as a division of The Vitamin Shoppe.



  Pro Forma Net Loss and Net Loss Per Share



     Pro forma net loss gives retroactive effect to adjustments resulting from the implementation of the trademark license agreement and the supply and fulfillment agreement (Note 4) as if such agreements had been in effect at the beginning of the periods presented. The number of shares used to compute the pro forma per share amounts includes (1) 13,081,500 shares of Class B common stock issued upon the recapitalization of the Company in July 1999 (Note 7) and (2) 2,732,119 shares of Class A common stock issuable upon conversion of Series A convertible preferred stock upon the closing of this offering, in each case as if all shares were outstanding as of January 1, 1998.



     For the unaudited six months ended June 30, 1999, there were 569,045 stock options that were excluded from the computation of pro forma diluted net loss per share as their effect was antidilutive. If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these common stock equivalents using the treasury stock method.



  Recent Accounting Pronouncements



     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income. The adoption of SFAS No. 130 as of January 1, 1998 did not have a material effect on the Company's financial statements or disclosure as the Company has no reconciling items. Therefore, net loss and comprehensive loss are the same.



     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Adoption of this new standard did not have an effect on the Company's disclosures for all periods because the Company currently operates as one segment.



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, which is effective for fiscal years beginning after June 15, 2000, requires the Company to recognize all derivatives on the balance sheet at fair value. The Company has determined that adoption of this new standard will not have a material effect on the Company's financial statements or disclosure.

                            VITAMINSHOPPE.COM, INC.

3. LIQUIDITY


     Operations since inception did not generate sufficient cash flow to satisfy current obligations. The Vitamin Shoppe funded such obligations. At June 30, 1999, the Company issued to The Vitamin Shoppe a promissory note due upon demand by The Vitamin Shoppe in the original principal amount of $5.8 million, which was equal to the Company's payable to The Vitamin Shoppe on that date. This amount represents funds advanced to the Company by The Vitamin Shoppe for operating losses, capital expenditures and working capital requirements. The promissory note bears interest at The Vitamin Shoppe's cost of funds from time to time under its bank credit facility, which was 8.75% on June 30, 1999. Amounts due to The Vitamin Shoppe reflected in the balance sheet include the following:



                                                     DECEMBER 31,
                                                    --------------     JUNE 30,
                                                    1997     1998        1999
                                                    ----    ------    -----------
                                                                      (UNAUDITED)
Amounts advanced to fund operating activities.....  $353    $3,077      $4,984
Amounts advanced for capital expenditures.........    --       506         819
                                                    ----    ------      ------
                                                    $353    $3,583      $5,803
                                                    ====    ======      ======


     As described in Note 7, the Company sold 1,775,260 shares of Series A convertible preferred stock in July 1999 for gross proceeds of $25 million.

4. RELATED PARTY TRANSACTIONS


     All merchandise sold from inception through June 30, 1999 was purchased from The Vitamin Shoppe at an amount equal to The Vitamin Shoppe's cost. The Vitamin Shoppe charges the Company the costs associated with such purchases, including the cost of freight.



     As a subsidiary of The Vitamin Shoppe, the Company also receives and is charged its proportionate share of various services from The Vitamin Shoppe, including fulfillment, marketing, administrative, general management and other services. Such charges were $49,000 and $816,000 for the period from October 1, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively, and $281,000 and $786,000 for the six months ended June 30, 1998 and 1999 respectively. In the opinion of management, all allocations of such costs have been made on a reasonable and consistent basis; however; they are not necessarily indicative of, nor is it practical for management to estimate the level of, expenses that might have been incurred had the Company been operating as a separate, stand-alone entity.



     In connection with the sale of Series A convertible preferred stock described in Note 7, the Company and The Vitamin Shoppe entered into several intercompany agreements. These agreements cover rights and obligations regarding trademark licenses, supply, fulfillment, promotional activities, databases and administrative services. The terms of these agreements contain provisions for charges which have not been provided for historically.



     The trademark license agreement will provide the Company with the exclusive right to use The Vitamin Shoppe's trademarks in connection with its marketing and sale of products and services in online commerce. The Company will pay The Vitamin Shoppe an annual royalty fee equal to $1 million plus a percentage (which ranges from 5% to 1% depending upon volume) of the Company's net sales of The Vitamin Shoppe(R) brand products, and other products identified by or branded with The Vitamin Shoppe's trademarks. Under the supply and fulfillment agreement, The Vitamin Shoppe will supply inventory to the Company at a cost equal to 105% of The Vitamin Shoppe's product cost and will fulfill customer orders at a cost equal to 105% of The Vitamin Shoppe's actual average unit cost per package, plus actual shipping costs not paid directly by the Company.

                            VITAMINSHOPPE.COM, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                    DECEMBER 31,
                                                    -------------      JUNE 30,
                                                    1997    1998         1999
                                                    ----    -----    ------------
                                                                     (UNAUDITED)
                                                           (IN THOUSANDS)
Software..........................................  $--     $200         $252
Computer hardware.................................   --      268          524
Fixtures and equipment............................   --       28           30
Leasehold improvements............................   --       10           13
                                                    ---     ----         ----
                                                     --      506          819
Accumulated depreciation and amortization.........   --      (21)         (83)
                                                    ---     ----         ----
                                                    $--     $485         $736
                                                    ===     ====         ====



6.  COMMITMENTS





     At June 30, 1999, the Company is obligated under online marketing agreements with web portals and strategic partners for future payments aggregating $6.2 million through December 2000.



     In June 1999, the Company entered into an employment agreement with an executive for an initial two-year term. Under the terms of this agreement, the Company is committed to compensate this executive in the amount of $300,000 annually, unless the executive is dismissed for cause or upon disability or death.



     In August 1999, the Company entered into a noncancellable operating lease for its corporate office facility and issued a standby letter of credit in the amount of $600,000 as security for its lease commitment. Rental payments under this lease for the period from September 1999 through November 2003 approximate $35,000 per month and aggregate $1.8 million over the lease term.



7.  STOCKHOLDERS' EQUITY



  a. Recapitalization



     In May 1999, the Company was incorporated, and in June 1999 was capitalized through the issuance to The Vitamin Shoppe of 1,000 shares of common stock, par value $0.01 per share for a purchase price of $1,000 and the contribution by The Vitamin Shoppe of net liabilities of approximately $8.2 million. In July 1999, the Company effected a recapitalization through the authorization of 30,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock and the issuance of 13,081,500 shares of Class B common stock in exchange for the 1,000 shares of common stock previously issued to The Vitamin Shoppe. The recapitalization has been retroactively reflected in the accompanying financial statements. Prior to June 30, 1999, the Company was operated as a division of The Vitamin Shoppe. On July 27, 1999, the Company filed a registration statement with the Securities and Exchange Commission to offer shares of Class A common stock to the public. In addition, the Company authorized 5,000,000 shares of preferred stock. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to six votes per share.



     On July 9, 1999, the Company issued $10 million in aggregate principal amount of promissory notes due in June 2000. These notes were held by stockholders of Vitamin Shoppe Industries Inc. or affiliates of such stockholders. In July 1999, these notes were converted into Series A convertible preferred stock.



     On July 27, 1999, the Company issued 1,775,260 shares of Series A convertible preferred stock, par value $0.01 per share, that are convertible into 2,732,119 shares of Class A common stock ($9.15 fair value per share) for gross proceeds of $25 million. The net proceeds (net of commissions and offering costs) of this transaction were approximately $24 million. Of the gross proceeds, $10 million was paid

                            VITAMINSHOPPE.COM, INC.

through the conversion of promissory notes referred to in the preceding paragraph into Series A convertible preferred stock. The remaining shares were sold to other private investors and the noteholders for cash consideration of $15 million. The Company also issued warrants to purchase an equivalent of 32,703 shares of Class A common stock at a price of $9.15 per share to Thomas Weisel Partners LLC in consideration for its services as placement agent in this transaction. All shares of the Series A convertible preferred stock are automatically convertible into an aggregate of 2,732,119 shares of the Class A common stock upon the closing of the offering contemplated by the registration statement. Such automatic conversion feature is contingent upon an offering price that is not less than 120% of the conversion price ($9.15) and an aggregate offering of not less than $30 million. The unaudited pro forma June 30, 1999 balance sheets reflect the sale of the Series A convertible preferred stock for net proceeds of $24 million (pro forma) and the automatic conversion into Class A common stock concurrently with the closing of the initial public offering (pro forma as adjusted). The estimated fair value of the warrants issued to the placement agent of approximately $86,000 was credited to additional paid-in capital in the unaudited pro forma balance sheets.



  b. Stock Options



     In July 1999, the Company established the VitaminShoppe.com, Inc. Stock Option Plan for Employees dated as of July 1, 1999 (the "Employee Plan"), which provides for the granting of stock options, including incentive stock options and non-qualified stock options, and reserved 2,308,500 shares of Class A common stock for grant. Either the board of directors or the compensation committee of the board of directors may determine the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise prices. Stock options are exercisable for a period not to exceed 10 years from the date of grant and, to the extent determined at the time of grant, may be paid for in cash or shares of Class A common stock, or by a reduction in the number of shares issuable upon exercise of the option.



     In August 1999, the Company established the VitaminShoppe.com, Inc. Stock Option Plan for Nonemployee Directors (the "Director Plan") which provides for the granting of options to purchase 38,475 shares of Class A common stock to each elected or appointed nonemployee director, and reserved 461,700 shares of Class A common stock for grant. In August 1999, the Company granted to one director an option to purchase 38,475 shares at an exercise price of $9.15 per share. Such option vests ratably over a period of three years and is exercisable for a period not to exceed 10 years from date of grant. In connection with the initial public offering, the Company will grant to five additional directors options under the Director Plan to purchase 192,375 shares of Class A common stock at the initial public offering price.



     During June 1999, the Company granted to two employees options to purchase 569,045 shares of Class A common stock at an exercise price of $3.82 per share. The options expire 10 years from the date of grant and vest ratably over a period of three years. Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation is recorded for those situations where the exercise price of an option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $3,031,950 during the six months ended June 30, 1999. The deferred stock-based compensation is being amortized over the vesting period of the underlying options. Total amortization of stock-based compensation recognized was $84,000 during the six months ended June 30, 1999. The Company will record approximately $697,000 in expense upon the closing of the initial public offering due to the accelerated vesting of 130,815 of those options. The remaining deferred stock-based compensation will be amortized over the three-year vesting period. During July and August 1999, the Company granted to five employees options to purchase 210,989 shares of Class A common stock at an exercise price of $9.15 per share. In connection with the initial public offering, the Company will grant to one employee options to purchase 209,139 shares of Class A common stock at the initial public offering price. The options expire 10 years from the date of grant and vest ratably over a period of three years.

                            VITAMINSHOPPE.COM, INC.

     c. SFAS No. 123 Disclosures



     Had the stock-based compensation for the Company's stock option grants been determined in accordance with SFAS No. 123 the Company's net loss would have been adjusted to the following pro forma amount for the six months ended June 30, 1999 (in thousands):



Pro forma net loss -- as reported...........................  $(5,192)
Incremental pro forma compensation expense under SFAS No.
  123.......................................................  $    (9)
                                                              -------
Net loss -- pro forma.......................................  $(5,201)
                                                              =======
Pro forma basic and diluted net loss per share -- as
  reported..................................................  $  (.33)
                                                              =======
Pro forma basic and diluted net loss per share -- pro
  forma.....................................................  $  (.33)
                                                              =======



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and with the following weighted average assumptions at June 30, 1999:



Average risk-free interest rate.............................  5.0%
Average expected life.......................................  3.0 years
Volatility..................................................  33%



     For purposes of the pro forma disclosures, the estimated weighted average fair value of the options granted, estimated to be $5.90 per share at the date of grant, is amortized to expense over the options' vesting period. This amount has been reduced by the amount of deferred stock-based compensation already recorded in the accompanying financial statements of $5.33 per share.



     d. Dividend Restrictions



     The Vitamin Shoppe is a party to a credit agreement that imposes various restrictions on The Vitamin Shoppe, including restrictions that limit the incurrence of additional debt, and the payment of dividends, among other things, as well as the ability of The Vitamin Shoppe to merge, consolidate or dispose of substantial assets. In addition, substantially all of the assets of The Vitamin Shoppe are pledged as security under the credit agreement. In July 1999, The Vitamin Shoppe and the lenders amended the credit agreement to exclude the Company from these terms and restrictions in exchange for The Vitamin Shoppe's pledge of its shares in the Company and other monetary consideration.



8. SUBSEQUENT EVENT



     On September 9, 1999, the Company's Board of Directors approved a 1.539 for 1 stock split of its Class A common stock and Class B common stock which will become effective immediately prior to the effective date of the Registration Statement. The respective share and per share amounts and conversion ratios included in the financial statements reflect the stock split for all periods presented.


                               *     *     *

         [EXAMPLES OF OUR MARKETING MATERIALS UTILIZED IN PRINT MEDIA]

 PROSPECTUS


                           [VITAMIN SHOPPE.COM LOGO]


                                4,545,455 Shares

                              Class A Common Stock

                           THOMAS WEISEL PARTNERS LLC
                            WILLIAM BLAIR & COMPANY

                            PAINEWEBBER INCORPORATED



                     Prospectus dated                , 1999


--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. Neither we nor any underwriter has authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus, even if this prospectus is delivered to you or you buy our Class A common stock after that date.

Until                 , 1999 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the registrant in connection with the issuance and distribution of the Class A common stock being offered.


ITEM                                                             AMOUNT
----                                                          -------------
Securities and Exchange Commission registration fee.........  $   17,439.00
NASD filing fee.............................................       6,773.00
Nasdaq National Market listing fee..........................      70,000.00
Blue sky fees and expenses..................................      10,000.00
Printing and engraving expenses.............................     300,000.00
Legal fees and expenses.....................................     500,000.00
Accounting fees and expenses................................     225,000.00
Transfer agent and registrar fee............................      15,000.00
Miscellaneous...............................................     355,788.00
                                                              -------------
          Total.............................................  $1,500,000.00


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     As permitted by the General Corporation Law, the second amended and restated certificate of incorporation of the registrant includes a provision that eliminates the personal liability of its directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the General Corporation Law, the bylaws of the registrant provide that (i) the registrant must indemnify its directors and officers to the fullest extent permitted by the General Corporation Law, subject to limited exceptions, (ii) the registrant may indemnify its other employees and agents as set forth in the General Corporation Law, (iii) the registrant must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law, subject to limited exceptions, and (iv) the rights conferred in the bylaws are not exclusive. The indemnification provisions in the certificate of incorporation and bylaws of the registrant may be sufficiently broad to permit indemnification of the directors and executive officers of the registrant for liabilities arising under the Securities Act of 1933.

     There is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to section 8 of the form of underwriting agreement, which provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities.

     With the approval of its board of directors, the registrant expects to obtain director and officer liability insurance.

     Reference is made to exhibits 1.1, 3.1, 3.2 and 3.4 to this registration statement regarding relevant indemnification provisions described above and elsewhere herein.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On June 11, 1999, the registrant issued 1,000 shares of Common Stock, par value $0.01 per share, to Vitamin Shoppe Industries Inc. in connection with the initial capitalization of the registrant. This sale of securities by the registrant was intended to be exempt from registration pursuant to section 4(2) of the Securities Act of 1933. These shares were reclassified into 8,500,000 shares of Class B Common Stock, par value $0.01 per share, as of July 9, 1999. These shares will be split into 13,081,500 shares of Class B common stock immediately prior to the effective date of this registration statement.



     On July 9, 1999, the registrant issued $10 million in aggregate principal amount of promissory notes due in June 2000. These notes are held by four stockholders of Vitamin Shoppe Industries Inc. or affiliates of such stockholders. This sale of securities by the registrant was intended to be exempt from registration pursuant to section 4(2) of the Securities Act of 1933. In July 1999, all of these notes were converted in the Series A convertible preferred stock, par value $0.01 per share, of the registrant.



     In June 1999, the registrant granted options to two employees to purchase 569,045 post-split shares of Class A common stock at a post-split exercise price of $3.82 per share.



     In July 1999, the registrant received $15 million in exchange for 1,053,156 shares of the Series A convertible preferred stock, par value $0.01 per share, of the registrant to ten stockholders. As indicated in the preceding paragraph, $10 million in aggregate principal amount of promissory notes were also exchanged for 722,104 shares of Series A convertible preferred stock in the same transaction. The registrant also issued warrants to purchase 21,250 shares of Series A convertible preferred stock to Thomas Weisel Partners LLC in consideration for its services as placement agent in this transaction. This sale of securities by the registrant was intended to be exempt from registration pursuant to section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder. All shares of the Series A convertible preferred stock will be automatically converted into shares of the Class A common stock of the registrant upon the closing of the offering of Class A common stock being offered pursuant to the registration statement. The prospectus which forms a part of this registration statement assumes that such conversion will have occurred.



     In July 1999, the registrant granted to three employees options to purchase 186,057 post-split shares of Class A common stock at a post-split exercise price of $9.15 per share.



     In August 1999, the registrant granted to one director and two employees options to purchase 63,406 post-split shares of Class A common stock at an exercise price of $9.15 per share.


     No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       DESCRIPTION
       -----------
 1.1   Form of Underwriting Agreement.
 1.2   Form of Lock-up Agreement.
 3.1   Second Amended and Restated Certificate of Incorporation of
       the registrant.*
 3.2   Bylaws of the registrant.*
 3.3   Certificate of Designation, Powers, Preferences and Rights
       of Series A Convertible Preferred Stock of the registrant.
 3.4   Form of Certificate of Amendment of Second Amended and
       Restated Certificate of Incorporation of the registrant.
 4.1   Specimen Class A common stock certificate.***
 4.2   See exhibits 3.1, 3.2, 3.3 and 3.4 for the provisions of the certificate of incorporation and bylaws of the registrant
       that govern the rights of holders of the securities being
       registered.

       DESCRIPTION
       -----------
 5.1   Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP as to
       the legality of the securities being registered.***
10.1   Assignment and Assumption of Contracts dated as of June 30,
       1999 between the registrant and Vitamin Shoppe Industries
       Inc.*
10.2   Bill of Sale dated as of June 30, 1999 between the
       registrant and Vitamin Shoppe Industries Inc.*
10.3   Assignment of Domain Name dated as of June 30, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.4   Intercompany Note dated as of June 30, 1999 made by the
       registrant and payable to Vitamin Shoppe Industries Inc.*
10.5   Convertible Subordinated Note Purchase Agreement dated as of
       July 9, 1999 between the registrant and the purchasers named therein.*
10.6   Form of Convertible Subordinated Note dated as of July 9,
       1999 made by the registrant.*
10.7   Stock Purchase Agreement dated as of July 27, 1999 among the registrant and the holders of Series A convertible preferred stock, par value $0.01 per share, of the registrant.*
10.8   Stockholders Agreement dated as of July 27, 1999 among the registrant, Vitamin Shoppe Industries Inc. and the holders of Series A convertible preferred stock, par value $0.01 per share, of the registrant.*
10.9   Registration Rights Agreement dated as of July 27, 1999
       among the registrant, Vitamin Shoppe Industries Inc. and the holders of Series A convertible preferred stock, par value
       $0.01 per share, of the registrant.*
10.10  Series A Convertible Preferred Stock Purchase Warrant dated as of July 27, 1999 of the registrant in favor of Thomas
       Weisel Partners LLC.*
10.11  Trademark License Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.12  Supply and Fulfillment Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.13  Co-Marketing Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.14  Administrative Services Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.15  Database Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.16  Intercompany Indemnification Agreement dated as of July 1,
       1999 between the registrant and Vitamin Shoppe Industries
       Inc.*
10.17  Tax Allocation Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
10.18  Sublease Agreement dated as of July 14, 1999 between Yahoo!
       Inc. and Vitamin Shoppe Industries Inc.*
10.19  Employment and Noncompetition Agreement dated as of June 14,
       1999 between the registrant and Kathryn H. Creech.*
10.20  Consulting Agreement dated as of June 14, 1999 between the registrant and Kathryn H. Creech.*
10.21  VitaminShoppe.com, Inc. Stock Option Plan for Employees
       dated as of July 1, 1999.*
10.22  Nonqualified Stock Option Agreement dated as of July 1, 1999 between the registrant and Kathryn H. Creech.***
10.23  Nonqualified Stock Option Agreement dated as of July 1, 1999 between the registrant and Eliot D. Russman.***
10.24  Nonqualified Stock Option Agreement dated as of July 27,
       1999 between the registrant and Kathryn H. Creech.***
10.25  Distribution Agreement dated as of August 17, 1998 between
       Vitamin Shoppe Industries Inc. and Infoseek Corporation, as
       amended by Amendment No. One thereto dated as of September
       29, 1998.***
10.26  Sponsorship Agreement dated as of September 23, 1998 between
       Vitamin Shoppe Industries Inc. and Excite, Inc.**

       DESCRIPTION
       -----------
10.27  Advertising Insertion Order dated as of November 1, 1998 between Vitamin Shoppe Industries Inc. and Yahoo!**
10.28  NetGravity AdServer Network License Agreement dated as of
       December 17, 1998 between Vitamin Shoppe Industries Inc. and
       NetGravity, Inc.
10.29  Letter agreement dated as of December 17, 1998 between
       Vitamin Shoppe Industries Inc. and Time Inc. New Media
       related to Ask Dr. Weil website.**
10.30  Agreement dated as of February 1, 1999 between Vitamin
       Shoppe Industries Inc. and Virtual Communities, Inc.
10.31  Sponsorship Agreement dated as of March 11, 1999 between
       Vitamin Shoppe Industries Inc. and drkoop.com, inc.**
10.32  Sponsorship Agreement dated as of March 31, 1999 between
       Vitamin Shoppe Industries Inc. and OnHealth Network
       Company.**
10.33  Strategic Planning Services Agreements dated as of April 29,
       1999 between Vitamin Shoppe Industries Inc. and Jupiter
       Communications, L.L.C.
10.34  Letter agreement dated as of May 24, 1999 between Vitamin
       Shoppe Industries Inc. and Time Inc. New Media related to
       Dr. Bernie Siegel website.**
10.35  Sponsorship and Advertising Agreement dated as of April 16,
       1999 between Vitamin Shoppe Industries Inc. and
       InteliHealth, Inc.**
10.36  Memorandum of Engagement dated as of June 7, 1999 between
       Compelling Content and the registrant.
10.37  License Agreement dated as of October 5, 1998 between
       HealthNotes, Inc. and Vitamin Shoppe Industries Inc.**
10.38  Stock Option Plan for Non-employee Directors dated as of
       August 1, 1999.***
10.39  Irrevocable Commitment to Convert by the holders of Series A
       Convertible Preferred Stock of the registrant.***
23.1   Consent of Deloitte & Touche LLP.
23.2   Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP is
       included in its opinion filed as exhibit 5.1.
23.3   Consent of Michael C. Brooks.
27.1   Financial Data Schedule.


---------------

  * Previously filed.


 ** Confidential treatment requested. Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.


*** To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

     The registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in item 14 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A under the Securities Act of 1933 and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1), 424(b)(4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 13, 1999.


                                          VITAMINSHOPPE.COM, INC.

                                          By: /s/ KATHRYN H. CREECH
                                            ------------------------------------
                                          Name: Kathryn H. Creech
                                          Title: President and Chief Executive
                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Each person whose signature appears below hereby authorizes Kathryn H. Creech with full power of substitution and resubstitution, as his or her true and lawful attorney-in-fact, to sign and file with the Securities and Exchange Commission on his or her behalf all amendments and post-effective amendments to the Registration Statement, with exhibits thereto, and other documents in connection therewith.



SIGNATURE                                             NAME                    TITLE                  DATE
---------                                             ----                    -----                  ----

         /s/ JEFFREY J. HOROWITZ            Jeffrey J. Horowitz       Chairman of the Board   September 13, 1999
------------------------------------------                              of Directors and a
                                                                        Director

          /s/ KATHRYN H. CREECH             Kathryn H. Creech         President, Chief        September 13, 1999
------------------------------------------                              Executive Officer
                                                                        and a Director

           /s/ LARRY M. SEGALL              Larry M. Segall           Chief Financial         September 13, 1999
------------------------------------------                              Officer, Secretary
                                                                        and Treasurer
                                                                        (Principal Financial
                                                                        and Accounting
                                                                        Officer)

          /s/ MICHAEL C. BROOKS             Michael C. Brooks         Director                September 13, 1999
------------------------------------------

          /s/ MARTIN L. EDELMAN             Martin L. Edelman         Director                September 13, 1999
------------------------------------------

          /s/ M. ANTHONY FISHER             M. Anthony Fisher         Director                September 13, 1999
------------------------------------------

           /s/ DAVID S. GELLMAN             David S. Gellman          Director                September 13, 1999
------------------------------------------

       /s/ WOODSON C. MERRELL, M.D.         Woodson C. Merrell, M.D.  Director                 September 5, 1999
------------------------------------------

          /s/ STEPHEN P. MURRAY             Stephen P. Murray         Director                September 13, 1999
------------------------------------------

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
     1.1  Form of Underwriting Agreement.
     1.2  Form of Lock-up Agreement.
     3.1  Second Amended and Restated Certificate of Incorporation of
          the registrant.*
     3.2  Bylaws of the registrant.*
     3.3  Certificate of Designation, Powers, Preferences and Rights
          of Series A Convertible Preferred Stock of the registrant.
     3.4  Form of Certificate of Amendment of Second Amended and
          Restated Certificate of Incorporation of the registrant.
     4.1  Specimen Class A common stock certificate.***
     4.2  See exhibits 3.1, 3.2, 3.3 and 3.4 for the provisions of the certificate of incorporation and bylaws of the registrant
          that govern the rights of holders of the securities being
          registered.
     5.1  Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP as to
          the legality of the securities being registered.***
    10.1  Assignment and Assumption of Contracts dated as of June 30,
          1999 between the registrant and Vitamin Shoppe Industries
          Inc.*
    10.2  Bill of Sale dated as of June 30, 1999 between the
          registrant and Vitamin Shoppe Industries Inc.*
    10.3  Assignment of Domain Name dated as of June 30, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.4  Intercompany Note dated as of June 30, 1999 made by the registrant and payable to Vitamin Shoppe Industries Inc.*
    10.5  Convertible Subordinated Note Purchase Agreement dated as of
          July 9, 1999 between the registrant and the purchasers named therein.*
    10.6  Form of Convertible Subordinated Note dated as of July 9,
          1999 made by the registrant.*
    10.7  Stock Purchase Agreement dated as of July 27, 1999 among the registrant and the holders of Series A convertible preferred stock, par value $0.01 per share, of the registrant.*
    10.8  Stockholders Agreement dated as of July 27, 1999 among the registrant, Vitamin Shoppe Industries Inc. and the holders of Series A convertible preferred stock, par value $0.01 per share, of the registrant.*
    10.9  Registration Rights Agreement dated as of July 27, 1999 among the registrant, Vitamin Shoppe Industries Inc. and the holders of Series A convertible preferred stock, par value
          $0.01 per share, of the registrant.*
    10.10 Series A Convertible Preferred Stock Purchase Warrant dated as of July 27, 1999 of the registrant in favor of Thomas
          Weisel Partners LLC.*
    10.11 Trademark License Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.12 Supply and Fulfillment Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.13 Co-Marketing Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.14 Administrative Services Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.15 Database Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.16 Intercompany Indemnification Agreement dated as of July 1,
          1999 between the registrant and Vitamin Shoppe Industries
          Inc.*
    10.17 Tax Allocation Agreement dated as of July 1, 1999 between the registrant and Vitamin Shoppe Industries Inc.*
    10.18 Sublease Agreement dated as of July 14, 1999 between Yahoo!
          Inc. and Vitamin Shoppe Industries Inc.*

EXHIBIT
  NO.                             DESCRIPTION                           PAGE
-------                           -----------                           ----
    10.19 Employment and Noncompetition Agreement dated as of June 14,
          1999 between the registrant and Kathryn H. Creech.*
    10.20 Consulting Agreement dated as of June 14, 1999 between the registrant and Kathryn H. Creech.*
    10.21 VitaminShoppe.com, Inc. Stock Option Plan for Employees
          dated as of July 1, 1999.*
    10.22 Nonqualified Stock Option Agreement dated as of July 1, 1999 between the registrant and Kathryn H. Creech.***
    10.23 Nonqualified Stock Option Agreement dated as of July 1, 1999 between the registrant and Eliot D. Russman.***
    10.24 Nonqualified Stock Option Agreement dated as of July 27,
          1999 between the registrant and Kathryn H. Creech.***
    10.25 Distribution Agreement dated as of August 17, 1998 between
          Vitamin Shoppe Industries Inc. and Infoseek Corporation, as
          amended by Amendment No. One thereto dated as of September
          29, 1998.***
    10.26 Sponsorship Agreement dated as of September 23, 1998 between
          Vitamin Shoppe Industries Inc. and Excite, Inc.**
    10.27 Advertising Insertion Order dated as of November 1, 1998 between Vitamin Shoppe Industries Inc. and Yahoo!**
    10.28 NetGravity AdServer Network License Agreement dated as of
          December 17, 1998 between Vitamin Shoppe Industries Inc. and
          NetGravity, Inc.
    10.29 Letter agreement dated as of December 17, 1998 between
          Vitamin Shoppe Industries Inc. and Time Inc. New Media
          related to Ask Dr. Weil website.**
    10.30 Agreement dated as of February 1, 1999 between Vitamin
          Shoppe Industries Inc. and Virtual Communities, Inc.
    10.31 Sponsorship Agreement dated as of March 11, 1999 between
          Vitamin Shoppe Industries Inc. and drkoop.com, inc.**
    10.32 Sponsorship Agreement dated as of March 31, 1999 between
          Vitamin Shoppe Industries Inc. and OnHealth Network
          Company.**
    10.33 Strategic Planning Services Agreements dated as of April 29,
          1999 between Vitamin Shoppe Industries Inc. and Jupiter
          Communications, L.L.C.
    10.34 Letter agreement dated as of May 24, 1999 between Vitamin
          Shoppe Industries Inc. and Time Inc. New Media related to
          Dr. Bernie Siegel website.**
    10.35 Sponsorship and Advertising Agreement dated as of April 16,
          1999 between Vitamin Shoppe Industries Inc. and
          InteliHealth, Inc.**
    10.36 Memorandum of Engagement dated as of June 7, 1999 between
          Compelling Content and the registrant.
    10.37 License Agreement dated as of October 5, 1998 between
          HealthNotes, Inc. and Vitamin Shoppe Industries Inc.**
    10.38 Stock Option Plan for Non-employee Directors dated as of
          August 1, 1999.***
    10.39 Irrevocable Commitment to Convert by the holders of Series A
          Convertible Preferred Stock of the registrant.***
    23.1  Consent of Deloitte & Touche LLP.
    23.2  Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP is
          included in its opinion filed as exhibit 5.1.
    23.3  Consent of Michael C. Brooks.
    27.1  Financial Data Schedule.


---------------

  * Previously filed.


 ** Confidential treatment requested. Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.


*** To be filed by amendment.